    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1997


                                                      REGISTRATION NO. 333-37447

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 1 ON



                              FORM S-1 TO FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              THE WMF GROUP, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      6162
                          (PRIMARY STANDARD INDUSTRIAL
                            CLASSIFICATION CODE NO.)

                                   54-1647759
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                             1593 SPRING HILL ROAD
                                   SUITE 400
                             VIENNA, VIRGINIA 22182
                                 (703) 610-1400
                         (ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                               SHEKAR NARASIMHAN
                             1593 SPRING HILL ROAD
                                   SUITE 400
                             VIENNA, VIRGINIA 22182
                                 (703) 610-1400
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                               ------------------
                                    Copy to:
                                RICHARD W. CASS
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after effectiveness of the Registration Statement.
                               ------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                  PROPOSED       PROPOSED
                                                                   MAXIMUM        MAXIMUM
                                                    AMOUNT        OFFERING       AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                               TO BE        PRICE PER      OFFERING     REGISTRATION
SECURITIES TO BE REGISTERED                       REGISTERED       UNIT(2)       PRICE(2)          FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value to be distributed
to holders of NHP Incorporated's common stock...  4,602,730(1)      $4.99       $22,979,436      $6,964
============================================================================================================

(1) Approximate number of shares of The WMF Group, Ltd.'s Common Stock expected to be distributed based upon a distribution ratio of one share of The WMF Group, Ltd.'s Common Stock for every three shares of NHP Incorporated's common stock held by each shareholder.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based on a book value of $22,979,436 as of June 30, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE DISTRIBUTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1997


INFORMATION STATEMENT/PROSPECTUS

                                 WMF GROUP LOGO

                     DISTRIBUTION OF UP TO 4,602,730 SHARES
                     OF COMMON STOCK OF THE WMF GROUP, LTD.
                      TO STOCKHOLDERS OF NHP INCORPORATED
                             ---------------------


     This Information Statement/Prospectus is being furnished by NHP Incorporated, a Delaware corporation ("NHP"), in connection with the distribution (the "Share Distribution") by NHP to the holders of shares of NHP Common Stock, par value $.01 per share (the "NHP Common Stock"), of all of the issued and outstanding common stock, par value $.01 per share (the "Company Common Stock"), of The WMF Group, Ltd. (along with its subsidiaries the "Company") (formerly known as NHP Financial Services, Ltd. and WMF Holdings Ltd.), a Delaware corporation and a wholly-owned subsidiary of NHP. On May 9, 1997, NHP distributed to each holder of record of NHP Common Stock ("NHP Stockholders") on May 2, 1997, one right (a "Right") for each share of NHP Common Stock pursuant to a Rights Agreement, dated as of April 21, 1997 between NHP, the Company and The First National Bank of Boston (the "Rights Agreement"). Subject to certain conditions, each holder of Rights is entitled to one-third of a share of Company Common Stock for each Right at the earlier of (i) the effective time of the proposed Merger between NHP and a wholly owned subsidiary of Apartment Investment and Management Company ("AIMCO") and (ii) December 1, 1997 (such time being referred to as the "Maturity Time"). NHP does not expect certain conditions to the Share Distribution to be satisfied prior to the effective time of the Merger; and therefore expects that the Share Distribution will occur at the time of the Merger, which will be after December 1. NHP Stockholders will receive cash in respect of fractional shares of Company Common Stock that would otherwise be distributed at the rate of $9.15 per share of Company Common Stock. Upon completion of the Share Distribution, the Company will operate independently of NHP.


     This Information Statement/Prospectus also relates to the distribution of 420,615 shares of Company Common Stock that are expected to be received in the Share Distribution by Capricorn Investors, L.P. ("Capricorn") to the partners of Capricorn (the "Capricorn Distribution"). The Capricorn Distribution is expected to occur promptly after the Share Distribution.

     The NHP Stockholders will not be required to pay any consideration for the shares of Company Common Stock they receive in the Share Distribution. There is no current public trading market for the Company Common Stock and there is no guarantee that a public trading market will be sustained. WMF intends to seek approval for quotation of the shares of Company Common Stock on the Nasdaq Stock Market upon issuance, but there is no assurance that such approval will be obtained or that an active market will develop following the Share Distribution.

     IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

     THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

  THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS                  , 1997

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act") with respect to the Company Common Stock. This Information Statement/Prospectus, while forming a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities to be distributed to the NHP Stockholders in the Share Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.


     The Registration Statement is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

     Following the Share Distribution, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above. In addition, it is expected that reports, proxy statements and other information concerning the Company will be available for inspection at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish its stockholders annual reports containing financial statements audited by its independent auditors. The Company does not intend to furnish its stockholders quarterly reports.

     Questions concerning the Share Distribution should be directed to Ann Torre Grant at (703) 394-2420. After the Share Distribution, holders of Company Common Stock having inquires related to their investment in the Company should contact Michael D. Ketcham at (703) 610-1400.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION
STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                            ------------------------


     UNTIL THE EXPIRATION OF THE TWENTY-FIFTH CALENDAR DAY FOLLOWING THE SHARE DISTRIBUTION (AS DEFINED HEREIN) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER AN INFORMATION STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY...............................................................................     1
  The Company.........................................................................     1
  The Distribution of Company Common Stock............................................     2
  Dividend Policy.....................................................................     3
  Summary Risk Factors................................................................     4
  Summary Financial Information.......................................................     4
RISK FACTORS..........................................................................     6
  Absence of Prior Trading Market and Possible Volatility of Stock Price..............     6
  Need for Additional Capital.........................................................     6
  Risks of Inability to Complete or Successfully Integrate Acquisitions or Enter into
     New Business Lines...............................................................     7
  Relationship with NHP; Potential Conflicts of Interest..............................     7
  Control by Majority Stockholders....................................................     8
  Risk of Loss on Mortgage Loans Sold Under DUS Program...............................     8
  Retained Risks of Mortgage Loans Sold...............................................     9
  Risks of Loss from Changes in General Economic Conditions...........................     9
  Possible Loss of Value from Impairment of Mortgage Servicing Rights.................     9
  Risks of Loss of Certain Advanced Funds.............................................    10
  Losses Upon Termination of Certain Servicing Contracts..............................    10
  Uncertainties Resulting from Government Regulation and Changes in Government
     Programs.........................................................................    10
  Risks of Securitization.............................................................    11
  Risks of Hedging Transactions.......................................................    11
  Reliance on Key Personnel...........................................................    11
  Dependance on Sales Staff...........................................................    12
  Competition.........................................................................    12
  No Anticipated Stockholder Distributions............................................    12
  Substantial Number of Shares Eligible for Future Sale...............................    12
  Anti-Takeover Provisions............................................................    12
THE DISTRIBUTION OF COMPANY COMMON STOCK..............................................    14
  Description of the Distribution.....................................................    14
  Expenses of the Distribution........................................................    15
  Reasons for the Distribution........................................................    15
  Federal Income Tax Consequences of the Rights Distribution and the Maturity of the
     Rights...........................................................................    15
  Effect on Outstanding NHP Options...................................................    17
  Effect of the Share Distribution on Ownership of NHP and the Company................    18
  Restrictions on Transfer............................................................    18
  The Capricorn Distribution..........................................................    18
ARRANGEMENTS BETWEEN NHP AND THE COMPANY AFTER THE SHARE DISTRIBUTION.................    19
CAPITALIZATION........................................................................    20
SELECTED FINANCIAL DATA...............................................................    21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION...........................................................................    23
  Overview............................................................................    23
  Results of Operations -- Summary....................................................    23
  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996...........    24
  1996 Results of Operations Compared to 1995.........................................    26
  1995 Results of Operations Compared to 1994.........................................    28
  Liquidity and Capital Resources.....................................................    29

                                                                                         PAGE
                                                                                         ----
Inflation.............................................................................     31
New Accounting Standards..............................................................     31
INDUSTRY OVERVIEW.....................................................................     33
BUSINESS..............................................................................     34
Company Overview......................................................................     34
Strategic Objectives..................................................................     34
Mortgage Origination..................................................................     36
Mortgage Underwriting.................................................................     38
Mortgage Servicing....................................................................     39
Interest Rate Sensitivity.............................................................     40
Regulation............................................................................     41
Competition...........................................................................     42
Legal Proceedings.....................................................................     42
Employees.............................................................................     42
Properties............................................................................     42
MANAGEMENT OF THE COMPANY.............................................................     43
Directors and Executive Officers......................................................     43
Executive Compensation................................................................     45
Directors Compensation................................................................     46
Employment Contracts and Related Matters..............................................     47
Compensation Committee Interlocks and Insider Participation...........................     47
RELATED PARTY TRANSACTIONS............................................................     48
PRINCIPAL STOCKHOLDERS OF THE COMPANY.................................................     49
DESCRIPTION OF THE COMPANY CAPITAL STOCK..............................................     51
General...............................................................................     51
Common Stock..........................................................................     51
Preferred Stock.......................................................................     51
Director and Officer Liability........................................................     51
Certain Provisions Affecting Stockholders.............................................     52
Transfer Agent & Registrar............................................................     52
INDEPENDENT PUBLIC ACCOUNTANTS........................................................     52
LEGAL MATTERS.........................................................................     53

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this Information Statement/Prospectus. Except as set forth in the financial statements or as otherwise noted herein, all information contained in this Information Statement/Prospectus gives effect to a 789.94 for one stock split of the Company Common Stock (as defined herein) which occurred on October 3, 1997. Unless the context requires otherwise, references to the "Company" refer to The WMF Group, Ltd. (formerly known as NHP Financial Services, Ltd.) and its subsidiaries.

                                  THE COMPANY

     The Company is one of the largest independent commercial mortgage bankers in the United States as measured by servicing portfolio size based on a 1996 survey (the "MBA Survey") published by the Mortgage Bankers Association of America (the "MBA") and the largest originator of multifamily and healthcare loans insured by the Federal Housing Administration (the "FHA") based on statistics provided by the U.S. Department of Housing and Urban Development. The Company originates, underwrites, structures, places, sells and services multifamily and commercial real estate loans. Through its relationships with government sponsored entities ("GSEs"), investment banks, life insurance companies, commercial banks and other investors, the Company provides and arranges financing to owners of multifamily and commercial real estate on a nationwide basis using both a retail and wholesale network. The Company generates revenues through origination fees, servicing fees, net interest income on loans held for sale and placement fees. As of June 1996, the Company was the tenth largest servicer of multifamily and commercial real estate loans in the country based on the 1996 MBA Survey. At the time of the survey, the Company serviced a portfolio of approximately $4.9 billion, and the average portfolio size for the top ten servicers was approximately $10.4 billion. In the year ended December 31, 1996 and the first half of 1997, the Company originated $1.1 billion and $622.4 million, respectively, of multifamily and commercial real estate mortgages.

     The Company believes that it is well positioned to compete effectively in the commercial real estate financing industry based on its capitalization, geographic scope and services provided. The commercial and multifamily mortgage banking industry is increasingly characterized by expensive technological demands, large and sophisticated infrastructure for real estate underwriting and risk evaluation, and the rapid emergence of the securitized market. These developments will, in the Company's judgment, lead to the creation of sophisticated and well-capitalized mortgage finance enterprises. The Company seeks to use its existing infrastructure and leverage its market position to increase market share of its established businesses and grow its non-multifamily commercial business.


     The Company seeks to increase reported earnings and cash flow through (i) acquisitions and internal growth, (ii) design and delivery of new mortgage products including bridge loan products and participating loan products, and
(iii) expansion into related businesses such as due diligence services and issuance of commercial mortgage backed securities. At any given time, the Company may be in discussions with one or more potential acquisition targets in the multifamily and commercial mortgage businesses. Although the Company is currently engaged in serious negotiations with respect to certain acquisitions and has reached an agreement in principle with respect to one such acquisition, it currently has no binding agreements pending with respect to acquisitions and has not entered into any letters of intent with respect to pending acquisitions. See "Business -- Strategic Objectives." There can be no assurance that such discussions will result in an acquisition or that future acquisitions, if completed, would be successful or that the Company will successfully develop any particular product or enter into any particular product line. As a result of acquisitions and internal growth, the Company has increased loan originations from approximately $240 million in 1992 to approximately $1.1 billion in 1996 for a compound annual growth rate of 46.9 percent, and its servicing portfolio has grown from approximately $3.0 billion to $6.2 billion for a compound annual growth rate of 20.0 percent. In 1996 alone, the Company increased its portfolio of serviced mortgages from $4.4 billion to $6.2 billion primarily as a result of the acquisitions of Proctor & Associates of Michigan, Inc. ("Proctor") and substantially all of the assets of American Capital Resource, Inc. ("ACR") (the acquisitions of Proctor and ACR are referred to herein as the "Proctor Acquisition" and the "ACR Acquisition," respectively.) In

April 1997 the Company acquired substantially all of the mortgage banking assets of Askew Investment Company (the "Askew Acquisition"), further increasing its mortgage servicing portfolio by approximately $425 million.

     The Company is a Delaware corporation formed in October 1992 to hold the operations of WMF Huntoon, Paige Associates Limited ("WMF Huntoon Paige") and Washington Mortgage Financial Group, Ltd. ("Washington Mortgage"), which are now wholly-owned subsidiaries of the Company. WMF Huntoon Paige has carried on the business of originating and servicing multifamily and healthcare mortgages insured by the FHA under various owners and under various names since 1979 and was acquired by Washington Mortgage in 1991. Washington Mortgage and entities it has acquired have carried on the business of originating and servicing multifamily and commercial mortgages under various owners and under various names since 1984. The Company was acquired by NHP Incorporated ("NHP") on April 1, 1996. The principal executive offices of the Company are located at 1593 Spring Hill Road, Suite 400, Vienna, Virginia 22182, phone (703) 610-1400. See "The Business of the Company" for more information.

                    THE DISTRIBUTION OF COMPANY COMMON STOCK

DESCRIPTION OF THE DISTRIBUTION


     On May 9, 1997, NHP distributed to each holder of record of NHP Common Stock at the close of business on May 2, 1997, one right (a "Right") for each outstanding share of NHP Common Stock (the "Rights Distribution"). Each Right entitles the holder to receive from the Company, or any successor thereof, a distribution (the "Share Distribution" and, with the Rights Distribution, the "Distribution") of one-third of a share of Company Common Stock, subject to the terms of a Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement") between NHP, the Company and The First National Bank of Boston, as Rights Agent. The Rights distributed on May 9, 1997 are evidenced by the certificates of NHP Common Stock then outstanding. NHP Common Stock issued after May 9, 1997 and prior to the Maturity Time (as defined below) will have a legend and reference to the Rights Agreement. Subject to certain conditions, the Rights will mature and NHP will distribute shares of Company Common Stock at the earlier of (i) the effective time of the Merger (as defined below) and (ii) December 1, 1997 (such time being referred to as the "Maturity Time"). NHP does not expect certain conditions to the Share Distribution to be satisfied prior to the effective time of the Merger, and therefore expects that the Share Distribution will occur at the time of the Merger, which will be after December 1.


     Pursuant to the Rights Agreement, NHP will distribute all of the issued and outstanding shares of the Company's Common Stock held by NHP to holders of Rights as governed by the Rights Agreement. NHP Stockholders will receive cash in respect of fractional shares of Company Common Stock that would otherwise be distributed at the rate of $9.15 per share of Company Common Stock. The NHP stockholders will not be required to pay any consideration for the shares of Company Common Stock they receive in the Share Distribution. See "The Distribution of Company Common Stock -- Description of the Distribution."

REASONS FOR THE DISTRIBUTION

     Apartment Investment and Management Company ("AIMCO"), AIMCO/NHP Acquisition Corp., a wholly-owned subsidiary of AIMCO ("Merger Sub") and NHP have entered into an Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement"), pursuant to which Merger Sub will, subject to the terms and conditions provided in the Merger Agreement, merge with and into NHP (the "Merger"), thereby making NHP, as the surviving corporation, a wholly-owned subsidiary of AIMCO (the "Surviving Corporation"). In addition, AIMCO and one of its unconsolidated subsidiaries have purchased approximately 53.4 percent of the outstanding shares of NHP Common Stock pursuant to a stock purchase agreement (the "Stock Purchase Agreement") among AIMCO, Demeter Holdings Corporation ("Demeter") and Capricorn Investors, L.P. ("Capricorn"). AIMCO required that the Rights Distribution occur as a condition to the Merger and the purchase of shares of NHP Common Stock, and NHP believes that completion of the Merger while allowing current stockholders of NHP the opportunity to retain an interest in the business of the Company maximizes the value that stockholders of NHP will receive in connection with the Merger. In addition, even if NHP were not acquired by AIMCO, NHP believes that the Share Distribution, and the

Company's subsequent status as a public company, will allow investors to evaluate better the merits and outlook of the Company's business. The Share Distribution would also give NHP stockholders and other potential investors the flexibility to direct their investment to their specific area of interest, property management or financial services, or to continue to retain an interest in both areas. See "The Distribution of Company Common Stock -- Description of the Distribution."

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     NHP will recognize gain as a result of the Rights Distribution combined with the later maturity of the Rights. The amount of gain recognized by NHP will be the excess of the fair market value of the Company Common Stock over NHP's tax basis in the Company Common Stock. NHP's tax basis in the Company Common Stock as of December 31, 1996 was approximately $23,400,000, and is subject to further adjustment reflecting the Company's 1997 earnings and distributions. NHP expects to have regular federal income tax net operating losses available in a sufficient amount to offset the gain under the regular federal income tax, but does not expect to have sufficient alternative minimum tax net operating losses available to offset the gain under the federal alternative minimum tax.

     Although the matter is not free from doubt, the Rights Distribution should be treated for federal income tax purposes as a taxable distribution made on the date of the distribution of the Rights (the "Rights Distribution Date") to the NHP Stockholders of record on May 2, 1997. Assuming the Rights Distribution is treated as a taxable event on the Rights Distribution Date, such distribution will be a dividend to the extent of the current and accumulated earnings and profits of NHP. The amount of the distribution is the fair market value of the Company on the Rights Distribution Date. The portion of the Rights Distribution that will be treated as a dividend cannot be finally determined until the end of NHP's taxable year that includes the Rights Distribution. The portion of the Rights Distribution in excess of the amount treated as a dividend will be treated as a tax free return of basis to the extent of an NHP Stockholder's basis in NHP Common Stock, and as a capital gain to the extent such portion exceeds the NHP Stockholder's basis in NHP Common Stock. For a more complete discussion of certain federal income tax consequences of the Distribution, see "The Distribution of Company Common Stock -- Federal Income Tax Consequences of the Rights Distribution and the Maturity of the Rights." NHP Stockholders are urged to consult their own tax advisors.

RELATIONSHIP BETWEEN NHP AND THE COMPANY AFTER THE SHARE DISTRIBUTION

     As a result of the Share Distribution, the Company will cease to be a subsidiary of or otherwise affiliated with NHP and will thereafter operate as an independent, publicly held company. However, as indicated under "Management," one director of NHP is a director of the Company and may continue in such dual capacity at least until the Merger if the Share Distribution occurs before the Merger. The Company and NHP will also enter into certain agreements providing for (a) the orderly separation of NHP and the Company and the making of the Share Distribution and (b) the allocation of certain tax and other liabilities. See "Arrangements Between NHP and the Company after the Share Distribution."

THE CAPRICORN DISTRIBUTION

     This Information Statement/Prospectus also relates to the Capricorn Distribution, in which Capricorn will distribute all of the 420,615 shares of the Company Common Stock it is expected to receive in the Share Distribution to each of the partners of Capricorn in respect of their interest in Capricorn. Neither the Company nor Capricorn will receive any consideration in connection with the Capricorn Distribution.

                                DIVIDEND POLICY

     The Company does not anticipate declaring and paying cash dividends on the Company Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on the Company Common Stock will be made by the Board of Directors of the Company (the "Company Board") from time to time in the exercise of its business judgment, taking into account the Company's financial condition, results of operations, existing and proposed commitments for use of the Company's funds and other relevant factors. See "Description of Company Capital Stock -- Common Stock." The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements or in arrangements with or regulations of government sponsored entities.

                              SUMMARY RISK FACTORS

     In reviewing this Information Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on page 6, including, among others, (i) the risks associated with the absence of a prior trading market for shares of the Company Common Stock and the fact that there can be no assurance that an effective trading market will develop, (ii) the need of the Company for additional debt or equity capital to implement its strategy effectively, (iii) the risks inherent in a strategy of acquisitions including the fact that acquisitions may not be available or may not be successfully completed or integrated into the business of the Company,
(iv) the fact that the Company will be effectively controlled by two stockholders, (v) the risks inherent in the mortgage banking business, such as the risk of losses on mortgages the Company retains in its portfolio or with respect to which it retains a portion of the risk and the risk of loss resulting from changes in interest rates and economic conditions in general, and (vi) the risks inherent in servicing mortgages, including the impairment of servicing rights and losses upon termination of contracts.

                         SUMMARY FINANCIAL INFORMATION


     The following table sets forth selected financial and operating data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996, as of and for the nine-month period ended December 31, 1996 and as of and for the six-month periods ended June 30, 1997 (unaudited) and June 30, 1996 (unaudited). The data for the three-month period ended March 31, 1996 and the nine-month period ended December 31, 1996 are presented separately as a result of the acquisition of the Company, which was formerly known as WMF Holdings Ltd., by NHP effective April 1, 1996 (the "Acquisition.") The table also sets forth pro forma income statement data for the year ended December 31, 1996 giving effect to the Acquisition as though it occurred January 1, 1996. The selected financial data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996, as of and for the nine-month period ended December 31, 1996 and as of and for the six month period ended June 30, 1997 (unaudited) and June 30, 1996 (unaudited) were derived from the Company's consolidated financial statements. The pro forma data (which are unaudited) are derived from the footnotes to the Company's consolidated financial statements contained elsewhere in this Information Statement/Prospectus. The pro forma results are not necessarily indicative of operating results that would have been achieved had the Acquisition actually occurred on January 1, 1996. Additionally, the pro forma operating results are not intended to be a projection of results of future operations. The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, pro forma financial statements and related notes included elsewhere herein. For the purpose of comparing the six months ended June 30, 1997 to the six months ended June 30, 1996, the three months ended March 31, 1996 has been combined with the three months ended June 30, 1996. As a result of the Acquisition the six months ended June 30, 1997 includes $576,000 of additional amortization expense as compared to the six months ended June 30, 1996. For purposes of comparing the six months ended June 30, 1997 and 1996, no other income statement amounts have been impacted by the Acquisition. Additionally, the three months ended June 30, 1996 includes $576,000 of additional amortization expense compared to the three months ended March 31, 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  THE COMPANY                                     WMF HOLDINGS LTD. AND SUBSIDIARIES
              ----------------------------------------------------   ------------------------------------------------------------
               6 MONTHS     6 MONTHS                    9 MONTHS      3 MONTHS
                 ENDED        ENDED      PRO FORMA       ENDED         ENDED                 YEAR ENDED DECEMBER 31,
               JUNE 30,     JUNE 30,    DECEMBER 31,  DECEMBER 31,   MARCH 31,   ------------------------------------------------
                 1997         1996        1996(1)         1996          1996        1995        1994        1993         1992
              -----------  -----------  ------------  ------------   ----------  ----------  ----------  -----------  -----------
              (UNAUDITED)  (UNAUDITED)  (UNAUDITED)                                                      (UNAUDITED)  (UNAUDITED)

INCOME
 STATEMENT
 DATA
Revenues..... $   16,540   $   14,098    $   30,301    $   23,473    $    6,828  $   21,999  $   17,061  $   16,271   $   10,655
Expenses.....     16,089       13,371        29,416        22,318         6,523      21,222      17,223      15,550       10,612
Net income
 (loss)......        451          727           885         1,155           305         777        (162)        721           43
Net income
 (loss) per
 share (2)...        .11          .17          0.21          0.27          0.07        0.16       (0.03)       0.12         0.01
Weighted
 average
 shares
 outstanding
 (2).........  4,217,478    4,217,478     4,217,478     4,217,478     4,217,478   4,717,312   6,216,812   6,216,812    6,216,812

                                                                                                   DECEMBER 31,
               JUNE 30,     JUNE 30,                  DECEMBER 31,   MARCH 31,   ------------------------------------------------
                 1997         1996                        1996          1996        1995        1994        1993         1992
              -----------  -----------                ------------   ----------  ----------  ----------  -----------  -----------
              (UNAUDITED)  (UNAUDITED)                                                                   (UNAUDITED)  (UNAUDITED)

BALANCE SHEET
 DATA
Mortgage
 loans held
 for sale.... $   21,646   $   45,880                  $   40,263    $   23,116  $   32,462  $    5,110  $   44,738   $   32,401
Servicing
 rights......     22,921       21,961                      22,460         8,477       8,466       8,100       7,150        8,319
Total
 assets......     74,055       90,297                      88,097        48,976      57,176      31,689      65,347       50,233
Total debt
 (3).........     26,832       53,768                      46,136        34,108      43,304      15,271      51,652       39,059
Shareholder's
 equity......     22,979       21,752                      22,528         4,324       4,018       6,241       6,403        5,682
OTHER DATA
Cash Flows
 from:
 Operating
   activities
   (4)....... $    3,001   $      477    $   11,520    $   10,701    $      819  $    4,981  $    1,244  $   (7,648)  $  (21,866)
 Investing
   activities
   (4).......     (3,040)      (6,238)       (9,624)       (9,276)         (548)     (2,343)     (3,062)     (1,737)      (5,023)
 Financing
   activities
   (4).......       (268)       3,573          (292)         (260)          (32)        (45)      2,664      11,071       26,880
EBITDA (5)...      4,450        4,085         8,256         6,502         1,754       4,743       2,497       3,481        1,829

---------------

(1) Adjusted to reflect results of operations for the twelve months ended December 31, 1996, as if the acquisition had occurred January 1, 1996. Adjustments include all income amounts for the three months ended March 31, 1996 and additional amortization of $575,647.


(2) Gives retroactive effect to a 789.94 per share stock split effective on October 3, 1997.

(3) Includes $5,000,000 of notes to the Company's former shareholder as of March 31, 1996 and December 31, 1995, and $2,000,000 of notes to the Company's former shareholder as of December 31, 1994 and 1993 all of which were repaid in conjunction with the Acquisition.

(4) Operating, investing and financing cash flow represents the amount of cash generated from operating, investing and financing activities, respectively, as determined using generally accepted accounting principles ("GAAP").

(5) EBITDA is a non-GAAP presentation of the Company's performance and consists of income from operations before non-warehouse interest expense, income taxes, depreciation and amortization. EBITDA is included because it is used in the industry as a measure of a company's operating performance and provides information in addition to that supplied by GAAP-based data regarding the ability of the Company's business to generate cash, but should not be construed as an alternative either (i) to income from operations (determined in accordance with GAAP) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with GAAP). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses and EBITDA as measured by the Company may not be comparable to EBITDA as measured by other companies.

                                  RISK FACTORS

     An investment in the Company Common Stock involves certain risks, including those described below, which can adversely affect the value of the Company Common Stock. Neither NHP nor the Company makes, nor is any other person authorized to make, any representation as to the future market value of the Company Common Stock.

ABSENCE OF PRIOR TRADING MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the date of this Information Statement/Prospectus and until the Share Distribution, the Company has been and will be a part of NHP and there has been no trading market for the Company Common Stock. Although there was an active trading market for NHP Common Stock, the Company is unable to predict the extent of the market for the Company Common Stock or the prices at which such shares will trade. The price at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the number of shares available in the market, the trading volume of the Company Common Stock, investor perception of the Company and of the business and general economic and market conditions. The prices at which the Company Common Stock trades may fluctuate broadly.

     Although the Company has applied for the Company Common Stock to be quoted on the Nasdaq Stock Market, there can be no assurance that the application will be granted or, if granted, that the Company will continue to meet the requirements for the quotation of the Company Common Stock on the Nasdaq Stock Market. Regardless of whether the Company Common Stock is quoted on the Nasdaq Stock Market or trades in the over-the-counter market with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, there can be no assurance that an effective trading market will develop or, if one does develop, that it will be maintained, nor can there be any assurance as to the prices at which the Company Common Stock will trade following the Share Distribution.

     A "when-issued" trading market in the Company Common Stock may develop on or about the effective date of the registration statement of which this Information Statement/Prospectus is a part. The existence of such a market means that shares can be traded prior to the time certificates are actually available or issued. Whether or not there is a "when-issued" market prior to the availability of certificates, until an orderly market for the Company Common Stock develops, the prices at which shares of such stock will trade may be affected by an imbalance of supply and demand.

NEED FOR ADDITIONAL CAPITAL

     General. The Company's ability to execute its strategy depends to a significant degree on its ability to incur indebtedness and obtain equity capital. Prior to the Share Distribution, the Company had access to the resources of NHP including NHP's cash flow, borrowings under NHP's credit facility and NHP's access to the debt and equity markets. For example, in 1996 and 1997, the Company obtained from NHP financing totalling approximately $8 million for two acquisitions. Following the Share Distribution, the Company will have to rely on its own resources to obtain capital. Through existing lines of credit which the Company expects will remain available for the foreseeable future following the Share Distribution, the Company has access to sufficient capital to repay amounts provided by NHP in connection with recent acquisitions, carry on its existing level of business and complete some additional acquisitions, but may need additional capital to complete further acquisitions or acquisitions of significant size. Other than as described in "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," which describes the material terms, maturities and covenants for its existing debt obligations, the Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. In addition, covenants under the Company's future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue preferred stock. As of June 30, 1997, these covenants would have limited the Company to incurring additional indebtedness of approximately $35.2 million. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

     Dependence on Warehouse Financing. The Company's mortgage lending business depends upon warehouse facilities with financial institutions or institutional lenders to finance the Company's temporary holding of loans between loan closing and mortgage investor funding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. The present warehouse facilities, which had an aggregate capacity of $185.0 million (of which $164.1 million was unused) as of June 30, 1997 expire within one year. Although the Company has successfully renewed its warehouse credit agreements in the past, there can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would impair the Company's ability to generate revenue through the origination of mortgages or the servicing of mortgages originated and sold.

RISKS OF INABILITY TO COMPLETE OR SUCCESSFULLY INTEGRATE ACQUISITIONS OR ENTER INTO NEW BUSINESS LINES

     The Company has implemented a strategy of expanding its business both internally and through acquisitions of other mortgage originating and servicing companies and intends to continue to seek additional acquisition candidates. In addition, the Company is increasing its presence in origination and servicing of commercial mortgages other than mortgages on multifamily properties, which had traditionally been the focus of the Company's business. See
"Business -- Strategic Objectives." The process of integrating acquired businesses with differing markets, customer bases, financial products, systems and managements into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. These difficulties may be particularly acute in connection with the Company's expansion into business lines outside of its traditional multifamily business. Originating and servicing commercial mortgages may be more difficult than originating and servicing multifamily mortgages in a number of respects including the following: (i) the Company must develop new borrower, correspondent and investor relationships; (ii) the commercial mortgage segment consists of many different asset types, such as office buildings, retail facilities and hotels, with varying operating characteristics, whereas the multifamily mortgage segment is more uniform with respect to asset types; and
(iii) unlike the multifamily segment, liquidity in the commercial segment does not benefit from the involvement of GSEs and the FHA. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, retain, supervise and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its new business lines. In particular, the success of certain acquisitions may be dependent upon the Company's ability to retain and motivate key employees of the acquired business. No assurance can be given that the Company will successfully meet all of these challenges. Nor can assurance be given that additional suitable acquisition candidates can be identified, financed and purchased on acceptable terms, or that future acquisitions, if completed, will be successful. If the Company is unable to successfully complete additional acquisitions, earnings per share or cash flow may be adversely affected and the market value of the Company's shares may decline.

RELATIONSHIP WITH NHP; POTENTIAL CONFLICTS OF INTEREST

     From April 1, 1996 until the Maturity Time, the Company has operated as a subsidiary of NHP. On or before the Maturity Time, the Company and NHP will enter into the Separation Agreement. See "Arrangements Between NHP and the Company After the Share Distribution." This agreement is expected to provide, among other things, for NHP and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Share Distribution. The terms of the agreement that will govern the relationship between the Company and NHP will be established by NHP in consultation with the Company's management prior to the Share Distribution while the Company is a wholly-owned subsidiary of NHP. The terms of the agreement may not be the same as they would be if the agreement were the result of arms'-length negotiations. Accordingly, there can be no assurance that the terms and conditions of the agreement will not be more or less favorable to the Company than those that might have been obtained from unaffiliated third parties. Adverse developments or material disputes with NHP following the Share Distribution could have a material adverse effect on the Company.

CONTROL BY MAJORITY STOCKHOLDERS

     After the Share Distribution, Demeter (a solely controlled affiliate of the President and Fellows of Harvard College) will own approximately 38.4 percent of the outstanding Company Common Stock. See "Principal Stockholders of the Company." In addition, Capricorn will hold approximately 8.6 percent of the outstanding Company Common Stock, but the Company understands that Capricorn intends to distribute these shares to its partners in the Capricorn Distribution. Capricorn's partners include Phemus Corporation ("Phemus"), an affiliate of Demeter, which has a 20 percent interest in Capricorn. Capricorn Investors II, L.P. ("Capricorn II"), whose general partner is managed by the person who controls the general partner of Capricorn, has entered into a commitment pursuant to which it would, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, acquire additional shares of the Company, as a result of which it would hold approximately 11.2 percent of the issued and outstanding shares of the Company. Messrs. Eisenson and Palmer, directors of the Company, are officers of Demeter and Phemus, and Mr. Winokur, who is expected to be a director of the Company as of or shortly after the Share Distribution, controls the managing general partner of Capricorn and is the manager of the general partner of Capricorn II. In addition, Phemus owns limited partnership interests in Capricorn and Capricorn II, and Mr. Winokur is a member of the board of directors of Harvard Management Company, Inc., an affiliate of Demeter and Phemus. If Capricorn II were to complete the proposed investment, then Demeter and Capricorn II would together have the requisite votes to elect all the Company's directors and to approve or disapprove stockholder matters with respect to the affairs and policies of the Company that are determined by majority votes of the stockholders of the Company. Furthermore, because of their shareholdings, Demeter and Capricorn II will likely have the ability to cause or prevent a sale of the Company or other transaction resulting in a change of control even if such a transaction is in the interest of other stockholders. Moreover, given the size of its holding, Demeter may exercise effective control over such matters on its own.

RISK OF LOSS ON MORTGAGE LOANS SOLD UNDER DUS PROGRAM

     The Company is an approved lender under the Federal National Mortgage Association's ("Fannie Mae") Delegated Underwriting and Servicing ("DUS") Program. Under this program, the Company originates, places and services multifamily loans for Fannie Mae without having to obtain Fannie Mae's prior approval for each loan. This program requires the Company to share the risk of loss by paying a portion of the losses on mortgages it originates under the program, up to 20 percent of the original principal balance of the loan. Additionally, changes in the Company's estimates of defaults under the DUS Program could materially impact the value of rights to service. See "Possible Loss of Value from Impairment of Mortgage Servicing Rights." The Company is required to maintain a letter of credit or cash balances sufficient to cover a probability based assessment of its portion of any such losses. As of June 30, 1997, the unpaid principal balance of loans placed in the DUS Program by the Company totaled $815.0 million (out of a total of $7.5 billion principal balance of all loans serviced by the Company). As of June 30, 1997, the Company had a reserve to provide for future loan losses under the DUS Program of $4.8 million and a $4.4 million letter of credit to secure losses under the program. While the Company believes that this reserve is sufficient, actual loan losses under the DUS Program could exceed this reserve and could have a materially adverse effect on the Company's performance, which in turn may adversely affect the price of WMF Common Stock.

RETAINED RISKS OF MORTGAGE LOANS SOLD

     In connection with the Company's origination and sale of certain mortgage loans, the Company must make certain representations and warranties concerning mortgages originated by the Company and sold to mortgage investors. These representations and warranties cover such matters as title to mortgaged property, lien priority, environmental reviews and certain other matters. The Company's representations and warranties rely in part on similar representations and warranties made by the borrower or others. The Company would have a claim against the borrower or another party in the event of a breach of any representations or warranties that are made by the borrower or others; however, the Company's ability to recover on any such claim would be dependent upon the financial condition of the party against which such claim is asserted. In addition, the Company makes some representations and warranties even though it does not receive similar representations and warranties from borrowers or others, and the Company is not entitled to indemnity with respect to violations of such representations and warranties. There can be no assurance that the Company will not experience a material loss as a result of representations and warranties it makes, which loss may in turn adversely affect the Company operations.

RISKS OF LOSS FROM CHANGES IN GENERAL ECONOMIC CONDITIONS

     Periods of economic slowdown or recession, rising interest rates or declining demand for real estate could adversely affect the Company's business. See "Business -- Interest Rate Sensitivity." In particular, an economic slowdown will generally reduce the Company's origination and sales of mortgages, which generated approximately half of the Company's revenue in 1996. In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on multifamily and commercial mortgage loans, which may also have an adverse effect on the Company's business, financial condition and results of operations. The Company may experience losses as a result of reduced servicing fees from mortgages that are foreclosed and may experience losses from non-payment on mortgages in the DUS Program described under "-- Risk of Loss on Mortgage Loans Sold Under DUS Program." Such periods also may be accompanied by decreased demand for multifamily or commercial properties, resulting in declining values of properties securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in properties for sale during recessionary economic periods may depress the prices at which foreclosed properties may be sold or delay the timing of such sales. There can be no assurance that the multifamily or commercial markets will be adequate for the sale of foreclosed properties and any material deterioration of such markets could reduce recoveries from the sale of repossession inventory.

     Changes in the relationship between short-term and long-term interest rates could also affect the Company's results of operations, which in turn could affect the Company's outstanding securities. The Company earns net interest income, typically based upon long-term rates earned on loans net of the short-term borrowing costs to finance such loans, on loans held between loan closing and mortgage investor funding. During 1996 and the six months ended June 30, 1997, net interest income amounted to 9.8 percent and 9.9 percent, respectively, of total revenue of the Company. If long-term interest rates decreased relative to short-term interest rates, the Company's net interest income would, under certain circumstances, decline and could, under certain circumstances, become a net interest expense. Additionally, decreases in short-term interest rates would reduce the Company's income from placement fees.

POSSIBLE LOSS OF VALUE FROM IMPAIRMENT OF MORTGAGE SERVICING RIGHTS

     Pursuant to generally accepted accounting principles ("GAAP") mortgage banking firms are required to recognize as a separate asset the right to service mortgage loans, whether those rights are retained upon sale of mortgages originated by the firm or acquired by purchase, if it is practicable to determine the fair value of the servicing rights. Accordingly, upon origination and sale of a mortgage and to the extent that it is practicable to determine the fair value of the servicing rights, the Company is required to recognize income equal to the value of the retained rights, and to amortize the value of the rights over the life of the retained rights. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- New Accounting Standards." The value of this asset is evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their fair value. The fair value may be affected by various factors including changes in mortgage prepayments (which tend to increase as prevailing long-term interest rates decline and decrease as such interest rates rise), higher than expected loan defaults, lower than expected short-term interest rates, and other factors which impact the net cash flow generated from such servicing rights. Other key factors that impact the estimated fair value of commercial and multifamily mortgage servicing rights include prepayment penalty terms (including lockout and yield maintenance requirements), the underlying loans' average custodial balances and short-term interest rates. The Company's operating results will be adversely affected to the extent that impairment occurs, which in turn may affect the price of Company Common Stock. Although the Company has not recorded any impairment in 1995, 1996 and through June 30, 1997, it may record impairment at any time in the future. No assurance can be given that the factors that cause impairment will approximate the Company's estimates or that such capitalized mortgage servicing rights could be sold at their stated value, if at all.

RISK OF LOSS OF CERTAIN ADVANCED FUNDS

     When borrowers are delinquent in making monthly payments on multifamily and commercial mortgage loans serviced by the Company, the Company may be required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. In addition, the Company may be required to advance funds for the payment of real estate taxes and insurance. At June 30, 1997, the Company had made principal, interest and other servicing advances of $2.3 million. These advances require funding from the Company's capital resources but have priority of repayment to the Company from collections or recoveries on the loans. The Company would incur expenses, which may be material, if the full amount of these advances is not repaid.

LOSSES UPON TERMINATION OF CERTAIN SERVICING CONTRACTS

     Mortgage servicing contracts covering approximately $1.5 billion or 20 percent of the principal balance of mortgages serviced by the Company (as of June 30, 1997) are terminable upon 30 days notice by the holder of the serviced mortgage. These contracts are generally for the servicing of mortgages held by insurance companies. The percentage of mortgages covered by contracts with such termination provisions may increase to the extent the Company increases its servicing of mortgages held by insurance companies. The remainder of the Company's mortgages are for a term equal to the life of the mortgage and are terminable by the holder of the mortgage only for cause, upon payment to the Company of a termination fee or upon prepayment or other early termination of the mortgage. Termination of a significant amount of these mortgage servicing contracts could have an adverse effect on the Company's operations to the extent the Company could not adequately replace the contracts with new contracts.

UNCERTAINTIES RESULTING FROM GOVERNMENT REGULATION AND CHANGES IN GOVERNMENTAL PROGRAMS

     The operations of the Company are subject to regulation by federal, state and local government authorities (such as the FHA and the Government National Mortgage Association ("Ginnie Mae")), various laws and judicial and administrative decisions, and regulations of government sponsored entities (such as Fannie Mae) that purchase mortgages originated and/or serviced by the Company. See "Business -- Regulation." These laws, regulations and decisions require the Company, among other things, to maintain a minimum net worth and minimum lines of credit, to submit financial reports, and to maintain a quality control plan for the underwriting, origination and servicing of loans. These laws and regulations also impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, personnel qualifications, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations and with the requirements of entities purchasing mortgages, there can be no assurance that more restrictive laws, rules, regulations or requirements will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase, sell or service loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company. If the Company were unable to comply with these regulations, or were found to be in violation of the regulations, the Company could lose the opportunity to originate, sell or service mortgages in certain jurisdictions or to originate mortgages on behalf of, sell mortgages to or service mortgages held by certain institutions. The inability to originate, sell or service mortgages with respect to a participating jurisdiction or a particular entity could have a material adverse effect on the Company.

     Approximately 44.8 percent of loans originated by the Company in 1996 and approximately 53.1 percent of loans serviced by the Company as of December 31, 1996 were insured by the FHA. A change in the law governing FHA programs, regulations relating to those programs or other changes to the programs could affect the availability of, or the ability of the Company to originate or service, FHA-insured mortgages. Any such change could therefore have a material adverse effect on the Company and its results of operations.

     The Company must obtain the prior consent of Fannie Mae and the State of Arizona prior to a change in control of the Company, which may include the Share Distribution. The Company has no reason to believe that any such consents required in connection with the Share Distribution will not be granted. If the Company failed to receive any such consents, it would lose the net income (if any) generated by loans originated in or held by any of these entities.

RISKS OF SECURITIZATION

     The Company has historically received commitments from third-party mortgage investors to purchase loans at predetermined prices prior to origination. In the future, the Company may decide to securitize mortgage loans by pooling and subsequently selling them in the secondary market without pre-existing investor purchase commitments. Adverse changes in interest rates, the secondary market or in the assets securing the mortgages could impair the Company's ability to sell these loans on profitable terms or on a timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations.

RISK OF HEDGING TRANSACTIONS

     The Company has entered into hedging arrangements on a limited basis to reduce the effects of interest rate movements, and may in the future enter into additional arrangements particularly if the Company increases its securitization of mortgage loans. See "Risk of Loss from Changes in General Economic Conditions." The instruments entered into to date have been swap contracts, and future arrangements may also include futures contracts and the short sale of financial instruments such as U.S. Treasury bonds. Such transactions may be used for other purposes, including managing the effect of interest rate changes on lines of credit with variable interest rates and on the value of uncommitted loans held for sale (to the extent the Company elects to hold such loans). The Company intends to use hedging instruments to manage risk, and not for speculative purposes. Such transactions could nevertheless cause the Company to recognize losses depending on the terms of the instrument, the performance by counter-parties and actual interest rate movements.

RELIANCE ON KEY PERSONNEL

     The Company is dependent upon the efforts and abilities of a number of its current key management, including J. Roderick Heller, III, the Company's Chairman, and Shekar Narasimhan, the Company's President and Chief Executive Officer. The success of the Company depends to a large extent upon its ability to retain and continue to attract key employees through its compensation plans, including employee stock options. The loss of certain of these employees or the Company's inability to retain or attract key employees in the future could have an adverse effect upon the Company's operations.

DEPENDENCE ON SALES STAFF

     The Company is dependent upon the efforts and abilities of its twenty-eight person sales staff. The success of the Company depends to a large extent upon its ability to retain and continue to attract sales personnel through its compensation policies, including commission arrangements and its employee stock option plan. If sales staff responsible for a significant portion of the Company's annual loan origination volume were to terminate their employment with the Company for any reason, the Company's loan origination volume, and thus its operating results, could be adversely affected.

COMPETITION

     The Company operates throughout the United States and it faces different levels of competition in various individual markets. Generally, competition is fragmented with very few national competitors, and many local and regional competitors. The profile and business practices of competitors may change, however, because the multifamily and commercial mortgage industry is undergoing a period of consolidation. Certain of the Company's competitors are larger and have greater financial resources, including greater access to and lower cost of capital, than the Company. In addition, the Company's business is characterized by low barriers to entry, and new competitors have recently been successful in raising the capital necessary to enter the business. An increase in competition in markets in which the Company has significant operations could reduce the level of loan origination or the amount of servicing the Company obtains or retains and could reduce the fees the Company is able to charge.

NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

     It is not anticipated that the Company will pay cash dividends on Company Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Company Common Stock will be made by the Board of Directors of the Company from time to time in exercise of its business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments by the Company for the use of available funds, and the Company's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements or in arrangements with or regulations of government sponsored entities.

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Company Common Stock in the public market following the Share Distribution could have an adverse effect on the market price of the Common Stock. Of the approximately 4.8 million shares to be outstanding after the Share Distribution and the Capricorn Transaction (as defined below), approximately 2.9 million shares will be held by Demeter, Capricorn (prior to any distribution of shares to its partners) and Capricorn
II. These shares will be subject to sale either without restriction or subject to the volume limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if Demeter and Capricorn are considered affiliates of the Company as that term is defined in Rule 144. Sale of a substantial number of these shares at any time or over time could adversely affect the market price of the Company Common Stock. The Company expects to grant to Capricorn II rights to have shares it receives in the Capricorn Transaction registered for resale by Capricorn II.

ANTI-TAKEOVER PROVISIONS


     Although the Company elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended ("Section 203") on October 14, 1997, it may nevertheless be subject to the provisions of Section 203 for up to one year from that date. Under Section 203, a resident domestic corporation may not engage in a business combination with a person who owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the corporation's voting stock outstanding at the time the transaction commenced, or
(iii) on or subsequent to such date the business combination is approved by the board of directors and authorized by the affirmative vote of holders of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Section 203 could make a takeover of the Company more difficult or deter potential purchasers from seeking to acquire the Company. However, the restrictions under Section 203 would not apply to any business combination with Capricorn II because the Company's board of directors has approved the acquisition by Capricorn II of shares of Company Common Stock which, when taken together with the shares of Company Common Stock expected to be owned by Capricorn at the closing of such acquisition, exceeds 15 percent of the shares of Company Common Stock. Additionally, the Company's Certificate of Incorporation and By-laws allow the Company to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock, which could have the effect of making a takeover of the Company more difficult or deter potential purchasers from seeking to acquire the Company.

                    THE DISTRIBUTION OF COMPANY COMMON STOCK

DESCRIPTION OF THE DISTRIBUTION


     The Share Distribution will be made at the earlier of (i) the effective time of the proposed Merger between NHP and a wholly owned subsidiary of AIMCO and (ii) December 1, 1997 (such time being referred to as the "Maturity Time") to holders of Rights on the basis of one-third of a share of Company Common Stock for each Right. The Share Distribution is conditioned on receipt of all necessary consents, and therefore may not be completed until consent to the Share Distribution is received from the lenders under NHP's bank credit facility. Accordingly, if this consent is not received prior to the earlier of the effective time of the Merger or December 1, 1997, the Maturity Time will be deferred until the consent is received. NHP does not currently expect this consent to be received until the effective time of the Merger, and therefore expects the Share Distribution to occur at the effective time of the Merger, which is expected to occur the second week of December.


     If the Maturity Time is the effective time of the Merger, NHP Stockholders will receive their shares of Company Common Stock when they exchange their NHP Common Stock for Class A Common Stock of AIMCO, par value $.01 per share ("AIMCO Common Stock"). If the Maturity Time is December 1, 1997, NHP Stockholders of record immediately prior to the Maturity Time will receive certificates evidencing the shares of Company Common Stock. No certificates or scrip representing fractional shares of Company Common Stock will be issued. NHP Stockholders will receive cash in lieu of fractional shares of Company Common Stock that would otherwise be distributed at a rate of $9.15 per share of Company Common Stock.

     The Rights were issued May 9, 1997 to stockholders of record of NHP Common Stock on October 1, 1997 on the basis of one Right for each share of NHP Common Stock. In addition, one Right was attached to and issued with each share of NHP Common Stock issued after May 2, 1997, and one Right will be issued with each share of NHP Common Stock issued prior to the Maturity Time. At the close of business on October 1, 1997, 12,996,939 shares of NHP Common Stock were outstanding and held of record by 40 holders. NHP believes there are approximately 400 beneficial owners of shares of NHP Common Stock as of May 9, 1997. If the share distribution occurred on that date, an aggregate of approximately 4,332,313 shares of Company Common Stock would have been distributed to such holders. NHP is prohibited by the Rights Agreement and the Merger Agreement from issuing additional shares of NHP Common Stock, except in connection with the exercise of outstanding stock options. On October 1, 1997, options to acquire 811,250 shares of NHP Common Stock were issued and outstanding and immediately exercisable. If all such options were exercised before the Maturity Time, an additional 270,417 shares of Company Common Stock would be distributed.

     AIMCO has agreed to hold all Rights distributed with respect to shares of NHP Common Stock that it acquires pursuant to the Stock Purchase Agreement in trust for Demeter and Capricorn and certain assignees of Capricorn. AIMCO has agreed to deliver to Demeter and Capricorn and certain assignees of Capricorn the shares of Company Common Stock AIMCO would be entitled to receive in the Share Distribution.


     Capricorn II has entered into a commitment pursuant to which it would, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, purchase 546,448 shares of Company Common Stock at the time of the Share Distribution for a price of $9.15 per share (the "Capricorn Transaction"). The Company also expects to issue at a nominal purchase price pursuant to the terms and conditions of an Employee Stock Purchase Plan (the "ESPP") it intends to adopt prior to the Share Distribution, 25 shares of Company Common Stock to each employee of the Company who is not eligible for participation in a Key Employee Incentive Plan ("KEIP") the Company also intends to adopt. In addition, the ESPP is expected to provide that each employee (including those participating in the KEIP) will have an option to acquire up to 1,000 shares of Company Common Stock for a price of $9.15 per share, which option shall be exercisable for 10 business days commencing upon effectiveness of an appropriate registration statement under the Securities Act. The Company expects that up to 400,000 shares may be issued pursuant to the ESPP. The Company may loan employees funds to purchase shares under the ESPP.


     In connection with the Rights Distribution, Demeter and Capricorn have agreed that they will not, for a period ending April 1, 1998, purchase any shares of Common Stock at a price of less than $9.15 per share and that, except in certain situations, for a period of one year following the Share Distribution, they will not sell, in one or more related transactions, more than 50 percent of the shares held by them at the Maturity Time without requiring the purchaser of the shares to offer to purchase the shares of all holders of the Company's Common Stock or propose a merger, each on terms comparable to those on which Demeter or Capricorn sells. In addition, Capricorn II has agreed that, if the Capricorn Transaction is completed, for a period of 90 days following the Share Distribution, it will not purchase any shares of Company Common Stock on the open market unless it has been notified by the Company that the Company will not be buying any shares of Company Common Stock in open market transactions. Capricorn II has also agreed that, if during the period of one year following the Share Distribution it (together with its affiliates, which shall not include Capricorn for this purpose) is the single largest shareholder of the Company and holds more than 20% of the shares of the Company, it will not sell, in one or more related transactions, more than 50 percent of the shares held by it at the time of the sale without requiring the purchaser of the shares to offer to purchase the shares of all holders of the Company's Common Stock on terms comparable to those on which Capricorn II sells.

EXPENSES OF THE DISTRIBUTION

     It is estimated that the direct legal, financial advisory, accounting, printing, mailing and other expenses (including the fees of NHP's and the Company's transfer agents) will total approximately $675,000, and will be borne by NHP. These expenses do not include any of the costs associated with the time spent by NHP's and the Company's officers and legal, accounting and other personnel in connection with the Distribution or other internal costs of NHP or the Company. Upon request, NHP will pay the reasonable expenses of brokerage firms, custodians, nominees and fiduciaries who are record holders of NHP Common Stock for forwarding this Information Statement/Prospectus to the beneficial owners of such shares.

REASONS FOR THE DISTRIBUTION

     AIMCO, Merger Sub and NHP have entered into an Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement") pursuant to which Merger Sub will, subject to the terms and conditions provided in the Merger Agreement, merge with and into NHP (the "Merger"), thereby making NHP, as the surviving corporation, a wholly-owned subsidiary of AIMCO (the "Surviving Corporation"). In addition, AIMCO and AIMCO/NHP Holdings, Inc., a Delaware corporation and an unconsolidated subsidiary of AIMCO ("ANHI") have purchased approximately 53.4 percent of the outstanding shares of NHP Common Stock pursuant to the Stock Purchase Agreement among AIMCO, Demeter and Capricorn. AIMCO required that the Rights Distribution occur as a condition to the Merger and its purchase of shares of NHP Common Stock, and NHP believes that completion of the Merger while allowing current NHP Stockholders the opportunity to retain an interest in the business of the Company maximizes the value that NHP Stockholders will receive in connection with the Merger. In addition, even if NHP were not merged with AIMCO, NHP believes that the Share Distribution, and the Company's subsequent status as a public company, will allow investors to evaluate better the merits and outlook of the Company's business. The Share Distribution would also give NHP Stockholders and other potential investors the flexibility to direct their investment to their specific area of interest, property management or financial services, or to continue to retain an interest in both areas.

FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS DISTRIBUTION AND THE MATURITY OF THE RIGHTS

     The following discussion summarizes the material United States federal income tax consequences of the Rights Distribution by NHP to NHP Stockholders and the maturity of the Rights. Wilmer, Cutler & Pickering, which has acted as tax counsel to NHP in connection with the preparation and filing of the registration statement of which this Information Statement/Prospectus is a part, has provided its opinion (which is filed as an exhibit to the Registration Statement) with respect to the legal conclusions set forth herein. The opinion of Wilmer, Cutler & Pickering is qualified in its entirety by assumptions and qualifications set forth therein. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect an NHP Stockholder. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the federal income tax treatment of the distribution, holding, and disposition of the Rights and the Company Common Stock may differ from the treatment described below.

     This summary applies only to NHP Stockholders who own NHP Common Stock held as a capital asset, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding the Company Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, foreign investors, and certain U.S. expatriates.

     This summary is for general information only. It does not address all aspects of U.S. federal income taxation that may be relevant to holders of NHP Common Stock in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. NHP Stockholders should consult their tax advisors about the particular United States federal income tax consequences to them of the Rights Distribution, the maturity of the Rights, or the holding and disposition of the Company Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

  Effect of the Rights Distribution and Maturity of the Rights on NHP

     NHP will recognize gain for federal income tax purposes as a result of the Rights Distribution combined with the later maturity of the Rights. The amount of gain recognized by NHP will be the excess of the fair market value of the Company Common Stock over NHP's tax basis in the Company Common Stock. NHP's tax basis in the Company Common Stock as of December 31, 1996 was approximately $23,400,000, and is subject to further adjustment reflecting the Company's 1997 earnings and distributions. The gain so recognized will be a capital gain, and will be added to the regular taxable income and the alternative minimum taxable income of NHP for the taxable year in which the Rights Distribution occurs. NHP does not expect to have sufficient alternative minimum tax net operating losses available to offset such gain, so that the 20 percent federal alternative minimum tax will likely apply to most or all of such gain. NHP does expect to have regular federal income tax net operating losses available in a sufficient amount to offset such gain under the regular federal income tax, although the amount of available loss carryovers has not been finally determined. In the event that the fair market value of the Company is less than NHP's tax basis, NHP will not be permitted to claim any loss for federal income tax purposes.

  Effect of the Rights Distribution and Maturity of the Rights on NHP
Stockholders

     Although the matter is not free from doubt, the Rights Distribution should be treated for federal income tax purposes as a taxable distribution made on the Rights Distribution Date to the NHP Stockholders of record on May 2, 1997. Assuming the Rights Distribution is treated as a taxable event on the Rights Distribution Date, such distribution will be a dividend to the extent of the current and accumulated earnings and profits of NHP. NHP will make a determination of the fair market value, as of the Rights Distribution Date, of the Company shares covered by the Rights Distribution based on all available facts and circumstances (including the price at which the Company's stock trades after the maturity of the Rights), and will report such amount to the NHP Stockholders as the amount of the distribution. The IRS will not be bound by NHP's determination of the value of the distribution and may take a different view, in which event a NHP Stockholder's dividend amount might be different from the amount reported by NHP.

     The portion of the Rights Distribution that will be treated as a dividend cannot be finally determined until the end of NHP's taxable year that includes the Rights Distribution. The portion of the Rights Distribution in excess of the amount treated as a dividend will be treated as a tax free return of basis to the extent of an NHP Stockholder's basis in NHP Common Stock, and as a capital gain to the extent such portion exceeds the NHP Stockholder's basis in NHP Common Stock. For certain noncorporate NHP Stockholders (including individuals), the rate of taxation of capital gains will depend upon (i) the NHP Stockholder's holding period in the NHP Common Stock (with preferential rates available for NHP Common Stock held more than 18 months) and (ii) the NHP Stockholder's marginal tax rate for ordinary income. NHP Stockholders should consult their tax advisors with respect to applicable rates and holding periods, and netting rules for capital losses.

     An NHP Stockholder's basis in NHP Common Stock will be reduced (but not below zero) by the portion of the distribution in excess of the amount treated as a dividend. Any such reduction in basis will generally increase the amount of gain (or decrease the amount of loss) recognized by the NHP Stockholder upon a subsequent sale or exchange of NHP Common Stock, including an exchange in the Merger.

     Domestic corporations that satisfy the holding period rules of Internal Revenue Code section 246(c) with respect to NHP Common Stock, and that receive a Rights Distribution, will generally be entitled to a 70 percent dividends received deduction for the dividend portion of the distribution. However, if the corporation's NHP Common Stock is "debt-financed portfolio stock" for the purposes of Internal Revenue Code section 246A, the corporation's dividends received deduction will be reduced to the extent provided by that section. In addition, the dividend portion of the distribution may be an "extraordinary dividend" for the purpose of Internal Revenue Code section 1059, which would require a corporation owning NHP Common Stock for less than 2 years before the "announcement date" of the Rights Distribution to reduce its basis in its NHP Common Stock by the nontaxed portion of the dividend. Under a recent amendment to Section 1059, if the nontaxed portion of the dividend exceeds the corporation's basis in its NHP Common Stock, the corporation is required to recognize such excess as taxable gain on the Rights Distribution Date. Domestic corporations that are NHP Stockholders should consult their tax advisors concerning these issues.

     Assuming the Rights Distribution is treated as a taxable event on the Rights Distribution Date, (i) an NHP Stockholder will have basis in the Rights equal to the amount of the Rights Distribution to such stockholder; (ii) the maturity of the rights should not be a taxable event to NHP Stockholders; and
(iii) an NHP stockholder will have basis in the Company Common Stock equal to such stockholder's basis in the Rights prior to the maturity of the Rights.

EFFECT ON OUTSTANDING NHP OPTIONS

     Certain directors, officers and employees of NHP and its subsidiaries (including the Company) have been granted options to purchase shares of NHP Common Stock (the "NHP Options"). The NHP Options have been granted pursuant to various stock option plans of NHP (the "NHP Plans"). Immediately prior to the Share Distribution, each NHP Option will be divided into two separately exercisable options: (i) an option to purchase Company Common Stock (an "Add-on Company Option"), exercisable for the number of shares of Company Common Stock that would have been issued in the Share Distribution in respect of the shares of NHP Common Stock subject to the applicable NHP Option, if such NHP Option had been exercised in full immediately prior to the Maturity Time, and containing substantially equivalent terms as the existing NHP Option, and (ii) an option to purchase NHP Common Stock (the "Adjusted NHP Option"), exercisable for the same number of shares of NHP Common Stock as the corresponding NHP Option had been. The per share exercise price of such NHP Option will be allocated between the Add-on Company Option and the Adjusted NHP Option based on a ratio of the assumed value of Company Common Stock to the combined value of Company Common Stock and NHP Common Stock, and all other terms of such NHP Option will remain the same in all material respects. Adjusted NHP Options held by employees of the Company who will no longer be employees of NHP after the Share Distribution and Add-on Company Options held by employees of NHP who are not employees of the Company will vest at the time of the Share Distribution and will be exercisable for a period of ninety days following the Share Distribution. In connection with the Merger, the Adjusted NHP Option will be converted into an option to receive AIMCO Common Stock, with each option to acquire one share of NHP Common Stock being converted into an option to acquire .74766 of a share of AIMCO Common Stock with the exercise price adjusted accordingly.

     As a result of the foregoing, certain persons who remain NHP (or AIMCO) employees or non employee directors after the Share Distribution and certain persons who were NHP employees prior to the Share Distribution but become employees of the Company after the Share Distribution will hold both Adjusted NHP (or AIMCO) Options and separate Add-on Company Options. The obligations with respect to the

Adjusted NHP (or AIMCO) Options and Add-on Company Options will be the obligations of NHP (or AIMCO) and the Company, respectively.

EFFECT OF THE SHARE DISTRIBUTION ON OWNERSHIP OF NHP AND THE COMPANY

     As a result of the Share Distribution, NHP's interests in the financial services business will be owned and operated by a separate publicly held company. Excluding the effect of the Capricorn Transaction and the Merger, the NHP Stockholders would own the same interest in each of the Company and NHP that they held in NHP immediately prior to the Maturity Time, but in the form of separate securities, NHP Common Stock and Company Common Stock. The transfer agent and registrar for the Company Common Stock is expected to be BankBoston, N.A.

     Excluding the effect of the Merger, the Share Distribution would not affect the number of outstanding shares of NHP Common Stock or the rights of any NHP Stockholder with respect thereto.

RESTRICTIONS ON TRANSFER

     Shares of the Company Common Stock distributed to the NHP Stockholders pursuant to the Share Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Share Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of the Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Demeter, Capricorn and Capricorn II will also be subject to certain restrictions on their sales of shares as described under "The Distribution of Company Common
Stock -- Description of the Distribution." The Company expects to grant to Capricorn II rights to have shares it receives in the Capricorn Transaction registered for resale by Capricorn II.

THE CAPRICORN DISTRIBUTION

     This Information Statement/Prospectus also relates to the Capricorn Distribution, in which Capricorn will distribute all of the 420,615 shares of the Company Common Stock it is expected to receive in the Share Distribution to each of the partners of Capricorn in respect of their interest in Capricorn. Neither the Company nor Capricorn will receive any consideration in connection with the Capricorn Distribution.

     After the Share Distribution and before the Capricorn Distribution, Capricorn will own approximately 8.6 percent of the Company Common Stock. Herbert S. Winokur, Jr. is expected to serve as a director of the Company as of or shortly after the Maturity Time. Mr. Winokur is the President of Winokur Holdings, Inc., which is the managing general partner of Capricorn. After the Capricorn Distribution, Capricorn will not own any shares of Company Common Stock.

                          ARRANGEMENTS BETWEEN NHP AND
                    THE COMPANY AFTER THE SHARE DISTRIBUTION

     Following the Share Distribution, the Company and NHP (which is currently owned 53.4 percent by AIMCO and its unconsolidated subsidiaries and which, following the Merger, will be a wholly-owned subsidiary of AIMCO and its unconsolidated subsidiaries) will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between the Company and NHP after the Share Distribution, and to provide mechanisms for an orderly transition, on or before the Maturity Time, the Company and NHP will enter into a Separation Agreement (the "Separation Agreement") and Tax Sharing Agreement (the "Tax Sharing Agreement"). The terms of the Separation Agreement and the Tax Sharing Agreement have not yet been determined, and pursuant to the Merger Agreement, the terms must be reasonably acceptable to AIMCO. The Separation Agreement and the Tax Sharing Agreement will be agreed to while the Company is a wholly-owned subsidiary of NHP and therefore the terms may not be the same as they would be if the agreements were the result of arms'-length negotiations between independent parties. See "Risk Factors -- Relationship With NHP; Potential Conflicts of Interest."

     Although the terms of the Separation Agreement are not expected to be determined until shortly before the date of the Share Distribution, the Company currently expects that the terms will include the following. There can be no assurance that the terms of the Separation Agreement will not be less favorable to the stockholders of the Company than the terms set out below.

     Indemnification. The Separation Agreement is expected to provide for cross indemnification designed to place with the Company the responsibility for liabilities of the business carried on by the Company prior to the Share Distribution and place on NHP responsibility for liabilities of all other business carried on by NHP prior to the Share Distribution. In addition, the Separation Agreement is expected to provide for indemnification by the Company of NHP and its officers, directors and controlling persons relating to this Information Statement/Prospectus, except as to certain matters, for which NHP is expected to indemnify the Company.

     Tax Sharing Arrangement. The Tax Sharing Agreement is expected to provide for the payment by the Company to NHP of tax liabilities of the Company, computed on a stand-alone basis, for periods when the Company has been affiliated with NHP, and for certain procedural matters relating to the preparation of tax returns and responses to Internal Revenue Service proceedings relating to taxes incurred by NHP or the Company on or before the Rights Distribution Date.

     Treatment of NHP and Company Options. The Separation Agreement is expected to provide for the amendment of all NHP Options issued to NHP employees, officers and directors so that each NHP Option will be converted into an Adjusted NHP Option and an Add-on Company Option, all on the terms and conditions set forth in "The Distribution of Company Common Stock -- Effect on Outstanding NHP Options."

     Repayment of Borrowing. At December 31, 1996, the Company owed NHP approximately $3.4 million. This indebtedness was incurred in connection with the Company's acquisition of Proctor on December 31, 1996. The Company incurred an additional $4.6 million of indebtedness to NHP on April 16, 1997 in connection with the Askew Acquisition. The Separation Agreement is expected to require the Company to repay all amounts owed to NHP at the time of the Share Distribution.

     Contribution of Excess Cash Flow. The Merger Agreement relating to the AIMCO Merger contains a provision requiring NHP to contribute to the Company an amount equal to NHP's Free Cash Flow (as defined in the Merger Agreement) since February 1, 1997 to the extent it exceeds the transaction costs incurred by NHP in connection with the Merger.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997. This table should be read in conjunction with the Consolidated Financial Statements of the Company.

                                                                                       JUNE 30, 1997
                                                                  JUNE 30, 1997(1)    (AS ADJUSTED)(2)
                                                                  ----------------    ----------------
                                                                    (UNAUDITED)       (UNAUDITED)
LONG-TERM DEBT:
     Servicing acquisition term loan...........................     $  5,961,745        $  5,961,745
     Servicing acquisition/working capital line-of-credit......               --           9,000,000
SHAREHOLDER'S EQUITY:
     Common stock, $.01 par value,
       7,899,380 shares authorized,
       4,217,478 issued and outstanding........................           42,175              42,175
     Additional paid-in capital................................       21,330,690          21,330,690
     Retained earnings.........................................        1,606,571           1,606,571
                                                                    ------------        ------------
          Total stockholder's equity...........................       22,979,436          22,979,436
                                                                    ------------        ------------
          Total capitalization.................................     $ 28,941,181        $ 37,941,181
                                                                    ============        ============

---------------
(1) Gives retroactive effect to a 789.94 per share stock split effective October 3, 1997.

(2) Gives effect to borrowings of $9,000,000 to repay intercompany payables to NHP prior to the Share Distribution.

                            SELECTED FINANCIAL DATA


     The following table sets forth selected financial and operating data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996 and as of and for the nine-month period ended December 31, 1996 and as of and for the six-month periods ended June 30, 1997 (unaudited) and June 30, 1996 (unaudited). The data for the three-month period ended March 31, 1996 and the nine-month period ended December 31, 1996 are presented separately as a result of the Acquisition. The table also sets forth pro forma income statement data for the year ended December 31, 1996 giving effect to the Acquisition as though it occurred January 1, 1996. The selected financial data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996, as of and for the nine-month period ended December 31, 1996 and as of and for the six-month period ended June 30, 1997 (unaudited) and June 30, 1996 (unaudited) were derived from the Company's consolidated financial statements. The pro forma data (which are unaudited) are derived from the footnotes to the Company's consolidated financial statements contained elsewhere in this Information Statement/Prospectus. The pro forma results are not necessarily indicative of operating results that would have been achieved had the Acquisition actually occurred on January 1, 1996. Additionally, the pro forma operating results are not intended to be a projection of results of future operations. The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, pro forma financial statements and related notes included elsewhere herein. For the purpose of comparing the six months ended June 30, 1997 to the six months ended June 30, 1996, the three months ended March 31, 1996 has been combined with the three months ended June 30, 1996. As a result of the Acquisition the six months ended June 30, 1997 includes $576,000 of additional amortization expense as compared to the six months ended June 30, 1996. For purposes of comparing the six months ended June 30, 1997 and 1996, no other income statement amounts have been impacted by the Acquisition. Additionally, the three months ended June 30, 1996 includes $576,000 of additional amortization expense compared to the three months ended March 31, 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 THE COMPANY
             ----------------------------------------------------                WMF HOLDINGS LTD. AND SUBSIDIARIES
                           COMBINED                                 -------------------------------------------------------------
              6 MONTHS     6 MONTHS                    9 MONTHS      3 MONTHS
                ENDED        ENDED      PRO FORMA       ENDED         ENDED                  YEAR ENDED DECEMBER 31,
              JUNE 30,     JUNE 30,    DECEMBER 31,  DECEMBER 31,   MARCH 31,   -------------------------------------------------
                1997         1996        1996(1)         1996          1996        1995         1994        1993         1992
             -----------  -----------  ------------  ------------   ----------  ----------   ----------  -----------  -----------
             (UNAUDITED)  (UNAUDITED)  (UNAUDITED)                                                       (UNAUDITED)  (UNAUDITED)

INCOME
 STATEMENT
 DATA
Revenues.... $   16,540   $   14,098    $   30,301    $   23,473    $    6,828  $   21,999   $   17,061  $   16,271   $   10,655
Expenses....     16,089       13,371        29,416        22,318         6,523      21,222       17,223      15,550       10,612
Net income
 (loss).....        451          727           885         1,155           305         777         (162)        721           43
Net income
 (loss) per
 share
 (2)........        .11          .17          0.21          0.27          0.07        0.16        (0.03)       0.12         0.01
Weighted
 average
 shares
 outstanding
 (2)........  4,217,478    4,217,478     4,217,478     4,217,478     4,217,478   4,717,312    6,216,812   6,216,812    6,216,812

                                                                                                  DECEMBER 31,
                                                     DECEMBER 31,   MARCH 31,   -------------------------------------------------
                                                         1996          1996        1995         1994        1993         1992
                                                     ------------   ----------  ----------   ----------  -----------  -----------
                                                                                                         (UNAUDITED)  (UNAUDITED)

BALANCE
 SHEET DATA
Mortgage
 loans held
 for sale... $   21,646   $   45,880                  $   40,263    $   23,116  $   32,462   $    5,110  $   44,738   $   32,401
Servicing
 rights.....     22,921       21,961                      22,460         8,477       8,466        8,100       7,150        8,319
Total
 assets.....     74,055       90,297                      88,097        48,976      57,176       31,689      65,347       50,233
Total debt
 (3)........     26,832       53,768                      46,136        34,108      43,304       15,271      51,652       39,059
Shareholder's
 equity.....     22,979       21,752                      22,528         4,324       4,018        6,241       6,403        5,682
OTHER DATA
Cash Flows
 from:
 Operating
  activities
   (4)...... $    3,001   $      477    $   11,520    $   10,701    $      819  $    4,981   $    1,244  $   (7,648)  $  (21,866)
 Investing
  activities
   (4)......     (3,040)      (6,238)       (9,624)       (9,276)         (548)     (2,343)      (3,062)     (1,737)      (5,023)
 Financing
  activities
   (4)......       (268)       3,573          (292)         (260)          (32)        (45)       2,664      11,071       26,880
EBITDA
 (4)........      4,450        4,085         8,256         6,502         1,754       4,743        2,497       3,481        1,829

---------------

(1) Adjusted to reflect results of operations for the twelve months ended December 31, 1996, as if the acquisition had occurred January 1, 1996. Adjustments include all income amounts for the three months ended March 31,1996 and additional amortization of $575,647.


(2) Gives retroactive effect to a 789.94 per share stock split effective October 3, 1997.

(3) Includes $5,000,000 of notes to the Company's former shareholder as of March 31, 1996 and December 31, 1995, and $2,000,000 of notes to the Company's former shareholder as of December 31, 1994 and 1993 all of which were repaid in conjunction with the Acquisition.

(4) Operating, investing and financing cash flow represents the amount of cash generated from operating, investing and financing activities, respectively, as determined using GAAP.

(5) EBITDA is a non-GAAP presentation of the Company's performance and consists of income from operations before non-warehouse interest expense, income taxes, depreciation and amortization. EBITDA is included because it is used in the industry as a measure of a company's operating performance and provides information in addition to that supplied by GAAP-based data regarding the ability of the Company's business to generate cash, but should not be construed as an alternative either (i) to income from operations (determined in accordance with GAAP) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with GAAP). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses and EBITDA as measured by the Company may not be comparable to EBITDA as measured by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

OVERVIEW

     On April 1, 1996, NHP acquired all of the outstanding capital stock of the Company for consideration of approximately $21 million, in the form of $16.8 million in cash and 210,000 shares of NHP Common Stock. (For periods prior to NHP's acquisition of the Company, the Company is referred to as "WMF Holdings.")

     The following discussion and analysis presents the significant changes in financial condition and results of operations of the Company for the six months ended June 30, 1997 and June 30, 1996 and the nine months ended December 31, 1996, and the significant changes in financial condition and results of operations of WMF Holdings for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994. The results of operations of acquired businesses are included in the Company's and WMF Holdings' Consolidated Financial Statements from the date of acquisition. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in this Information Statement/Prospectus. For the purpose of comparing the six months ended June 30, 1997 to the six months ended June 30, 1996, the three months ended March 31, 1996 has been combined with the three months ended June 30, 1996. As a result of the Acquisition, the six months ended June 30, 1997 includes $573,000 of additional amortization expense as compared to the six months ended June 30, 1996. For purposes of comparing the six months ended June 30, 1997 and 1996, no other income statement amounts have been impacted by the acquisition. Additionally, the three months ended June 30, 1996 includes $573,000 of additional amortization expense compared to the three months ended March 31, 1996.

     As discussed in "Business," the Company has experienced significant growth in its net income, revenues, annual production volume and servicing volume during each of the three years ended December 31, 1996, 1995 and 1994. The Company seeks to continue to expand its business through (i) acquisitions and internal growth; (ii) design and delivery of new mortgage products; and (iii) expansion into related businesses. On a going-forward basis, to the extent that the Company is successful in completing acquisitions, the Company will experience increased expenses associated with the amortization of goodwill and acquired mortgage servicing rights and, if the acquisitions are financed by additional indebtedness, an increase in interest expense. Through the acquisitions, the Company's primary focus is to increase its mortgage origination capabilities and servicing portfolio. Accordingly, such acquisitions may result in a short-term decrease in income from operations during the period from acquisition through a period necessary to integrate the acquired companies.

RESULTS OF OPERATIONS -- SUMMARY

     The Company's primary business activities are commercial and multifamily loan servicing, loan origination and sales of the loans to investors in the secondary market. Revenues from mortgage banking activities are earned from the origination of commercial and multifamily real estate mortgage loans and the servicing of such loans. The Company's revenue includes loan servicing fees, gains on sale of mortgage loans, interest income on loans prior to sale, "placement fees" (revenue earned relating to utilization of escrow funds), origination fee income and other income.

     The Company's revenue is significantly influenced by the timing of origination and sales of mortgage loans and is somewhat sensitive to economic factors such as the general level of interest rates and demand for commercial and multifamily real estate. As a result, future revenues may fluctuate due to changes in these factors. See "Risk Factors -- Risks of Loss from Changes in General Economic Conditions." Therefore, the Company's historical results may not be indicative of future periods.

     The following table sets forth information derived from the Company's consolidated statements of operations for each of the periods presented in dollars and as a percentage of revenue.

                         SUMMARY FINANCIAL INFORMATION
                             RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               THE COMPANY
                                     ---------------------------------------------------------------
                                                                                                         WMF HOLDINGS LTD.
                                                                                                          AND SUBSIDIARIES
                                                               COMBINED                                  ------------------
                                        PERIOD FROM           PERIOD FROM            PERIOD FROM            PERIOD FROM
                                      JANUARY 1, 1997       JANUARY 1, 1996         APRIL 1, 1996         JANUARY 1, 1996
                                            TO                    TO                     TO                      TO
                                       JUNE 30, 1997         JUNE 30, 1996        DECEMBER 31, 1996        MARCH 31, 1996
                                     -----------------     -----------------     -------------------     ------------------
                                        (UNAUDITED)           (UNAUDITED)
REVENUE
Servicing fees, net..............    $ 5,631      34.0%    $ 4,286      30.4%    $ 7,274        31.0%    $2,055        30.1%
Gain on sale of mortgage loans,
 net.............................      5,917      35.8       4,711      33.4       8,113        34.6      2,107        30.9
Interest income..................      2,111      12.8       1,976      14.0       3,388        14.4        862        12.6
Placement fee income.............      2,312      14.0       2,331      16.5       3,823        16.3      1,136        16.6
Other............................        569       3.4         794       5.7         875         3.7        668         9.8
                                     -------     -----     -------     -----     -------       -----     ------       -----
     Total revenue...............     16,540     100.0      14,098     100.0      23,473       100.0      6,828       100.0
                                     -------     -----     -------     -----     -------       -----     ------       -----
EXPENSES
Salaries and employee benefits...      7,654      46.3       5,584      39.5       9,975        42.5      2,770        40.5
General and administrative.......      3,826      23.2       2,814      20.0       5,237        22.3      1,168        17.1
Provision for loan servicing
 losses..........................        453       2.7         541       3.8         969         4.1        285         4.2
Interest.........................        603       3.6         804       5.7       1,012         4.3        308         4.5
Depreciation and amortization....      2,947      17.8       1,785      12.7       3,981        17.0        551         8.1
Losses from Beverly Hills
 Securities......................         --       0.0         600       4.3          --         0.0        600         8.8
                                     -------     -----     -------     -----     -------       -----     ------       -----
     Total expenses..............     15,483      93.6      12,128      86.0      21,174        90.2      5,682        83.2
                                     -------     -----     -------     -----     -------       -----     ------       -----
Income (loss) before income
 taxes...........................      1,057       6.4       1,970      14.0       2,299         9.8      1,146        16.8
Income taxes.....................        606       3.7       1,243       8.8       1,144         4.9        841        12.3
                                     -------     -----     -------     -----     -------       -----     ------       -----
Net income (loss)................    $   451       2.7%    $   727       5.2%    $ 1,155         4.9%    $  305         4.5%
                                     ========    =====     ========    =====     ========      =====     =======      =====

                                     WMF HOLDINGS LTD. AND SUBSIDIARES
                                   ---------------------------------------


                                           YEAR ENDED DECEMBER 31,
                                   ---------------------------------------
                                         1995                  1994
                                   -----------------     -----------------
REVENUE
Servicing fees, net..............  $ 7,860      35.7%    $ 6,182      36.2%
Gain on sale of mortgage loans,
 net.............................    6,334      28.8       4,532      26.6
Interest income..................    3,291      15.0       2,089      12.2
Placement fee income.............    3,999      18.2       2,244      13.2
Other............................      515       2.3       2,014      11.8
                                   -------     -----     -------     -----
     Total revenue...............   21,999     100.0      17,061     100.0
                                   -------     -----     -------     -----
EXPENSES
Salaries and employee benefits...    9,208      41.9       7,324      42.9
General and administrative.......    5,153      23.4       4,314      25.3
Provision for loan servicing
 losses..........................      856       3.9         654       3.9
Interest.........................    2,144       9.7       2,250      13.2
Depreciation and amortization....    2,369      10.8       1,926      11.3
Losses from Beverly Hills
 Securities......................      692       3.1         720       4.2
                                   -------     -----     -------     -----
     Total expenses..............   20,422      92.8      17,188     100.8
                                   -------     -----     -------     -----
Income (loss) before income
 taxes...........................    1,577       7.2        (127)     (0.8)
Income taxes.....................      800       3.6          35       0.2
                                   -------     -----     -------     -----
Net income (loss)................  $   777       3.6%    $  (162)     (1.0)%
                                   ========    =====     ========    =====

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     As a result of the acquisition of the Company by NHP, all assets and liabilities acquired were recorded at their fair value which resulted in an increase of the recorded value of the Company's servicing rights of $10.7 million and goodwill of $5.1 million. The increase in these assets has resulted in additional amortization expense during the six months ended June 30, 1997 compared to the six months ended June 30, 1996 of approximately $573,000. Such additional amortization expense is the primary reason for the decline in net income between the six months ended June 30, 1997 and June 30, 1996. For purposes of comparing the six months ended June 30, 1997 to the six months ended June 30, 1996, no other income statement amounts have been impacted by the acquisition.

     Consolidated revenue was $16.5 million and $14.1 million for the six months ended June 30, 1997 and 1996, respectively. This 17 percent increase primarily reflects the increased servicing portfolio which resulted from loan servicing acquisitions of $1.5 billion during 1996 and increased loan origination activity of $622 million for the six months ended June 30, 1997 compared to $511 million in the six months ended 1996.

     Servicing fees were $5.6 million and $4.3 million for the six months ended June 30, 1997 and 1996, respectively. Revenue related to mortgage servicing is based upon the unpaid principal balance of loans serviced. The increase in servicing fees is a result of the principal balance of the Company's servicing portfolio increasing from $4.9 billion on June 30, 1996 to $7.5 billion on June 30, 1997. The increase in the servicing portfolio is attributable primarily to loan originations of $1.2 billion and the acquisitions of Proctor, ACR and Askew which added rights to service loans with principal balances of $1.7 billion for the period June 30, 1996 through June 30, 1997. The percentage increase in servicing fee revenue of 30 percent is less than the 53 percent increase in the servicing portfolio because the contractual servicing fee percentage on the added servicing, primarily for insurance companies, is less than the Company's historical average servicing rate.

     Gain on sale of mortgage loans of $5.9 million and $4.7 million for the six months ended June 30, 1997 and 1996, respectively represents a 26 percent increase. For the six months ended June 30, 1997 and 1996, respectively, the Company originated $622 million and $511 million mortgage loans. The 26 percent increase on gain on sale of mortgage loans is a result of the increase in loans originated.

     Interest income of $2.1 million and $2.0 million for the six months ended June 30, 1997 and 1996, respectively, increased due to the increase in originations for the six months ended June 30, 1997 compared to the six months ended June 30, 1996, as discussed above.

     Placement fee income of $2.3 million and $2.3 million for the six months ended June 30, 1997 and 1996, respectively, was the result of earnings on invested mortgagor escrow amounts. Earnings on such amounts have remained constant even though the Company's escrows increased from $215 million on June 30, 1996 to $270 million on June 30, 1997. This is a result of the Company's increased originations for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 which results in increased warehousing of the originated loans which utilize escrow balances to reduce interest expense related to the warehousing of loans rather than the generation of placement fee income.

     Other income of $569,000 and $794,000 for the six months ended June 30, 1997 and 1996, respectively, was the result of loan modifications, prepayment penalties and recoveries. The $225,000 decrease is primarily related to the recovery of approximately $475,000 in escrow advances that had previously been written off during the six months ended June 30, 1996 offset by increased fees from loan modifications, prepayment penalties and recoveries due to increased originations and an increased servicing portfolio for the six months ended June 30, 1997.

     The Company's total expenses consist of salaries and benefits (including commissions), other general and administrative expenses, operating interest expense, provision for loan servicing losses, amortization of mortgage servicing rights, and other depreciation and amortization.

     Salaries and benefits, the largest category of costs for the Company, increase with loan production due primarily to the payment of commissions on loan originations. Salaries and benefits of $7.7 million and $5.6 million for the six months ended June 30, 1997 and 1996, respectively, represents a $2.1 million increase. This increase is due primarily to increased originations, as discussed above, and the acquisitions of Proctor and Askew which occurred subsequent to the six months ended June 30, 1996 and the acquisition of ACR in May, 1996. These three acquisitions significantly increased the Company's number of employees from 117 at June 30, 1996 to 225 at June 30, 1997.

     General and administrative expenses consist of professional fees, travel, management information, occupancy, telephone and equipment rental, and other expenses. General and administrative expenses were $3.8 million and $2.8 million for the six months ended June 30, 1997 and 1996, respectively. This $1.0 million increase is a result of costs associated with acquisitions and the resulting additional offices.

     The Company increased the provision for loan servicing losses by $453,000 and $541,000 for the six months ended June 30, 1997 and 1996, respectively. The decrease in addition to reserves is the result of Management's determination, as part of its ongoing assessment of the reserve, that current market conditions do not require any greater increase in reserves. The Company's principal balance of Fannie Mae DUS loans in the servicing portfolio was $815 million and $660 million as of June 30, 1997 and 1996, respectively.

     Interest expense of $603,000 and $804,000 for the six months ended June 30, 1997 and 1996, respectively, decreased due to the Company negotiating, effective January 1, 1997, a lower cost of borrowing in connection with its warehouse line of credit used to originate loans.

     Depreciation and amortization of $2.9 million and $1.8 million for the six months ended June 30, 1997 and 1996, respectively, represents a $1.1 million increase. Approximately $573,000 of this increase is due to the increased asset bases as a result of the acquisition of the Company by NHP discussed above. The remainder of the increase is primarily a result of the amortization of additional servicing rights and goodwill.

     Losses from Beverly Hills Securities of $0 and $600,000 for the six months ended June 30, 1997 and 1996, respectively, decreased due to the Company writing off its investment/advances in Beverly Hills Securities during the first quarter of 1996.

1996 RESULTS OF OPERATIONS COMPARED TO 1995

     As a result of the April 1, 1996 acquisition of the Company by NHP, all assets and liabilities acquired were recorded at their fair value which resulted in an increase of the recorded value of the Company's servicing rights of $10.7 million and goodwill of $5.1 million. The increase in these assets has resulted in additional amortization expense during the nine months ended December 31, 1996 of $1.7 million. No other income statement amounts have been impacted by the acquisition.

     Consolidated revenue was $23.5 million and $6.8 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively. Combined revenues were $30.3 million for the twelve months ended December 31, 1996, a 37.7 percent increase over consolidated revenue of $22.0 million for the year ended December 31, 1995. These increases reflected the increased servicing portfolio which resulted from acquisitions and the increased loan origination activity in 1996.

     Servicing fees were $7.3 million for the nine months ended December 31, 1996 and $2.0 million for the three months ended March 31, 1996. Servicing fee income for the twelve months ended December 31, 1996 was $9.3 million, an increase of $1.4 million or 18.7 percent from $7.9 million in 1995. Revenue related to mortgage servicing is based upon the unpaid principal balance of loans serviced. The principal balance on these loans was $6.2 billion at December 31, 1996, as compared to $4.5 billion at March 31, 1996, and $4.4 billion at December 31, 1995. The increases are attributable primarily to loan originations of $962 million for the nine months ended December 31, 1996, $168 million for the three months ended March 31, 1996, and the Proctor and ACR Acquisitions which added rights to service loans with principal balances of $1.3 billion as of December 31, 1996.

     Gain on sale of mortgage loans of $8.1 million for the nine months ended December 31, 1996 and $2.1 million for the three months ended March 31, 1996 was the result of the loan originations discussed above. Gain on sale of mortgage loans for the twelve months ended December 31, 1996 was $10.2 million, an increase of $3.9 million or 61.4 percent from $6.3 million in 1995 due to the increased gains from origination of permanent FHA loans and increased originations of $326 million during 1996 relative to 1995. In addition, the Company began allocating the cost to originate loan servicing to a separate asset for originated permanent FHA mortgage loans pursuant to the Company's adoption of SFAS No. 122 on January 1, 1996. See Note 2 to the Consolidated Financial Statements appearing elsewhere in this Information Statement/Prospectus for more information. Prior to 1996, the Company treated all costs incurred to originate loans and loan servicing as a component of the loan originated. As a result, the basis of permanent FHA loans originated was lower, resulting in additional gains of $2.7 million and $150,000 for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively.

     Interest income of $3.4 million for the nine months ended December 31,1996 and $0.9 million for the three months ended March 31, 1996 increased because the average amount of loans held for sale increased from $37.3 million to $48.1 million for the three months ended March 31, 1996 and the nine months ended December 31, 1996. Combined interest income of $4.3 million for the twelve months ended December 31, 1996 was $1.0 million or 29.1 percent greater than 1995 interest income of $3.3 million because of higher average amounts of mortgage loans held for sale.

     Placement fee income of $3.8 million for the nine months ended December 31,1996 and $1.1 million for the three months ended March 31, 1996 was the result of earnings on invested mortgagor escrow amounts. Placement fee income for the twelve months ended December 31, 1996 was $4.9 million, an increase of $0.9 million or 24.0 percent from $4.0 million in 1995. Earnings on such amounts have increased as the mortgage servicing portfolio has increased.

     Other income of $0.9 million for the nine months ended December 31, 1996 and $0.7 million for the three months ended March 31, 1996 was the result of income from loan modifications, prepayment penalties and recoveries. Other income for the twelve months ended December 31, 1996 was $1.5 million, an increase of $1.0 million or 199.3 percent from $0.5 million in 1995. Approximately $0.5 million of this increase is attributable to a recovery of escrow advances during 1996 that had previously been written off and the remainder is primarily attributable to an increase of approximately $0.5 million in termination and extension fees during 1996.

     The Company's total expenses consist of salaries and benefits (including commissions), other general and administrative expenses, operating interest expense, provision for loan servicing losses, amortization of mortgage servicing rights, and other depreciation and amortization.

     Salaries and benefits, the largest category of costs for the Company, increase with loan production due primarily to the payment of commissions on loan originations. Salaries and employee benefits of $10.0 million and $2.8 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively, were 42.5 percent and 40.5 percent of total revenues, respectively. Salaries and employee benefits for the twelve months ended December 31, 1996 were $12.8 million, an increase of $3.6 million or 38.4 percent from $9.2 million in 1995. The increase in these costs is directly correlated to the increase in revenue since most of the Company's sales professionals are compensated based on loan origination fees. Combined salaries and employee benefits on a consolidated basis remained relatively constant as a percent of total revenues at 42.1 percent in 1996 and 41.9 percent for 1995.

     General and administrative expenses consist of professional fees, travel, management information systems, occupancy, telephone and equipment rental, and other expenses. General and administrative expenses were $5.2 million and $1.2 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996. General and administrative expenses for the twelve months ended December 31, 1996 were $6.4 million, an increase of $1.3 million or 24.3 percent from $5.1 million in 1995 resulting from the costs associated with acquisitions, the acquisition of additional offices, and increased production volume during 1996.

     The Company increased the provision for loan servicing losses by $1.0 million in the nine months ended December 31, 1996 and $0.3 million for the three months ended March 31, 1996. The provision for loan servicing losses for the twelve months ended December 31, 1996 was $1.3 million, an increase of $0.4 million or 46.4 percent from $0.9 million in 1995. The increase is due to the increase of the related principal balance of Fannie Mae DUS loans in the servicing portfolio which was $776 million at December 31, 1996, $647 million at March 31, 1996, and $648 million at December 31, 1995.

     Interest expense of $1.0 million and $0.3 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively increased due to the increase in the average amount of loans held for sale discussed above. Combined interest expense of $1.3 million for the twelve months ended December 31, 1996 was $0.8 million or 38.5 percent less than interest expense of $2.1 million for the year ended December 31, 1995 due to the repayment of a $5.0 million loan from the Company's previous shareholder in the first quarter of 1996 partially offset by the increase in average amount of mortgage loans held for sale.

     Depreciation and amortization of $4.0 million and $0.5 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively increased due to the increased asset bases as a result of the acquisition of the Company by NHP discussed above. Combined depreciation and amortization of $4.5 million for the twelve months ended December 31, 1996 was $2.1 million or 91.3 percent greater than depreciation and amortization of $2.4 million for the year ended December 31, 1995. Most of this increase is attributable to the $1.7 million of additional amortization expense resulting from both goodwill and the increased value of mortgage servicing rights after the acquisition of the Company by NHP. The acquisition costs of both the ACR and Proctor Acquisitions were allocated to the acquired assets based upon their fair values. Such assets are being amortized over the life of the related assets which is based upon the period of expected fees from servicing rights or loans included in the production pipeline. The impact of such acquisitions was not material to 1996 operations.

     In July 1994, the Company exchanged its stock in WMF Residential Mortgage Corporation ("Residential"), a wholly-owned subsidiary, for a 40 percent limited partnership interest in Beverly Hills Securities Company, Ltd. ("Beverly"). Residential and Beverly specialized in the origination, purchase, sale, and servicing of single family residential mortgage loans. No gain or loss was recognized on the exchange. The Company recognized $692,000 and $720,000 in equity losses relating to Beverly during 1995 and 1994, respectively. At December 31, 1995, the carrying value of the Company's investment in Beverly was written off as a result of operating losses and concerns about the recoverability of the investment. The Company's exposure was limited to its original investment amount in and advances to Beverly. The Company had advanced approximately $1,086,000 to Beverly at December 31, 1995. During 1996, approximately $532,000 of the advance to Beverly was collected and the remaining balance was written off.

1995 RESULTS OF OPERATIONS COMPARED TO 1994

     Consolidated revenue for the year ended December 31, 1995 was $22.0 million, a 28.9 percent increase over consolidated revenue of $17.1 million for the year ended December 31, 1994. The increase reflected the increased servicing portfolio and the increased origination and loan sale activity in 1995.

     For the year ended December 31, 1995, the Company originated $803.0 million in commercial and multifamily loans, a 55.0 percent increase over the $518.0 million of origination volume for 1994. The increased origination level was primarily attributable to the additional sales and refinancing activity in the marketplace. All servicing rights associated with the 1995 originations were retained by the Company in its servicing portfolio. The 1995 activity resulted in an increase in servicing fees, gain on sale of mortgage loans, interest income and placement fee income.

     Servicing fees, net of guarantee fees and pool insurance fees, on a consolidated basis in 1995 were $7.9 million, an increase of $1.7 million or
27.1 percent from $6.2 million in 1994. The increase in servicing fees is attributable to a $787.4 million or 22.0 percent increase in the Company's servicing portfolio since December 31, 1994, resulting from both servicing portfolio acquisitions and loan origination volume.

     Gain on sale of mortgage loans was $6.3 million in 1995, an increase of $1.8 million or 39.8 percent from $4.5 million in 1994. The increase in gain on sale of mortgage loans is attributable to a $285.0 million, or 55.0 percent increase in 1995 production volume compared to 1994 production volume of $518.0 million.

     Interest income was $3.3 million in 1995, an increase of $1.2 million or
57.6 percent from $2.1 million in 1994. The increase in interest income occurred because the average monthly balance of mortgage loans held for sale in 1995 increased $13.9 million or 104.2 percent as a result of the increase in production volume in 1995.

     Placement fee income was $4.0 million in 1995, an increase of $1.8 million or 78.2 percent from $2.2 million in 1994. This increase was the result of increased earnings on invested mortgagor escrow amounts. Earnings on such amounts have increased as the mortgage servicing portfolio increased to $4.4 billion at December 31, 1995, an increase of approximately $787.4 million or
22.0 percent over the $3.6 billion in loans serviced at December 31, 1994. In addition, the Company was able to negotiate a more favorable earnings rate for invested escrow funds during 1995.

     Other income was $0.5 million in 1995, a decrease of $1.5 million or 74.4 percent from $2.0 million in 1994. The decrease in other income is primarily attributable to (1) a decrease of $0.7 million in prepayment penalties from 1994 as a result of the refinance activity caused by lower interest rates during 1994 relative to 1995, and (2) a decrease of $0.7 million in rental income on the Sheffield Court Apartments due to the sale of that property in February 1995, as discussed below.

     Sheffield Acquisition Corp. ("SAC") was incorporated on October 7, 1992 as a wholly-owned subsidiary of Washington Mortgage, to acquire and manage one multifamily property known as the Sheffield Court Apartments. This apartment complex was the underlying collateral for a loan originated and serviced by the Company and sold to a life insurance company. The Company maintained a 20 percent recourse liability on the loan. The loan subsequently defaulted and the life insurance company acquired and then sold the property to SAC for a purchase price of $2,000,000, with participation debt of $1,800,000 provided by the life insurance company. The Company guaranteed $400,000 of the note. In February 1995, the Company sold the Sheffield Court Apartments for $2,464,000, paid off the note with the life insurance company and realized a loss of approximately $54,000. Washington Mortgage dissolved SAC in 1996.

     Salaries and employee benefits on a consolidated basis in 1995 were $9.2 million, an increase of $1.9 million or 25.7 percent from $7.3 million in 1994. The increase in these costs is directly correlated to the increase in revenue since most of the Company's sales professionals are compensated based on loan origination fees. Salaries and employee benefits on a consolidated basis remained relatively constant as a percent of total revenues at 41.9 percent and
42.9 percent for 1995 and 1994, respectively.

     General and administrative expenses on a consolidated basis in 1995 were $5.1 million, an increase of $0.8 million or 19.5 percent from $4.3 million in 1994, representing 23.4 percent and 25.3 percent of total revenue, respectively. The increase is primarily attributable to a legal settlement of $550,000 in 1995, and the related legal fees, as discussed below.

     In October 1990, the Federal Deposit Insurance Corporation ("FDIC") terminated a servicing agreement between Vienna Mortgage Corporation ("VMC"), a former subsidiary of the Company, and The National Bank of Washington ("NBW"), which had been placed into receivership. The FDIC disavowed the contract of NBW, and VMC disputed the authority of the FDIC to terminate the loan servicing agreement without the payment of a $770,000 termination fee, which was stipulated in the servicing agreement with NBW. VMC, using set-off provisions, held back the $770,000 on the date of transfer of the terminated servicing rights to the FDIC. In July 1991, the FDIC filed suit and in December 1991 obtained a judgment against VMC for the $770,000 plus accrued interest. VMC appealed the U.S. District Court judgment to the U.S. Court of Appeals for the Fourth Circuit, which affirmed the District Court's decision. VMC subsequently petitioned the United States Supreme Court for a hearing, but the petition was denied in the fall of 1993. During 1995, the Company settled the judgment by paying $550,000 on behalf of VMC. The Company has no further liability in this matter. VMC was dissolved after the settlement with the FDIC.

     Interest expense decreased from $2.3 million in 1994 to $2.1 million in 1995, a decrease of 4.7 percent. Even though the average loans held for sale increased in 1995 from 1994 balances, the Company was able to negotiate more favorable interest rates thereby resulting in a decreased interest expense.

     Depreciation and amortization expense increased from $1.9 million in 1994 to $2.4 million in 1995, an increase of $0.5 million or 23.0 percent as a result of additional purchased mortgage servicing rights in 1995. However, depreciation and amortization expense remained relatively constant as a percent of total revenue at 10.8 percent and 11.3 percent for 1995 and 1994, respectively.

     Losses from Beverly Hills Securities of $692,000 in 1995 and $720,000 in 1994 relate to equity losses in the Company's investment in Beverly, as discussed previously.

LIQUIDITY AND CAPITAL RESOURCES

     Cash inflow from operating activities for the period January 1, 1997 through June 30, 1997 of $3.0 million increased from operating cash inflow of $0.5 million for the period January 1, 1996 through June 30, 1996. Such increase was primarily due to: (i) increased other liabilities; and (ii) decreased servicing advances.

     The Company's principal capital needs are the financing of loan funding activities, servicing advances, and the acquisition of commercial and multifamily mortgage companies and servicing portfolios. To meet these needs, the Company currently utilizes the following warehouse lines of credit, credit lines and term loans.

     The Company currently maintains two warehouse lines of credit, amounting to $185 million. The warehouse lines are secured by the related mortgage loans held for sale and bear interest at a rate equal to (i) the London Interbank Offered Rate ("LIBOR") plus 3/4 percentage points (with respect to one facility for $150 million) and (ii) the Euro-Rate plus 3/4 percentage points (with respect to the other facility for $35 million). To the extent the Company maintains compensating balances, the rate on the $150 million line is reduced to 3/4 percent and the rate on the $35 million line is reduced to 3/4 percent. The lines have one year terms and expire November 1997 in the case of the $150 million facility and April 30, 1998 in the case of the $35 million facility. The Company has received a commitment to extend the $150 million facility to September 30, 1998. The credit limit for the $150 million line has been temporarily increased at times to allow increased borrowings beyond the limit. The $35 million may also be used to fund advances required by the Company as a primary servicer and fund liquidity advances required by the Company as a master servicer of collateralized mortgage-backed securities. The base interest rates on this line of credit related to these types of advances are 1.50 to 2.0 percent for balance-funded borrowings and the Euro-Rate plus 1.5 to 2.0 basis points for non-balance-funded borrowings.

     The Company maintains a $10 million credit line for working capital purposes and to fund acquisitions of servicing rights (the "Working Capital Line"), which is secured by related servicing rights acquired. The Working Capital Line bears interest at LIBOR plus three and one-half percent (or three and one-half percent to the extent compensating balances are maintained). The Working Capital Line renews annually until June 2001, when it converts to a term loan due in quarterly installments through June 2006.

     The Company is also obligated on a $6.0 million term loan that was converted from a credit line in October 1996. This loan bears interest at LIBOR plus three percent (or three percent to the extent compensating balances are maintained) and is secured by servicing rights relating to loans with an approximate unpaid principal balance of $5.1 billion as of June 30, 1997. The loan is repayable in quarterly installments on a 10-year amortization schedule with the remaining balance due in June 2001.

     At June 30, 1997, the Company had approximately $11.8 million available for working capital purposes, which consisted of approximately $6.3 million in cash and $5.0 million of borrowings available under the Company's various credit facilities, excluding its warehouse lines of credit. At December 31, 1996 and June 30, 1997, the Company had negative working capital of $1.4 million and $2.9 million respectively, primarily due to payables to NHP.

     The Company has received a commitment for a secured revolving credit facility for 1997 for up to $35 million, subject to certain conditions, including completion of satisfactory documentation, the absence of material adverse changes and the sale of participations in the loan. After 18 months, this facility converts to a five year term loan. The purpose of this line of credit is to finance the acquisition of commercial mortgage banking companies. The availability of this line will depend on the value of the assets being purchased and servicing rights available as security for this line. The interest rates on this line of credit are expected to be 3.0 percent for balance-funded borrowings and LIBOR plus 3.0 percent for non balance-funded borrowings. There can be no assurance that the conditions will be satisfied and the loan completed.

     The Company's various debt obligations contain restrictions including the following: restrictions on the maximum ratio of debt to adjusted tangible net worth; maximum delinquency rates for loans serviced by the Company; minimum standards for adjusted tangible net worth; minimum debt service coverage ratios; minimum ratios of liquid assets to tangible net worth; and minimum servicing portfolio size. In addition, these debt obligations restrict loans, capital contributions, management fees and asset transfers to affiliates. The Company is also required to remain in compliance with applicable FHA, GNMA and investor net worth requirements and to remain in good standing with FHA, GNMA and investors.

     The Company has also established a letter of credit of $4.4 million as of June 30, 1997 on behalf of Fannie Mae to fund any loan losses incurred under the DUS Program. This letter of credit is secured by cash and mortgage-backed securities with a market value of $5.3 million.

     Concurrent with the Share Distribution, Capricorn is expected to purchase 546,448 newly issued shares of Company Common Stock at a price of $9.15 per share pursuant to a commitment entered into by Capricorn which is subject to certain conditions. This transaction would provide the Company with additional equity of $5 million. See "The Distribution of Company Common
Stock -- Description of the Distribution."

     The Company believes its funds on hand at June 30, 1997, its cash flow from operations, its unused borrowing capacity under its credit lines, and its continuing ability to obtain financing will be sufficient to meet its anticipated operating needs and non-discretionary capital expenditures for at least the next twelve months. The Company has no long-term material capital commitments, and its long-term need for capital is primarily derived from the need to maintain warehousing lines of credit to continue its loan origination activity and the need for capital for potential future acquisitions. The Company does not foresee any restriction on its ability to obtain warehousing lines of credit of at least the amount currently available. The magnitude of the Company's acquisition and investment program will be governed to some extent by the availability of capital. There can be no assurance that the Company will not be required to seek additional capital through new credit lines, debt offerings or equity offerings.

     At June 30, 1997, the Company had a liability of $3.4 million due to NHP as a result of a loan from NHP to fund the acquisition of Proctor. Also, as of June 30, 1997, the Company had a liability of $4.6 million due to NHP as a result of a loan from NHP to fund the acquisition of Askew. The Company will repay the indebtedness in connection with the Share Distribution. Pursuant to the Merger Agreement, the Company will receive a portion of the cumulative free cash flow produced by NHP during the period from February 1, 1997 to the effective time of the Merger. See "Arrangements Between NHP and the Company after the Share Distribution." The Company intends to fund the repayment of the borrowings from NHP through a combination of working capital, NHP Free Cash Flow (as defined in the Merger Agreement), draws on available credit lines and/or proceeds from the Capricorn Transaction.

INFLATION

     The Company has generally been able to offset cost increases due to inflation with increases in revenues. Accordingly, management does not believe that inflation has had a material effect on its results of operations to date. However, a significant portion of the Company's revenue is somewhat sensitive to economic factors including real estate market conditions and the general level of interest rates. To the extent future inflation increases the general level of interest rates, it could negatively impact the Company's results of operations. In addition, there can be no assurance that the Company's other operations will not be adversely affected by inflation in the future.

NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of," which requires the adjustment of the carrying value of long-lived assets and certain identifiable intangibles if their value is determined to be impaired as defined by the standard. The Company's adoption of SFAS No. 121 on January 1, 1996 did not have a material effect on the Company's financial position or results of operations.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is effective for fiscal years beginning after December 15, 1995. This statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans, however those rights are acquired. The Company adopted SFAS No. 122 in 1996. The primary change resulting from SFAS No. 122 is that servicing rights retained by the Company after the origination and sale of the related loan are required to be capitalized by allocating the total cost incurred between the loan and the servicing rights based on their relative fair value if it is practicable to determine the fair value of the mortgage servicing rights. If it is not practicable to determine the servicing right's fair value, then no value is allocated to the servicing rights. The Company has determined that it is only practicable to estimate the fair value of servicing rights related to permanent FHA originated loans as other loan types have a limited secondary market. The Company capitalized approximately $2.8 million in originated servicing rights during 1996. SFAS No. 122 also requires the Company to evaluate all mortgage servicing rights for impairment by comparing the carrying value to fair value and recording a valuation allowance if fair value is less.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 encourages, but does not require, a fair value-based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board

Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied. Adoption of this statement did not impact the financial statements of the Company, since it did not have a stock option plan at December 31, 1996. In connection with the Share Distribution, the Company plans to institute a new employee stock option plan. Management believes that the new stock option plan will not have a material effect on the Company's financial position or results of operations in 1997.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets and the Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components" approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The new standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Management does not expect the new standard to have a material effect on the Company's financial position or results of operations.

     In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement changes the requirements for calculation and disclosure of earnings per share. This statement eliminates the calculation of primary earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share. There will be no impact to the Company's earnings per share as a result of adoption of SFAS No. 128.

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement states that all items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in separate statement of comprehensive income. This statement is effective beginning January 1, 1998. Management does not expect the new standard to have a material effect on net income as already reported.

                               INDUSTRY OVERVIEW

     The Company believes that the financing of commercial and multifamily real estate offers significant growth opportunities. Commercial and multifamily real estate encompasses a wide spectrum of assets including multifamily, office, industrial, retail and hospitality. These assets are financed by an estimated $1.0 trillion of outstanding commercial real estate debt. During the past ten years, total commercial mortgage originations have averaged approximately $210 billion annually, of which approximately 80 percent to 85 percent consist of non-multifamily assets. The Company anticipates that on a stabilized basis, the commercial real estate market will require debt financing for existing properties of approximately $120 to $140 billion annually, plus additional amounts for new construction.

     Commercial mortgage banks have arranged a significant portion of the debt financing for commercial real estate. Historically, commercial mortgage banks originated and serviced loans for life insurance companies in specified geographic regions. In addition to providing loans to life insurance companies, some commercial mortgage banks acted as originators for GSEs such as Fannie Mae and Freddie Mac, and also acted as brokers for other lenders. As a result, a fragmented industry has developed which is comprised of small local and regional firms.

     However, since the early 1990s the commercial mortgage banking industry has experienced significant change, in part due to the growth in commercial mortgage securitization, the expanded involvement of GSEs, increased borrower sophistication and advances in information technology. Many of the existing firms lack the capital and financial sophistication to compete effectively in today's rapidly changing market. Accordingly, the Company believes the commercial mortgage industry is going through a period of consolidation similar to that experienced in the residential mortgage industry. Although consolidation provides significant growth opportunities for the Company, certain risks are also involved. See "Risk Factors -- Risks of Inability to Complete or Successfully Integrate Acquisitions or Enter into New Business Lines."

     The industry is already showing signs of consolidation. For example, the MBA reported that as of June 1996, ten commercial mortgage banks (including the Company) had servicing portfolios greater than $5 billion, compared to three companies in June 1992. Moreover, as measured by unpaid principal balance of loans serviced, the top ten companies serviced 52 percent of the outstanding commercial loans administered by the 100 largest companies involved in commercial loan servicing. In 1992, the ten largest servicers accounted for 21 percent of the loans serviced by the 100 largest companies.

                                    BUSINESS

COMPANY OVERVIEW

     The Company is one of the largest independent commercial mortgage bankers in the United States as measured by servicing portfolio size based on the 1996 MBA Survey and is the largest originator of FHA-insured multifamily and healthcare loans based on statistics provided by HUD. The Company originates, underwrites, structures, places, sells and services multifamily and commercial real estate loans. Through its relationships with GSEs, investment banks, life insurance companies, commercial banks and other investors, the Company provides and arranges financing to owners of multifamily and commercial real estate on a nationwide basis using both a retail and wholesale network. The Company generates revenues through origination fees, servicing fees, net interest income on loans held for sale and placement fees. As of June 1996, the Company was the tenth largest servicer of multifamily and commercial real estate loans in the country based on the MBA Survey. At the time of the survey, the Company serviced a portfolio of approximately $4.9 billion, and the average portfolio size for the top ten servicers was approximately $10.4 billion. In the year ended December 31, 1996 and the first 6 months of 1997, the Company originated $1.1 billion and $622.4 million, respectively, of multifamily and commercial real estate mortgages.

     The Company believes that it is well positioned to compete effectively in the commercial real estate financing industry based on its capitalization, geographic scope and services provided. The commercial and multifamily mortgage banking industry is increasingly characterized by expensive technological demands, large and sophisticated infrastructure for real estate underwriting and risk evaluation and the rapid emergence of the securitized market. These developments will, in the Company's judgment, lead to the creation of sophisticated and well-capitalized mortgage finance enterprises. The Company seeks to use its existing infrastructure and leverage its market position to increase market share of its established businesses and grow its commercial business.

     The Company is a Delaware corporation formed in October 1992 to hold the operations of WMF Huntoon Paige and Washington Mortgage, which are now wholly-owned subsidiaries of the Company. WMF Huntoon Paige has carried on the business of originating and servicing multifamily mortgages insured by the FHA under various owners and under various names since 1979 and was acquired by the predecessor of the Company in 1991. Washington Mortgage, and entities it has acquired, has carried on the business of originating and servicing multifamily and commercial mortgages under various owners and under various names since 1984. The Company was acquired by NHP on April 1, 1996. The principal executive offices of the Company are located at 1593 Spring Hill Road, Suite 400, Vienna, Virginia 22182, phone (703) 610-1400.

STRATEGIC OBJECTIVES

     The Company seeks to increase reported earnings and cash flow through (i) acquisitions and internal growth, (ii) design and delivery of new mortgage products, and (iii) expansion into related businesses.

     Acquisitions. The Company has pursued a strategy of acquiring both multifamily and commercial mortgage businesses which either serve key real estate markets in the United States or provide niche or specialized services that enhance its product line, and of acquiring additional servicing portfolios. As a result of acquisitions and internal growth, the Company has increased loan originations from approximately $240 million in 1992 to approximately $1.1 billion in 1996, or a compound annual growth rate of 46.9 percent and its servicing portfolio from approximately $3.0 billion to $6.2 billion for a compound annual growth rate of 20.0 percent. The characteristics of firms the Company seeks to acquire include active and productive loan origination staffs, significant market share and servicing portfolios of $250 million or more.

     In furtherance of its acquisition strategy, the Company routinely reviews, and conducts investigations of, potential acquisitions of multifamily and commercial mortgage businesses. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such businesses regarding the possibility of an acquisition by the Company. As of the date of this Information Statement/Prospectus, the Company does not have any agreements for pending acquisitions and has not entered into any letters of intent with respect to pending acquisitions. The Company is currently in serious negotiations with various parties relating to the acquisitions of both stock and assets which would be acquired for aggregate consideration of approximately $10 million (which may be paid in either cash, shares of Company Common Stock, or some combination of the two) and which could occur soon, including negotiations with The Robert C. Wilson Company ("Wilson"), a Houston-based commercial mortgage banking company. The Company and Wilson have agreed in principle for the Company to acquire all of Wilson's issued and outstanding common stock for a purchase price of $4 million in cash (80 percent of which would be paid at closing and the remaining 20 percent of which would be paid in the form of earnouts over a 42 month period). As of August 31, 1997, Wilson had a total servicing portfolio of $570 million and Wilson originated approximately $332 million in mortgages in its fiscal year ended August 31, 1997. The Company's Board of Directors has approved the acquisition of the stock of Wilson, but the parties have not entered into a definitive contract. There can be no assurance that any of these or other negotiations will lead to definitive agreements, or, if agreements are reached, that any or all of the transactions would be consummated.


     During 1996, the Company increased its portfolio of serviced mortgages by
40.9 percent from $4.4 billion to $6.2 billion, primarily as a result of the Proctor and ACR Acquisitions, as well as new originations.

          - On December 31, 1996, the Company acquired all of the common stock of Detroit-based Proctor, the 37th largest commercial mortgage banking firm in the United States based on the MBA Survey. The Company paid approximately $3.7 million in cash to acquire Proctor. The acquisition brought to the Company a $1.1 billion loan servicing portfolio of multifamily, retail and office building mortgages, as well as 17 active correspondent relationships with life insurance companies. Proctor originated approximately $221 million in commercial mortgage loans in 1996.

          - On May 13, 1996, the Company completed the purchase of a portion of the loan production pipeline and servicing, as well as certain other assets, of ACR for approximately $4.2 million plus potential future payments based on realization of loans closed from the pipeline through August 1997. The acquired pipeline and loan production offices originated approximately $138 million in multifamily and healthcare loans for the Company in 1996.

     Additionally, on April 16, 1997, the Company purchased substantially all of the mortgage banking assets of Askew in Dallas, Texas for $4.6 million, excluding transaction costs. Askew is a multifamily and commercial mortgage bank with correspondent relationships with 14 insurance companies, which originated $375 million of mortgages in 1996. The Askew Acquisition increased the Company's mortgage servicing portfolio by $425 million and gives the Company access to the traditional insurance company whole-loan buyers in the markets served by Askew as well as a new source of loans for securitization through the Company's capital market relationships.


     The Company also grows its servicing portfolio through the acquisition of servicing rights. Since 1992, the Company has acquired servicing rights on approximately $1.3 billion of mortgages in over 44 transactions. The Company routinely reviews and conducts investigations of potential acquisitions of servicing rights and, at any one time, may be involved in transactions in which it will acquire servicing rights. As of the date of this Information Statement/Prospectus, the only pending transaction involving acquisition of servicing rights that is material in terms of the size of the portfolio covered is an acquisition of servicing rights to an approximately $275 million portfolio of FHA insured loans. The Company expects to acquire the servicing rights to this portfolio on October 31, 1997 for a cash payment of approximately $4.1 million. The rights to service the portfolio will expire on dates between January 2001 and September 2002, and the Company will be required to purchase the underlying loans at that time, which it may then retain or resell. The Company intends to resell such loans and retain servicing rights, but there can be no assurance that it will be able to resell the loans at that time, or that it will be able to resell the loans and retain mortgage servicing rights.


     Design and delivery of new mortgage products. Since 1992, the Company has been involved in developing more than eight new products including one of the first whole-loan conduits (Common Sense(SM)), a revolving credit facility for REITs and a forward commitment program for tax-credit new construction. Using these products, the Company has originated loans totaling over $600 million from 1992 to 1996. In the past six months, the Company has enhanced its bridge loan product for multifamily lending as well as added a number of life company products and a securitized loan product with a major Wall Street conduit for commercial lending. Within the multifamily and commercial mortgage business, the Company intends to develop new financing products in response to changing market conditions, including continued development of bridge loan products and development of participating loan products. There can be no assurance that the Company will be successful in developing any particular new product or, if a product is developed, that it will be profitable for the Company.

     Expand into related businesses. The Company seeks to build upon its competency in evaluating real estate to expand its services and develop related products. The Company has used its expertise to provide due diligence services for institutional clients and is investigating opportunities to expand its presence in the commercial mortgage-backed securities market. Other possible businesses may include real estate advisory services, master servicing of securitized loans, asset management, commercial leasing and management and the purchase and retention of commercial mortgage-backed securities. Expansion may occur through a combination of acquisitions, strategic alliances and internal business development. There can be no assurance that the Company will seek to undertake any specific line of business, or that, if it undertakes a particular line of business, that the business will be successful.

MORTGAGE ORIGINATION

     The Company's staff of 33 loan originators targets a wide variety of borrowers including developers, local entrepreneurial owners, large portfolio owners and public companies such as REITs. Currently, the Company originates mortgages through two channels -- retail and wholesale. The Company directly solicits owners of real estate, as well as local multifamily and commercial mortgage brokers, through its loan originators based in 13 offices located throughout the country. The Company believes that having a local presence within a market significantly adds to its understanding of the local economic, demographic and real estate trends, thus allowing it to serve borrowers and investors better. A local presence also facilitates the development of borrower relationships as well as the identification of new customers. In those markets where the Company does not have a retail presence, it acts through a correspondent relationship with local mortgage brokers. In this relationship, a local commercial mortgage broker serves as a source of loans for the Company. Currently, the Company originates loans through 65 correspondents throughout the United States. The Company believes that multiple sourcing systems and a diverse menu of loan products attract borrowers and helps retain their business.

     In 1996, the Company obtained 64 percent of its $1.1 billion of loan originations through correspondents. The Company's relationship with correspondents differs between multifamily and commercial lending and FHA lending. For multifamily and commercial lending, the Company enters into an agreement with each correspondent which generally provides among other things that the correspondent will (i) be paid by the borrower typically based on a percentage of the loan, (ii) provide the Company with a right of first refusal in certain instances to finance properties meeting the criteria of its loan programs and investors and (iii) be eligible for incentive fees based on servicing fees received by the Company from the originated loans. Multifamily and commercial correspondent agreements are generally terminable by either party without cause upon prior written notice and provide no geographic restrictions on the part of the Company or the correspondent. With respect to FHA lending, correspondents generally enter into agreements with the Company for each individual transaction and the terms of the agreements vary from transaction to transaction. These agreements define the compensation, roles, representations and warranties for the correspondent and the Company.

     Once potential borrowers have been identified, the Company determines which of its mortgage products best meets the borrowers' needs. After identifying a suitable product, the Company works with the borrower and a mortgage investor to prepare a loan application. Upon acceptance by the borrower, the application is forwarded to the Company's underwriters for due diligence or, in the case of FHA insured loans, to the FHA, which conducts the due diligence and makes decisions on commitments. See "-- Mortgage Underwriting." The loan is evaluated, and if appropriate, submitted to a loan committee consisting of senior officers of the Company. If a loan is approved, the Company issues a commitment to the borrower and normally commits the loan for sale to an appropriate investor at the same time. This essentially simultaneous commitment from both a borrower and a mortgage investor enables the Company to eliminate its exposure to interest rate changes for each transaction. Typical investors include insurance companies, banks, credit corporations, GSEs and other institutional investors. Closing on a loan typically occurs 15 to 30 days after the Company commits to make the loan. At the time of the closing, the Company funds the loan using its warehouse lines of credit and the Company is paid an origination fee, typically one percent of the principal amount of the loan, by the borrower.

     Within 10 to 45 days after the closing on a loan, the Company typically completes the sale of the loan to an investor. In connection with such sales, the Company makes certain representations and warranties to investors covering matters such as title to mortgaged property, lien priority, environmental reviews and certain other matters. See "Risk Factors -- Retained Risks of Mortgage Loans Sold." The Company bases these representations and warranties on representations and warranties from borrowers and on independent studies from third-party consultants. The Company may also retain certain other liabilities with respect to loans it sells to investors, as it does under the Fannie Mae DUS Program. See "Risk Factors -- Risk of Loss on Mortgage Loans Sold Under DUS Program" and "Conventional Multifamily," below. After selling a mortgage loan, the Company typically retains the right to service the loan. See "-- Mortgage Servicing." As of December 31, 1996 and June 30, 1997 the Company held 24 and 9 mortgage loans for sale with an aggregate principal balance of $40.2 million and $21.6 million, respectively. As of December 31, 1996 and June 30, 1997 the range of the note rates on the mortgage loans held for sale was between 6.50% and 10.0%, and varied by product type. As of December 31, 1996 and June 30, 1997 there were no states in which the concentration of mortgage loans held for sale was greater than 10 percent of the aggregate outstanding principal balance. Further, as of December 31, 1996 and June 30, 1997, the Company had received investor commitments to purchase the mortgage loans held for sale, and subsequent to the end of each period the Company sold each of the loans.

     The Company provides a diverse range of products to borrowers through three business units: Conventional Multifamily, FHA Multifamily and Healthcare and Commercial. The following table sets forth information regarding loan origination volume by business unit for each of the last three years.

                    LOAN ORIGINATION VOLUME BY BUSINESS UNIT
                             (DOLLARS IN MILLIONS)

                                                             6 MONTHS
                                                              ENDED
                                                             JUNE 30,
                                                               1997       1996      1995     1994
                                                             --------   --------   ------   ------
Conventional Multifamily...................................   $175.9    $  505.4   $448.0   $223.3
FHA Multifamily and Healthcare.............................    344.3       505.6    325.5    252.0
Commercial.................................................    102.2       117.5     29.0     42.6
                                                             -------    --------   ------   ------
     Total.................................................   $622.4    $1,128.5   $802.5   $517.9
                                                             =======    ========   ======   ======

     Conventional Multifamily. This business unit originates financing for multifamily properties that are not supported by governmental insurance or guarantees. The Company sells such loans to a variety of mortgage investors. One of the Company's most active conventional products is Fannie Mae's DUS Program. Currently, there are only 26 companies approved to participate in this program. In 1996, total DUS Program production was $4.4 billion, of which the Company produced $281.3 million. Under the DUS Program, Fannie Mae delegates its authority to these 26 companies to approve, close and service loans on multifamily mortgages that meet predetermined criteria. Fannie Mae is committed to subsequently purchase these loans from participating companies. As part of the program, Fannie Mae requires that each company maintain a specified capital base and share in the risk of loss on the loan. See "Risk Factors -- Risk of Loss on Mortgage Loans Sold Under DUS Program." In return for sharing the risk of loss, the participants receive a servicing fee that is significantly higher than what is typically found in the industry. The Company underwrites each loan (as described on the following pages) to manage its loss exposure and enhance its return on servicing. See "-- Mortgage Underwriting," below.

     In addition to its participation in Fannie Mae's DUS Program, the Company is a Fannie Mae Prior Approval Lender and is one of the designated post closing review lenders for the Fannie Mae Aggregation Facility (the "Aggregation Facility"). These programs allow the Company to sell certain loans to Fannie Mae that it would not otherwise fund through the DUS Program. Unlike DUS, however, neither the Prior Approval nor the Aggregation Facility requires that the Company share in the risk of loss.

     The Company is one of six multifamily mortgage companies which sell mortgage loans to NationsBanc Capital Markets, Inc. specifically for subsequent securitization This program was created in conjunction with the Company by NationsBank, N.A. in 1994 when NationsBank launched its securitization efforts. In 1996, the Company originated loans totaling $87.7 million through this program.

     FHA Multifamily and Healthcare. The Company, through WMF Huntoon Paige, is the largest provider of FHA-insured multifamily and healthcare financing in the country. The Company originates and services both construction and permanent loans. In 1996, the Company acquired certain assets of ACR, the third largest originator of FHA financing. Together, these companies originated 13.8 percent of all FHA multifamily and healthcare insured debt financing in 1996.

     The Company operates FHA lending as a separate business unit because typical property characteristics, borrower requirements, licensing, and approval processes differ significantly between FHA and conventional multifamily financing. The Company, through its subsidiaries, is an FHA-approved mortgage and, as such, must comply with the applicable requirements of the National Housing Act and the regulations and policies of the FHA that are promulgated pursuant to the National Housing Act. See "-- Regulations," below and "Risk Factors -- Uncertainties Resulting from Government Regulation and Changes in Government Programs."

     Commercial. With the acquisition of Proctor in 1996 and the acquisition of the assets of Askew in 1997, the Company has substantially increased its presence in the market for commercial, non-multifamily financing. The Company has originated loans for three programs that target mortgages secured by a variety of asset classes including office buildings, retail centers, hotels, warehouses and nursing homes. Both Proctor and Askew bring a variety of established insurance company relationships to the Company, including: UNUM, Canada Life, CIGNA, American General, Nationwide, Berkshire Life, Government Personnel Mutual and Century Life. Historically, banks, insurance companies and, more recently, conduits, have been the primary sources of capital for this segment. Insurance companies are particularly active investors in the segment through the regional commercial mortgage banks.

     Originating and servicing commercial mortgages may be more difficult than originating and servicing multifamily mortgages in a number of respects including the following: (i) the Company must develop new borrower, correspondent, and investor relationships; (ii) the commercial mortgage segment consists of many different asset types, such as office buildings, retail facilities, and hotels, with varying operating characteristics, whereas the multifamily mortgage segment is more uniform with respect to asset types; and
(iii) unlike the multifamily segment, liquidity in the commercial segment does not benefit from the involvement of GSEs and the FHA.

MORTGAGE UNDERWRITING

     The Company's originators work in conjunction with underwriters whose responsibility is to perform due diligence on all loans prior to commitment and approval. The Company's underwriters complete a comprehensive assessment of the proposed loan including a review of (1) borrower financial position and credit history, (2) past operating performance of the underlying collateral, (3) potential changes in project economics and (4) appraisal, environmental, and engineering studies completed by a pre-approved list of third-party consultants. Additionally, underwriters complete an independent market assessment which includes a property inspection, review of tenant and lease files, survey of market comparables and an analysis of area economic and demographic trends. Each proposed loan is reviewed and approved by a loan committee consisting of the senior officers of the Company. These executives average 18 years experience in lending.

     The Company uses underwriting guidelines provided by investors and developed internally in its loan approval process. Key factors considered in credit decisions include, but are not limited to, debt service coverage, loan to value ratios, property financial and operating performance, quality of property management, borrower credit history and tenant profile. The standards vary from investor to investor and may include a subjective element based on the totality of circumstances relating to the credit risk and generally do not involve mechanical application of a set formula. The Company refines its underwriting criteria based on actual loan portfolio experience and as market conditions and investor requirements evolve.

     In 1996, these underwriting procedures contributed to the Company achieving a loan delinquency rate (i.e., loans delinquent over 60 days) equal to only 0.75 percent of its entire conventional multifamily and commercial portfolios. For the DUS portfolio, where the Company is exposed to potential loss sharing with Fannie Mae, the Company has not experienced any losses or delinquencies on its new originations since its approval as a DUS lender in 1990. During this period, the Company originated over 175 DUS loans with original principal balances in excess of $928 million. The Company has experienced one loss of $0.3 million on a DUS loan. The loan was originated by another lender and the Company acquired the risk-sharing obligation as part of its DUS approval in 1990.

     The Company utilizes the underwriting criteria established by the FHA to recommend loans for FHA insurance. The Company provides the FHA with the requisite information necessary for its credit review. These loans are then examined by the FHA, which makes the decision as to whether to provide insurance.

MORTGAGE SERVICING

     As a mortgage servicer, the Company performs both primary and master servicing functions. Primary servicing involves the collection of mortgage payments, the maintenance of escrow accounts for the payment of ad valorem taxes and insurance premiums, the remittance of payments of principal and interest, the reporting to investors on financial and property issues and general loan administration. The primary servicer must inspect properties, determine the adequacy of insurance coverage, monitor delinquent accounts and, in cases of extreme delinquency, institute and complete either forbearance arrangements or foreclosure proceedings on behalf of investors.

     Master servicers administer and report on securitized pools of mortgage-backed securities. Normally, the actual mortgages underlying mortgage-backed securities are serviced by individual primary servicers. Master servicing agreements typically provide for the primary servicer to retain responsibility for administering the mortgage loans and the master servicer functions as an intermediary, supervising the work of primary servicers by monitoring their compliance with the servicing contract and consolidating all accounting and reporting to the securities issuer.

     The Company provides servicing pursuant to contracts with owners of mortgages and originators of mortgage-backed securities. The contracts are generally for a term equal to the term of the serviced mortgage or the mortgage-backed security, as appropriate, except that all contracts are terminable for cause and contracts with insurance company owners of mortgages (amounting to approximately 18 percent of mortgages held as of December 31, 1996) are customarily terminable on 30 days notice by the owner, in many instances without cause, subject to payments of termination fees in certain circumstances. Pursuant to these agreements, the Company receives a fee for primary servicing typically ranging from ten basis points to forty basis points of the unpaid principal amount annually. Fees for master servicing typically range from one to ten basis points of the unpaid principal balance of the loans underlying the securities.

     As of June 30, 1997, the Company acted as the primary servicer for approximately $7.0 billion of loans and the master servicer for an additional $476 million of loans. These loans were obtained through the Company's origination network and through the purchase of servicing rights. A breakdown of the servicing portfolio is shown below.

                      SERVICING PORTFOLIO BY PRODUCT TYPE
                                 $ IN MILLIONS

                                                          6 MONTHS
                                                           ENDED
                                                          JUNE 30,
                                                            1997       1996         1995         1994
                                                          --------   --------     --------     --------
aConventional Multifamily................................  $1,851     $ 1,644      $ 1,409      $ 1,004
FHA -- Ginnie Mae.......................................    3,582       3,076        2,657        2,206
Commercial..............................................    1,602       1,267          201           --
Master Servicing........................................      476         214          145          368
                                                           -------    -------      -------      -------
     Total..............................................   $7,511     $ 6,201      $ 4,412      $ 3,578
                                                           ======     =======      =======      =======

     The Company processes servicing transactions primarily through facilities in Vienna, Virginia and Edison, New Jersey, and it employs approximately 52 persons in servicing capacities. As of June 30, 1997, the Company serviced 2,655 loans, each of which normally involves monthly payments for 211 investors. As part of its servicing functions on these loans, the Company managed escrow accounts totaling $270 million as of June 30, 1997 and processed approximately $47 million in principal and interest payments each month. The Company continuously reviews its servicing operations and seeks to implement improvements in its systems and business processes.

INTEREST RATE SENSITIVITY

     The Company believes that interest rate changes can affect its operating results in a variety of ways, including impacts on origination fees, servicing fees, placement fee income, gains on loan sales as well as its own cost of financing. Generally, interest rate increases reduce the level of economic and real estate activity, thereby decreasing the demand for mortgage financing, which in turn may negatively affect the Company's ability to earn origination fees and gains on loan sales. In addition to possibly depressing loan origination levels, gains on loan sales may be further restricted because the value of fixed income securities, such as many real estate mortgages, tend to decline as interest rates increase. Finally, interest rate increases raise the cost of debt financing, particularly if the Company finances its operations with variable rate debt.

     Interest rate increases, however, positively affect Company earnings from loan servicing activities. A reduction in real estate activity may reduce the risk of borrower prepayments, potentially increasing the level of servicing fees and the value of the Company's servicing portfolio. Additionally, placement fee income earned by the Company may benefit from increased interest rate levels.

     Declines in interest rates should generally have a corresponding favorable impact on Company earnings from originating, loan sales and financing activities and a negative impact on servicing and placement fee income. Changes in the relationship between short-term and long-term interest rates may also affect the Company's results of operations. The Company earns net interest income, typically based upon long-term rates earned on loans held between loan closing and mortgage investor funding. Net interest income increases when long-term rates increase relative to short-term rates and decreases when short-term rates increase relative to long-term rates.

     Although the Company believes that the interest rate environment generally has the foregoing effects, there is no consistent correlation between interest rate levels and either the Company's revenues or its overall profitability. In part, this lack of correlation reflects the refinancing of existing permanent and construction mortgages at their maturities which may occur regardless of the interest rate environment. Additionally, approximately 50 percent of the Company's revenues are derived from originating and approximately 50 percent of the Company's revenues are derived from servicing activities and interest levels have different impacts on each, as described above.

REGULATION

     The Company, through its subsidiaries, is an FHA-approved mortgagee and, as such, must comply with the applicable requirements of the National Housing Act (the "Housing Act"), and the regulations and policies of the FHA which are promulgated pursuant to the Housing Act. The Housing Act's regulations and policies require, among other things, the maintenance of a minimum net worth and minimum warehouse lines of credit by each approved mortgagee, the employment of trained personnel competent to perform their assigned responsibilities, the submission to FHA of an annual audit report and financial statements in a form acceptable to FHA, the maintenance and use of escrow funds in a prescribed manner and the maintenance of a quality control plan for the underwriting, origination and servicing of mortgage loans.

     In addition to being an FHA-approved mortgagee, one of the Company's subsidiaries is approved by Ginnie Mae as an issuer of Ginnie Mae-guaranteed mortgage-backed securities ("Ginnie Mae MBSs"). As an approved issuer of Ginnie Mae MBSs, the Company must comply with the eligibility requirements of Ginnie Mae which, among other things, mandate that the subsidiary be an FHA-approved mortgagee in good standing, that it be a Fannie Mae- or Ginnie Mae-approved mortgage servicer in good standing, and that it maintain a minimum net worth in assets acceptable to Ginnie Mae in an indexed amount which is related by Ginnie Mae policy to the amount of Ginnie Mae MBSs which the Company has issued.

     As a mortgage banker engaged on a national level, the Company must comply with the laws of the various states which may be applicable to the activities of mortgage bankers within each respective state. These laws may require authorizations or licenses to conduct business in a state.

     Although the Company believes that it is in compliance in all material respects with applicable laws relating to FHA and Ginnie Mae requirements, and with applicable laws of the various jurisdictions in the United States, there can be no assurance that laws will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, sell, purchase, broker or service mortgage loans or Ginnie Mae MBSs, limit or restrict the amount of interest and other charges earned on mortgage loans or Ginnie Mae MBSs originated, sold, purchased or serviced by the Company, or otherwise adversely affect the business or prospects of the Company. If the Company were unable to comply with the laws, or were found to be in violation of law, the Company could lose the opportunity to originate, sell, purchase, broker or service mortgage loans or Ginnie Mae MBSs generally, or in the applicable jurisdiction, and could be compelled to forfeit or forgo revenues earned on transactions which were determined by FHA, Ginnie Mae or the authorities in a particular jurisdiction, as applicable, to be in violation of law or engaged in by the Company in violation of law, and it and certain of its officers could be subject to fines and other penalties, including restrictions on or prohibition from doing future business with FHA or Ginnie Mae, or in the jurisdiction. The inability of, or restrictions on the ability of, the Company to originate, sell, purchase or service mortgage loans or Ginnie Mae MBSs could have a material adverse effect on the Company.

     In addition to legal requirements with which they must comply, the Company's arrangements with investors (including Fannie Mae) require the Company to comply with certain standards including among other things, minimum net worth requirements, minimum liquid reserves, underwriting guidelines, servicing systems and controls, experienced personnel and minimum requirements with respect to errors and omissions and fidelity insurance.

     There can be no assurance that requirements will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, sell, purchase or service mortgage loans, limit or restrict the amount of interest and other charges earned on mortgage loans originated, purchased or serviced by the Company, or otherwise adversely affect the business or prospects of the Company. If the Company were unable to comply with the requirements, or were found to be in violation of any of the requirements, the Company could lose the opportunity to originate and sell, or broker, and service mortgage loans for Fannie Mae or any other investor, and could be compelled to forfeit or forgo revenues earned on transactions with respect to which the actions of the respective corporation were determined to be not in compliance with the applicable contract with Fannie Mae or other investor. The inability of the Company to originate and sell, or broker, and service mortgage loans with respect to Fannie Mae or any particular investor could have a material adverse effect on the Company.

COMPETITION

     The Company's competition varies by geographic market. Generally, competition is fragmented with very few national competitors, and many local and regional competitors. In addition, the Company's business is characterized by low barriers to entry, and new competitors have recently been successful in raising the capital necessary to enter the business. Moreover, certain of the Company's competitors are larger and have greater financial resources than the Company, including the commercial mortgage banking arms of General Motors, General Electric, Mellon Bank, Banc One and CB Commercial. The Company competes largely on the basis of its experience in purchasing and servicing mortgages supported by various government guarantees, and on its ability to respond promptly to changing market conditions. Although management believes that the Company is well positioned to continue to compete effectively in the multifamily and commercial mortgage banking businesses, there can be no assurance that it will do so or that the Company will not encounter further increased competition in the future which could limit its ability to maintain or increase its market share.

LEGAL PROCEEDINGS

     The Company is involved from time to time in legal proceedings arising in the ordinary course of business. In connection with the Company's loan servicing activities, the Company is indemnified to varying degrees by the party on whose behalf the Company is acting. The Company also maintains insurance that management believes is adequate for the Company's operations. None of the legal proceedings in which the Company is currently involved, either individually or in the aggregate (and after consideration of available indemnities and insurance), is expected to have a material adverse effect on the Company's business or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's business or financial condition.

EMPLOYEES

     At June 30, 1997, the Company employed 223 persons. Most of these people work in professional, administrative and technical positions and no employee is represented by a labor union or subject to a collective bargaining agreement. The Company believes that its employee relations are generally good.

PROPERTIES

     The Company's headquarters are currently located in Vienna, Virginia where the Company leases approximately 28,559 square feet of office space under a lease expiring on December 31, 2000. Additional corporate offices are located in Edison, New Jersey, where the Company leases approximately 15,206 square feet of office space under a lease expiring on May 1, 2005. In addition to its offices in Vienna and Edison, the Company has nine offices located throughout the United States.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     As of the Maturity Time, it is anticipated that the directors and executive officers of the Company will be as follows:

                 NAME                     AGE                           POSITION
---------------------------------------   ---    ------------------------------------------------------
J. Roderick Heller, III................   59     Chairman of the Board
Shekar Narasimhan......................   44     Director, President and Chief Executive Officer
Mohammed A. Al-Tuwaijri................   41     Director
Michael R. Eisenson....................   42     Director
Tim R. Palmer..........................   39     Director
John D. Reilly.........................   54     Director
Herbert S. Winokur, Jr.................   53     Director
James L. Clouser.......................   55     Executive Vice President
Michael D. Ketcham.....................   39     Executive Vice President, Chief Financial Officer and
                                                   Treasurer
Douglas J. Moritz......................   47     Executive Vice President
Howard S. Perkins......................   48     Executive Vice President
Clarke B. Welburn......................   48     Executive Vice President
Joan C. May............................   39     Senior Vice President
Elizabeth Whitbred-Snyder..............   43     Senior Vice President

     J. Roderick Heller, III has served as Chairman of the Board since 1996. He has served as a Director, President and Chief Executive Officer of NHP since its organization in 1986 and has served as Chairman of NHP's Board since 1988. From 1982 until 1985, Mr. Heller served as President and Chief Executive Officer of Bristol Compressors, Inc., a Bristol, Virginia-based company involved in the manufacturing of air conditioning compressors. From 1971 until 1982, he was a partner in the Washington, D.C. law firm of Wilmer, Cutler & Pickering. Mr. Heller is a director of Auto-Trol Technology Corporation and Community First Bank, N.A. Mr. Heller is also Chairman of public television station WETA and is trustee of numerous housing related and other non-profit institutions.

     Shekar Narasimhan has served as a director, President and Chief Executive Officer of the Company since 1992 and as Director, President and Chief Executive Officer of Washington Mortgage since its incorporation. He has also served as an Executive Vice President of NHP since 1996. Mr. Narasimhan has 18 years of experience in property management and real estate mortgage finance, primarily for multi-family properties. He has been a member of the Board of Governors of the MBA since 1995 and was the 1996 recipient of the MBA's Burton C. Wood Legislative Service Award.

     Mohammed A. Al-Tuwaijri has served as a director of the Company since 1992. He also served as a director of the Company's subsidiaries, Washington Mortgage and WMF Huntoon Paige from 1991 to 1996. Mr. Al-Tuwaijri has been President of Dar Al-Majd Consulting Engineers since 1981.

     Michael R. Eisenson will serve as a director of the Company as of the Maturity Time. He also served as a director of NHP from 1990 until May 1997. Mr. Eisenson is the President and Chief Executive Officer of Harvard Private Capital Group, Inc. ("Harvard Capital"), which manages the private equities and real estate portfolios of the Harvard University endowment fund, and which Mr. Eisenson joined in 1986. Harvard Capital is the investment advisor for Demeter. Mr. Eisenson is a director of Harken Energy Corporation, ImmunoGen, Inc., Playtex Products, Inc., and United Auto Group, Inc.

     Tim R. Palmer has served as a director of the Company since 1996. He also served as a director of NHP from 1990 until May 1997. Mr. Palmer is a Managing Director of Harvard Capital, which he joined in 1990. From 1987 to 1990, Mr. Palmer was Manager, Business Development, at The Field Corporation, a private investment firm.

     John D. Reilly has served as a director of the Company since 1996. He is President of Reilly Investment Corporation, a real estate investment company, and from 1991 through 1994 he was Executive Director of Reilly Mortgage Group, Inc., a mortgage banking and servicing company. Mr. Reilly serves as a director of Allied Capital Commercial Corporation and Allied Capital Corporation II.

     Herbert S. Winokur, Jr. is expected to serve as a director of the Company as of or shortly after the Maturity Time. He also served as a director of NHP from 1991 until May 1997. Since 1987, he has served as the President of Winokur & Associates, Inc., an investment and management services firm, and Winokur Holdings, Inc., which is the managing general partner of Capricorn, a private investment partnership. Mr. Winokur is also the manager of Capricorn Holdings LLC, which is the general partner of Capricorn II, a separate investment partnership. Mr. Winokur serves as a director of DynCorp, Enron Corporation and NacRe Corporation.

     James L. Clouser will serve as Executive Vice President of the Company as of the Maturity Time. He joined WMF Huntoon Paige in 1979 and has been President since 1989. Mr. Clouser has 22 years of real estate finance experience. He is active in the MBA and sits on the Insured Project and Income Producing Loan Subcommittee. Mr. Clouser is a regular speaker at MBA seminars and conventions and was contributing editor to the MBA Servicing Handbook.

     Michael D. Ketcham will serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company as of the Maturity Time. He has served as Senior Vice President and Treasurer of the Company since 1996. Mr. Ketcham has also served as Executive Vice President Operations, Chief Financial Officer and Treasurer of Washington Mortgage since 1996. Prior to joining the Company, Mr. Ketcham served as Vice President of Corporate Financial Planning at Marriott Corporation and one of its successor companies, Marriott International, from 1992 to 1994 and Vice President Treasury at Marriott International from 1994 to 1996. Mr. Ketcham joined Marriott Corporation in 1986. He has 15 years of corporate finance experience.

     Douglas J. Moritz will serve as Executive Vice President of the Company as of the Maturity Time. He currently serves as Executive Vice President, Multifamily/Conventional of Washington Mortgage. Mr. Moritz joined Washington Mortgage in 1988, serving as Executive Vice President, Lending from 1990 to 1996. Mr. Moritz has 25 years of experience in the multifamily industry, with 14 years of experience in multifamily finance. He has served on the Board of Governors of the Mortgage Bankers Association of Metropolitan Washington, Inc. since 1993, was the Chairman of the Income Property Committee in 1995 and 1996 and currently serves as the Association's President. Mr. Moritz has been a member of the Fannie Mae DUS Lenders' Advisory Council since 1996.

     Howard S. Perkins will serve as Executive Vice President of the Company as of the Maturity Time. He currently serves as Executive Vice President, Commercial Mortgage Finance for Washington Mortgage. From 1990 to 1996, he served as Executive Vice President, Chief Financial Officer and Treasurer of Washington Mortgage. Mr. Perkins joined Washington Mortgage in 1987. He has 19 years of lending experience.

     Clarke B. Welburn will serve as Executive Vice President of the Company as of the Maturity Time. He currently serves as Executive Vice President, Risk Management for Washington Mortgage. From 1990 to 1996, he served as Executive Vice President, Credit Policy for Washington Mortgage. Mr. Welburn joined Washington Mortgage in 1988. Mr. Welburn has 25 years of lending experience.

     Joan C. May will serve as Senior Vice President of the Company as of the Maturity Time. Since 1992, she has served as Senior Vice President, Chief Underwriter of Washington Mortgage. Ms. May joined Washington Mortgage in 1989, serving as Vice President, Underwriting from 1990 to 1992. She has 13 years of real estate lending experience.

     Elizabeth Whitbred-Snyder, CPA, will serve as Senior Vice President of the Company as of the Maturity Time. She has served as Senior Vice President of Washington Mortgage since 1992 and Controller since 1990. From 1990 to 1992, Ms. Whitbred-Snyder served as Vice President of Washington Mortgage. She has 12 years of financial services experience.

     Directors are elected for one year terms and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal. Executive officers are elected annually and hold office until the next annual meeting of stockholders or until such executive officer's earlier resignation or removal.

     The Board of Directors has created an Audit Committee which, after the Share Distribution, is expected to consist of Messrs. Reilly, Al-Tuwaijri and Palmer. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices.

     The Board of Directors has created a Compensation Committee which, after the Share Distribution, is expected to consist of Messrs. Eisenson, Winokur and Heller. The Compensation Committee is charged with making recommendations to the Board of Directors regarding the compensation of executive officers of the Company and administering any stock option plan the Company may adopt.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation paid by the Company for services rendered during the year ended December 31, 1996 to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION           LONG TERM
                                         ----------------------------    COMPENSATION        ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY     BONUS(1)    OPTIONS(#)(2)    COMPENSATION(3)
--------------------------------------   ----    --------    --------    -------------    ---------------
Shekar Narasimhan.....................   1996    $240,000    $110,000        26,666           $ 6,533
     President and Chief Executive
       Officer
Howard S. Perkins.....................   1996     195,000      70,000         6,666             2,730
     Executive Vice President
Douglas J. Moritz.....................   1996     165,000      70,000         6,666             5,675
     Executive Vice President
James L. Clouser......................   1996     145,000      70,000         5,000            15,431
     Executive Vice President
Clarke B. Welburn.....................   1996     155,000      50,000         6,666             5,626
     Executive Vice President

---------------
(1) The amounts reported were paid in 1997 with respect to the year ended December 31, 1996.

(2) All options were granted as options to acquire NHP Common Stock and are being converted into options to acquire shares of NHP Common Stock and options to acquire shares of Company Common Stock in connection with the Share Distribution.

(3) These amounts represent the Company's payment of life insurance premiums and matching contributions to the Company's 401(k) Retirement Plan.

     The following table sets forth certain information regarding options granted to the Named Officers during the year ended December 31, 1996. All options were granted by NHP as options to acquire NHP Common Stock and will be converted into options to acquire shares of NHP Common Stock and shares of Company Common Stock in connection with the Share Distribution. See "The Distribution of Company Common Stock -- Effect on Outstanding NHP Options."

                            OPTIONS GRANTED IN 1996

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                                                                  STOCK PRICE
                                             PERCENT OF                                         APPRECIATION FOR
                                            TOTAL OPTIONS                                         OPTION TERM
                               OPTIONS       GRANTED IN         EXERCISE       EXPIRATION    ----------------------
           NAME               GRANTED(#)     FISCAL YEAR     PRICE($/SH)(1)       DATE         5%($)       10%($)
---------------------------   ----------    -------------    --------------    ----------    ---------    ---------
Shekar Narasimhan..........     26,666         16.20%            $ 5.19          3/31/06      $ 87,037    $ 220,568
Howard S. Perkins..........      6,666           4.05              5.19          3/31/06        21,758       55,138
Douglas J. Moritz..........      6,666           4.05              5.19          3/31/06        21,758       55,138
James L. Clouser...........      5,000           3.04              5.19          3/31/06        16,320       41,358
Clarke B. Welburn..........      6,666           4.05              5.19          3/31/06        21,758       55,138

---------------
(1) The Exercise Price of Options for shares of Company Common Stock will depend on the allocation of the exercise price on existing options for NHP Common Stock between Company options and NHP options, which determination will be made at the time of the Share Distribution based on the fair value of shares of the Company Common Stock and NHP Common Stock at such time. See "The Distribution -- Effect on Outstanding NHP Options." For purposes of this table, the fair value of NHP Common Stock is assumed to be equal to the market value of shares of AIMCO Common Stock on May 9, 1997 times .74766, the exchange ratio in the Merger, and the fair value of Company Common Stock is assumed to be equal to three times the difference between the market value of NHP Common Stock on May 9, 1997 and the assumed value of NHP Common Stock as determined above.

     The following table sets forth certain information regarding unexercised options held by the Named Officers at December 31, 1996. All options were granted by NHP as options to acquire NHP Common Stock and are being converted into options to acquire shares of NHP Common Stock and shares of Company Common Stock in connection with the Share Distribution. See "The Distribution of Company Common Stock -- Effect on Outstanding NHP Options." No options were exercised by the Named Officers during the year ended December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                        AND YEAR-END 1996 OPTION VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                       OPTIONS AT                 IN THE MONEY OPTIONS
                                                    DECEMBER 31, 1996             AT DECEMBER 31, 1996
                                               ---------------------------    ----------------------------
                      NAME                     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
    ----------------------------------------   -----------    ------------    -----------    -------------
    Shekar Narasimhan.......................        0            26,666           $ 0          $ 105,597
    Howard S. Perkins.......................        0             6,666             0             26,397
    Douglas J. Moritz.......................        0             6,666             0             26,397
    James L. Clouser........................        0             5,000             0             19,800
    Clarke B. Welburn.......................        0             6,666             0             26,397

DIRECTORS COMPENSATION

     Non-management directors will be granted options to purchase 5,000 shares per year of Company Common Stock for their services as directors. The options will vest six months after grant and will be exercisable for ten years at a price equal to the market price on the date of issuance. Options for 1997 will be issued concurrent with the Share Distribution at an exercise price of $9.15. Non-management directors will also be reimbursed for all out-of-pocket expenses related to their service as directors. The Chairman of the Board will receive compensation in the amount of $50,000 per year for his service as Chairman.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

     Although none of the Named Officers will have employment contracts with the Company after the Share Distribution, the Company expects to provide certain severance arrangements for its Chief Executive Officer ("CEO"), Executive Vice Presidents ("EVP"), Senior Vice Presidents ("SVP") and Group Vice Presidents ("GVP"). If such an employee is terminated without "cause" (as defined below), he will be paid his then current salary for two years if he is the CEO, for one year if he is an EVP, for six months if he is a SVP or for three months if he is a GVP. If there is a "transfer of control" of the Company (as defined below) and such an employee is terminated within 180 days of such change, he will be paid his then current salary for three years if he is the CEO, for two years if he is an EVP, for one year if he is a SVP or for six months if he is a GVP. The Company expects to require each of the CEO, EVPs, SVPs and GVPs to agree to refrain from competing in the business of mortgage origination and servicing during his employment with the Company and for the greater of one year or the period during which such employee is receiving severance benefits. In addition, the Company expects to require such officers to agree to refrain from disclosing confidential information about the Company during their employment and indefinitely thereafter. For purposes of the severance arrangements, "cause" will be defined as (i) the engaging by the employee in any act of dishonesty in connection with the performance of his employment duties and responsibilities,
(ii) the conviction of the employee of a felony, (iii) the failure of the employee to perform his duties or responsibilities, or (iv) the inability of the employee to perform his duties or responsibilities for a period of more than 120 consecutive days due to physical or mental illness or incapacity. For purposes of the severance arrangements, "transfer of control" will be defined as (i) a transfer of a majority of the Company's voting stock outstanding on the day of the transfer, (ii) a sale of substantially all of the Company's assets to any entity or person unaffiliated with the Company, (iii) the consolidation of the Company with or its merger into any unaffiliated corporation or (iv) the dissolution of the Company.


     Each of the CEO, EVPs, SVPs and GVPs will be entitled to participate in a Key Employee Incentive Plan the Company has adopted ("KEIP"). Options awarded pursuant to the KEIP will be exercisable for ten years at a price equal to the market price on the date of issuance. Options for 1997 will be issued concurrently with the Share Distribution at an exercise price of $9.15. Such options will vest ratably over five years, but will be immediately vested upon a change of control of the Company (as defined in the KEIP). If an employee is terminated by the Company without cause (as defined in the KEIP), his options will vest immediately and will expire 90 days after such termination. Effective as of the Maturity Time, options will be granted to Mr. Narasimhan for 84,000 shares and to each of Messrs. Perkins, Moritz, Clouser and Welburn for 21,000 shares. The Company also adopted a Deferred Compensation Plan (the "DCP") that will provide certain eligible employees an opportunity to defer receipt of a portion of their compensation, which then may be converted into an equity interest in the Company under the DCP.


     Pursuant to a letter agreement with the Company, Mr. Ketcham receives a current annual base salary of $175,000, which will increase by a minimum of $10,000 in 1998. In 1996, under the letter agreement, Mr. Ketcham received a bonus of $70,000, and is eligible for a cash incentive bonus in 1997 of zero percent to 100 percent of his salary. Pursuant to this letter agreement, NHP granted Mr. Ketcham options to acquire 25,000 shares of NHP Common Stock (which will be converted into options to acquire 25,000 shares of NHP Common Stock and 8,333 shares of Company Common Stock in connection with the Share Distribution). Mr. Ketcham also is eligible for options under the KEIP described above and severence pay under the letter agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has created a Compensation Committee which, after the Share Distribution, is expected to consist of Messrs. Eisenson, Winokur and Heller. The Compensation Committee is charged with determining the compensation of all executive officers. No member of the Compensation Committee has ever been an officer of the Company or any of its subsidiaries.

                           RELATED PARTY TRANSACTIONS

     Since December 31, 1993, the Company has engaged in the following transactions with persons who are, or are members of the immediate family of, directors, persons expected to become a director, officers or beneficial owners of 5 percent or more of the Company Common Stock issued and outstanding, or with entities in which such persons or certain of their relatives have interests.

     Prior to the Share Distribution, the Company will be a wholly-owned subsidiary of NHP. Mr. Heller is, and prior to May 6, 1997, Messrs. Palmer and Winokur were directors of both the Company and NHP and Mr. Heller is President and Chief Executive Officer of NHP and Chairman of the Company. Following the Share Distribution, Messrs. Heller, Palmer and Winokur -- as well as Mr. Eisenson (who was a director of NHP until May 6, 1997) -- will serve as directors of the Company. As of July 1, 1997, the Company owed NHP approximately $8 million as a result of loans made by NHP to the Company to fund the acquisition of Proctor and Askew. As of December 31, 1996, the Company also owed NHP approximately $900,000 in respect of taxes paid by NHP on the Company's behalf. These amounts, net of any cumulative free cash flow produced by NHP between February 1, 1997 and the Effective Time of the Merger, are being repaid in connection with the Share Distribution. See "Arrangements Between NHP and the Company After the Share Distribution."

     Capricorn II has entered into a commitment pursuant to which it would, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, purchase 546,448 shares of Company Common Stock at the time of the Share Distribution for a price of $9.15 per share. Mr. Winokur is the manager of the general partner of Capricorn II.

     In addition, following the Share Distribution the Company will have certain other arrangements with NHP as described above in "Arrangements Between NHP and the Company After the Share Distribution."

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth the number and percentage of outstanding shares of the Company's Common Stock which are expected to be beneficially owned by (i) all persons known by the Company to own beneficially more than 5 percent of the Company's Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. The table reflects shares of NHP Common Stock owned as of October 1, 1997, plus the 546,448 shares of newly issued Company Common Stock proposed to be purchased by Capricorn II at the time of the Share Distribution, except for shares of NHP Common Stock beneficially owned by AIMCO that were acquired pursuant to the Stock Purchase Agreement. AIMCO has agreed to hold all Rights distributed with respect to such shares in trust for Demeter and Capricorn and certain assignees of Capricorn and deliver to them the shares of Company Common Stock AIMCO would be entitled to receive in the Share Distribution. Accordingly, the table reflects the shares Demeter and Capricorn will receive in respect of Rights held by AIMCO. Except as otherwise indicated, the business address of each of the following is 1593 Spring Hill Road, Suite 400, Vienna, VA 22182.

                 NAME AND ADDRESS OF BENEFICIAL OWNER                      NUMBER        PERCENT
-----------------------------------------------------------------------   ---------      -------
Demeter Holdings Corporation...........................................   1,873,231       38.4%
     600 Atlantic Ave.
     Boston, MA 02210

Capricorn Investors, L.P. (1)..........................................     420,615        8.6%
     30 East Elm Street
     Greenwich, CT 06830

Capricorn Investors II, L.P............................................     546,448       11.2%
     30 East Elm Street
     Greenwich, CT 06830

Warburg, Pincus Counsellors, Inc.......................................     508,166       10.4%
     466 Lexington Ave.
     New York, NY 10017

Wallace R. Weitz & Company.............................................     246,666        5.1%
     1125 South 103rd Street
     Omaha, NE 68124

J. Roderick Heller, III (2)............................................     204,166        4.1%
     8065 Leesburg Pike
     Vienna, VA 22182
Shekar Narasimhan (3)..................................................      96,666        2.0%

Mohammed A. Al-Tuwaijri (4)............................................      70,000        1.4%
     P.O. Box 60212
     Tamaneen Street
     Riyadh 11545
     Saudi Arabia

Michael R. Eisenson (5)................................................   1,873,231       38.4%
     600 Atlantic Ave.
     Boston, MA 02210

Tim R. Palmer (5)......................................................   1,873,231       38.4%
     600 Atlantic Ave.
     Boston, MA 02210

Herbert S. Winokur, Jr. (6)............................................     967,063       19.8%
     30 East Elm Street
     Greenwich, CT 06830

                 NAME AND ADDRESS OF BENEFICIAL OWNER                      NUMBER        PERCENT
-----------------------------------------------------------------------   ---------      -------
John D. Reilly.........................................................          33        *
     5335 Wisconsin Avenue, N.W. #440
     Washington, D.C. 20015
James L. Clouser (7)...................................................       5,000        *
     379 Thornall Street, 10th Floor
     Edison, NJ 08837
Douglas J. Moritz (8)..................................................       6,666        *
Howard S. Perkins (9)..................................................       6,666        *
Clarke B. Welburn (10).................................................       6,666        *
Michael D. Ketcham (11)................................................       8,333        *
All directors and executive officers as a group (12 persons)...........   3,174,490       62.7%

------------------
   * Less than 1%

 (1) The Company understands that Capricorn intends to distribute all of its shares of Company Common Stock to its partners in the Capricorn Distribution promptly following the Share Distribution.

 (2) Includes 125,416 shares subject to options that are exercisable currently or within 60 days of the date of this Information Statement/Prospectus and 33,750 shares held in trusts for the benefit of Mr. Heller's children. Mr. Heller disclaims beneficial ownership of the shares held in these trusts. The total excludes shares Mr. Heller has the right to acquire pursuant to a performance vesting option.

 (3) Includes 26,666 shares subject to options that are exercisable currently or within 60 days of the date of this Information Statement/Prospectus. On September 30, 1996, Mr. Narasimhan acquired 8% of the common stock of Commonwealth Overseas Trading Company Limited ("Commonwealth"), which owns 210,000 shares of NHP Common Stock. Pursuant to an agreement with Mr. Al-Tuwaijri, the other owner of Commonwealth, Mr. Narasimhan shares power to vote all shares of NHP Common Stock held by Commonwealth. Therefore, Mr. Narasimhan has indirect interest in all 210,000 shares of NHP Common Stock which is included in the total. Of these shares, 105,000 are in escrow and are currently held subject to reduction under certain circumstances.

 (4) Mr. Al-Tuwaijri owns 92% of the common stock of Commonwealth, which owns 210,000 shares of NHP Common Stock. Pursuant to an agreement with Mr. Narasimhan, the other owner of Commonwealth, Mr. Al-Tuwaijri shares power to vote all of the shares of the NHP Common Stock held by Commonwealth. Therefore, Mr. Al-Tuwaijri has indirect interest in all 210,000 shares of NHP Common Stock which is included in this total. Of these shares, 105,000 are held in escrow and are currently held subject to reductions under certain circumstances.

 (5) Includes all shares held by Demeter Holdings Corporation. Messrs. Eisenson and Palmer disclaim beneficial ownership of all the shares held by Demeter.

 (6) Includes all shares held by Capricorn and Capricorn II. Mr. Winokur disclaims beneficial ownership of all shares held by Capricorn and Capricorn II, and Capricorn and Capricorn II each disclaims beneficial ownership of the shares held by the other. The Company understands that Capricorn intends to distribute all of its shares of the Company to its partners in the Capricorn Distribution promptly following the Share Distribution.

 (7) Includes 5,000 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement/Prospectus.

 (8) Includes 6,666 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement/Prospectus.

 (9) Includes 6,666 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement/Prospectus.

(10) Includes 6,666 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement/Prospectus.

(11) Includes 8,333 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement/Prospectus.

                    DESCRIPTION OF THE COMPANY CAPITAL STOCK

GENERAL

     At the Maturity Time, the authorized capital stock of the Company will consist of 25,000,000 shares of Company Common Stock, $.01 par value, of which up to 4,602,730 shares are expected to be issued and outstanding immediately prior to the Share Distribution and the Capricorn Transaction, and 12,500,000 shares of Preferred Stock, $.01 par value, none of which are expected to be outstanding.

COMMON STOCK

     Holders of shares of Company Common Stock are entitled to one vote at all meetings of shareholders for each share held and are not entitled to cumulative voting. Holders of Company Common Stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company, nor does the Company Common Stock have any conversion rights or rights of redemption. Holders of Company Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of assets legally available therefor. Upon liquidation, all holders of Company Common Stock are entitled to participate ratably and equally in the assets and funds of the Company available for distribution. All of the outstanding shares of Company Common Stock are, and the shares to be issued pursuant to this offering will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 12,500,000 shares of Preferred Stock with such powers, designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Preferred Stock. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Company Common Stock or superior or limited voting rights, be convertible into Company Common Stock or another security of the Company, and have such other preferences, relative rights, and limitations as the Company's Board of Directors shall determine. As a result, any series of Preferred Stock could have rights which would adversely affect the voting power of the Company Common Stock. The shares of any class or series of Preferred Stock need not be identical. The issuance of the Preferred Stock could have the effect of delaying or preventing a change of control of the Company without any further action by shareholders. The Company has no present intention to issue any Preferred Stock.

DIRECTOR AND OFFICER LIABILITY

     The Certificate of Incorporation includes a provision which eliminates the personal liability of the Company's directors and officers for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the General Corporation Law of the State of Delaware (the "GCL"), or for any transaction from which the director derived an improper personal benefit. If the GCL is amended to further permit limitations on the liability of directors, then the Certificate of Incorporation shall be read to eliminate personal liability of the director to the fullest extent permitted by law. This provision does not limit or eliminate the right of the Company or any stockholder to seek non-monetary relief such as rescission in the event of a breach of a director's duty of care. The By-Laws of the Company also provide that the Company shall indemnify its directors and officers for all expenses actually incurred in the defense of actions against them in their capacity as directors or officers unless the action results in a finding that indemnification is not proper in the circumstances because such person has not met the standard of conduct for such indemnification established by applicable law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

     Under the business combination provision contained in Section 203 of the GCL ("Section 203"), a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or
(iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least 66 percent of the affirmative voting stock that is not owned by the interested stockholder. An interested stockholder is defined in
Section 203 as any person who (i) owns, directly or indirectly, 15 percent or more of the outstanding voting stock of a corporation or (ii) is an affiliate or associate of a corporation and was the owner of 15 percent or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section; and (ii) the corporation by the action of its stockholders holding a majority of the outstanding voting stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption).


     On October 14, 1997, the Company's Board of Directors passed a resolution approving an amendment to the Company's Restated Certificate of Incorporation which provides that Section 203 shall not apply to the Company. On the same day, NHP, as the sole shareholder of WMF Common Stock, consented to the amendment which was to become effective immediately, or as soon as possible under Section
203. Moreover, the restrictions under Section 203 would not apply to any business combination with Capricorn II because the Company's board of directors has approved the acquisition by Capricorn II of shares of Company Common Stock which, when taken together with the shares of Company Common Stock expected to be owned by Capricorn at the closing of such acquisition, exceeds 15% of the shares of Company Common Stock.


TRANSFER AGENT AND REGISTRAR


     BankBoston, N.A. will serve as transfer agent and registrar of the Company Common Stock.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Prior to the acquisition of the Company by NHP, the Company's accountants were KPMG Peat Marwick LLP. In July 1996 Arthur Andersen LLP, NHP's accountants, were retained as accountants for the Company. During the Company's two most recent fiscal years and during the subsequent interim period preceding the date of retention of Arthur Andersen LLP, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused it to make reference to the subject matter of the disagreement in connection with their report. The report of KPMG Peat Marwick LLP on the Company's financial statements for the years ended December 31, 1995 and 1994 were unqualified. Prior to the retention of Arthur Andersen LLP, neither the Company nor anyone on the Company's behalf consulted Arthur Andersen LLP regarding either the application of accounting principles related to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

                                 LEGAL MATTERS

     The validity of the shares of Company Common Stock and certain tax matters relating to the Distribution will be passed upon on behalf of the Company and NHP by Wilmer, Cutler & Pickering of Washington, D.C.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY NHP FINANCIAL SERVICES, LTD., AND
  SUBSIDIARY, AND FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

Report of Independent Public Accountants

     As of and for the Year Ended December 31, 1996, and
     As of and for the Three Months Ended March 31, 1996..............................   F-1

     Report of Independent Public Accountants
     As of December 31, 1995, and
     For the Years Ended December 31, 1995 and 1994...................................   F-2

     Consolidated Balance Sheets
     As of June 30, 1997 (unaudited), December 31, 1996, March 31, 1996,
     and December 31, 1995............................................................   F-3

     Consolidated Statements of Operations
     The Period January 1, 1997 to June 30, 1997 (unaudited),
     The Period April 1, 1996 to June 30, 1996 (unaudited),
     Pro Forma for the Year Ended December 31, 1996 (unaudited),
     The Period April 1, 1996, to December 31, 1996,
     The Period January 1, 1996, to March 31, 1996, and
     The Years Ended December 31, 1995 and 1994.......................................   F-4

     Consolidated Statements of Stockholder's Equity
     For the Period January 1, 1997 to June 30, 1997 (unaudited),
     The Period April 1, 1996, to December 31, 1996,
     The Period January 1, 1996, to March 31, 1996, and
     The Years Ended December 31, 1995 and 1994.......................................   F-5

     Consolidated Statements of Cash Flows
     For the Period January 1, 1997 to June 30, 1997 (unaudited),
     The Period April 1, 1996 to June 30, 1996 (unaudited),
     The Period April 1, 1996, to December 31, 1996,
     The Period January 1, 1996, to March 31, 1996, and
     The Years Ended December 31, 1995 and 1994.......................................   F-6

     Notes to Consolidated Financial Statements.......................................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
The WMF Group, Ltd. and Subsidiary:

     We have audited the accompanying consolidated balance sheets of The WMF Group, Ltd., and Subsidiary (the "Company") (formerly NHP Financial Services, Ltd. and Subsidiary and formerly WMF Holdings Ltd., and Subsidiaries -- see Note
1) as of December 31, 1996, and March 31, 1996, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for the periods April 1, 1996, to December 31, 1996, and January 1, 1996, to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and March 31, 1996, and the results of its operations and its cash flows for the periods April 1, 1996, to December 31, 1996, and January 1, 1996, to March 31, 1996, in conformity with generally accepted accounting principles.

     As explained in Note 2 to the consolidated financial statements, effective January 1, 1996, the Company changed its method of accounting for originated mortgage servicing rights to comply with Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights."

ARTHUR ANDERSEN LLP

Washington, D.C.
February 28, 1997 (except with
respect to the matters discussed in
Note 15, as to which the date is
April 21, 1997, May 5, 1997,
May 9, 1997 and October 3, 1997)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
WMF Holdings Ltd. and Subsidiaries:

     We have audited the accompanying consolidated balance sheet of WMF Holdings Ltd. (a wholly owned subsidiary of Commonwealth Overseas Trading Company Limited), and subsidiaries (collectively "the Company") as of December 31, 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WMF Holdings Ltd. and subsidiaries as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Washington, D.C.
March 27, 1996

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)
                          CONSOLIDATED BALANCE SHEETS




                                                  AS OF         AS OF            AS OF         AS OF
                                                JUNE 30,     DECEMBER 31,      MARCH 31,    DECEMBER 31,
                                                  1997           1996            1996           1995
                                               -----------   ------------     -----------   ------------
                                               (UNAUDITED)
                                                 ASSETS
CASH AND CASH EQUIVALENTS....................  $ 6,294,339   $  6,601,044     $ 5,435,954   $  5,197,153
RESTRICTED CASH EQUIVALENTS..................    1,381,954      1,193,549         922,509        863,000
MORTGAGE-BACKED SECURITIES, at amortized
  cost, pledged..............................    3,880,149      3,909,863       3,888,488      3,892,805
MORTGAGE LOANS HELD FOR SALE, pledged........   21,645,878     40,262,782      23,116,296     32,461,676
PRINCIPAL, INTEREST AND OTHER SERVICING
  ADVANCES...................................    2,277,849      2,012,440       3,720,228      2,795,796
FURNITURE, EQUIPMENT AND LEASEHOLD
  IMPROVEMENTS, net of accumulated
  depreciation of $566,568, $312,756,
  $928,593, and $938,035, respectively.......    1,615,740      1,484,613         887,336        893,463
SERVICING RIGHTS, net of accumulated
  amortization of $5,270,191, $3,062,096,
  $5,549,284 and $5,078,367, respectively....   22,921,152     22,460,014       8,477,403      8,465,663
DUE FROM AFFILIATES..........................           --             --         228,366      1,108,573
GOODWILL, net of accumulated amortization of
  $1,036,405, $578,356, $32,099 and $28,391,
  respectively...............................   12,182,312      7,704,847         438,582        441,515
OTHER ASSETS.................................    1,856,027      2,467,489       1,860,711      1,056,589
                                               -----------   ------------     -----------   ------------
         Total assets........................  $74,055,400   $ 88,096,641     $48,975,873   $ 57,176,233
                                               ===========   ============     ===========   ============

                                  LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
    Accounts payable and accrued expenses....  $ 2,425,459   $  2,609,350     $ 4,440,372   $  2,728,540
    Warehouse lines of credit................   20,870,491     39,924,736      22,660,974     31,830,868
    Servicing acquisition line of credit.....    5,961,745      6,211,745       6,412,764      6,439,114
    Notes payable to stockholder.............           --             --       5,034,000      5,034,000
    Deferred fees............................    3,271,387      2,786,071       1,876,900      3,034,216
    Allowance for loan servicing portfolio
       losses................................    4,849,000      4,395,749       3,426,921      3,141,578
    Due to affiliates........................    9,094,837        872,000              --             --
    Other liabilities........................    1,576,860      5,585,075         800,391        949,575
    Deferred tax liability, net..............    3,026,185      3,183,885              --             --
                                               -----------   ------------     -----------   ------------
         Total liabilities...................   51,075,964     65,568,611      44,652,322     53,157,891
                                               -----------   ------------     -----------   ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
    Common stock, $.01 par value, 7,899,380
       shares authorized, 4,217,478 issued
       and outstanding.......................       42,175         42,175          42,175         42,175
    Additional paid-in capital...............   21,330,690     21,330,690       2,639,679      2,639,679
    Retained earnings........................    1,606,571      1,155,165       1,641,697      1,336,488
                                               -----------   ------------     -----------   ------------
         Total shareholder's equity..........   22,979,436     22,528,030       4,323,551      4,018,342
                                               -----------   ------------     -----------   ------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...  $74,055,400   $ 88,096,641     $48,975,873   $ 57,176,233
                                               ===========   ============     ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 PRO FORMA
                             FOR THE PERIOD    FOR THE PERIOD   FOR THE YEAR    FOR THE PERIOD
                             JANUARY 1, 1997   APRIL 1, 1996       ENDED       APRIL 1, 1996 TO
                               TO JUNE 30,      TO JUNE 30,     DECEMBER 31,     DECEMBER 31,
                                  1997              1996            1996             1996
                             ---------------   --------------   ------------   ----------------
                               (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
REVENUES:
    Servicing fees.........    $ 5,630,856      $  2,230,733    $ 9,329,248      $  7,274,217
    Gain on sale of
      mortgage loans, net..      5,917,248         2,603,794     10,220,455         8,112,735
    Gain on sale of
      servicing............             --                --             --                --
    Interest income........      2,110,763         1,114,146      4,249,980         3,388,219
    Placement fee income...      2,312,324         1,195,253      4,959,067         3,823,335
    Other income...........        569,203           126,475      1,542,361           874,663
                               -----------      ------------    -----------      ------------
                                16,540,394         7,270,401     30,301,111        23,473,169
                               -----------      ------------    -----------      ------------
EXPENSES:
    Salaries and employee
      benefits.............      7,653,790         2,814,191     12,744,963         9,974,957
    General and
      administrative.......      2,787,994         1,363,794      4,811,034         3,884,199
    Occupancy..............      1,038,083           281,822      1,593,193         1,352,015
    Provision for loan
      servicing losses.....        453,251           255,894      1,254,172           968,828
    Interest...............        602,686           496,207      1,319,498         1,012,179
    Amortization of
      servicing rights.....      2,208,095           951,026      3,913,642         3,062,096
    Depreciation and
      amortization.........        738,796           283,064      1,195,204           919,608
    Losses from Beverly
      Hills Securities
     investment/advances...             --                --        600,125                --
                               -----------      ------------    -----------      ------------
                                15,482,695         6,445,998     27,431,831        21,173,882
                               -----------      ------------    -----------      ------------
INCOME (LOSS) BEFORE INCOME
  TAX EXPENSE..............      1,057,699           824,403      2,869,280         2,299,287
INCOME TAX EXPENSE.........        606,293           402,847      1,984,553         1,144,122
                               -----------      ------------    -----------      ------------
NET INCOME (LOSS)..........    $   451,406      $    421,556    $   884,727      $  1,155,165
                               ===========      ============    ===========      ============
NET INCOME (LOSS) PER
  SHARE....................    $       .11      $        .10    $       .21      $        .27
                               ===========      ============    ===========      ============
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING.......      4,217,478         4,217,478      4,217,478         4,217,478
                               ===========      ============    ===========      ============

                            FOR THE PERIOD
                           JANUARY 1, 1996           YEARS ENDED
                             TO MARCH 31,     --------------------------
                                 1996             1995          1994
                           ----------------   ------------  ------------
REVENUES:
    Servicing fees.........  $   2,055,031     $ 7,859,856   $ 6,182,197
    Gain on sale of
      mortgage loans, net..      2,107,720       6,244,208     4,532,240
    Gain on sale of
      servicing............             --          89,998            --
    Interest income........        861,761       3,290,774     2,088,728
    Placement fee income...      1,135,732       3,999,268     2,244,119
    Other income...........        667,698         515,240     2,013,203
                             -------------     -----------   -----------
                                 6,827,942      21,999,344    17,060,487
                             -------------     -----------   -----------
EXPENSES:
    Salaries and employee
      benefits.............      2,770,006       9,208,024     7,324,035
    General and
      administrative.......        926,835       4,181,202     3,427,829
    Occupancy..............        241,178         972,306       885,931
    Provision for loan
      servicing losses.....        285,343         856,462       654,186
    Interest...............        307,320       2,143,773     2,249,913
    Amortization of
      servicing rights.....        470,917       2,096,540     1,528,531
    Depreciation and
      amortization.........         80,578         272,610       397,382
    Losses from Beverly
      Hills Securities
     investment/advances...        600,125         691,549       720,000
                             -------------     -----------   -----------
                                 5,682,302      20,422,466    17,187,807
                             -------------     -----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAX EXPENSE..............      1,145,640       1,576,878      (127,320)
INCOME TAX EXPENSE.........        840,431         799,871        34,520
                             -------------     -----------   -----------
NET INCOME (LOSS)..........  $     305,209        $777,007    $ (161,840)
                             =============     ===========   ===========
NET INCOME (LOSS) PER
  SHARE....................  $         .07            $.16         $(.03)
                             =============     ===========   ===========
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING.......      4,217,478       4,717,312     6,216,812
                              ============      ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                            ADDITIONAL
                                                 COMMON       PAID-IN       RETAINED
                                                 STOCK        CAPITAL       EARNINGS         TOTAL
                                                --------    -----------    -----------    -----------
BALANCE AT DECEMBER 31, 1993.................   $ 62,168    $ 5,619,686    $   721,321    $ 6,403,175
     Net loss................................         --             --       (161,840)      (161,840)
                                                --------    -----------    -----------    -----------
BALANCE AT DECEMBER 31, 1994.................     62,168      5,619,686        559,481      6,241,335
     Stock repurchase........................    (19,993)    (2,980,007)            --     (3,000,000)
     Net income..............................         --             --        777,007        777,007
                                                --------    -----------    -----------    -----------
BALANCE AT DECEMBER 31, 1995.................     42,175      2,639,679      1,336,488      4,018,342
     Net income..............................         --             --        305,209        305,209
                                                --------    -----------    -----------    -----------
BALANCE AT MARCH 31, 1996....................     42,175      2,639,679      1,641,697      4,323,551
                                                ========     ==========     ==========     ==========
-----------------------------------------------------------------------------------------------------
     Elimination of equity upon sale.........    (42,175)    (2,639,679)    (1,641,697)    (4,323,551)
     Initial investment......................     42,175     21,330,690             --     21,372,865
     Net income..............................         --             --      1,155,165      1,155,165
                                                --------    -----------    -----------    -----------
BALANCE AT DECEMBER 31, 1996.................     42,175     21,330,690      1,155,165     22,528,030
     Net income..............................         --             --        451,406        451,406
                                                --------    -----------    -----------    -----------
BALANCE AT JUNE 30, 1997 (UNAUDITED).........   $ 42,175    $21,330,690    $ 1,606,571    $22,979,436
                                                ========     ==========     ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      FOR THE PERIOD      FOR THE PERIOD      FOR THE PERIOD
                                                      JANUARY 1, 1997     APRIL 1, 1996      APRIL 1, 1996 TO
                                                        TO JUNE 30,        TO JUNE 30,         DECEMBER 31,
                                                           1997                1996                1996
                                                      ---------------    ----------------    ----------------
                                                        (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss).............................     $      451,406     $       421,556     $     1,155,165
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
        Depreciation and amortization of
          furniture, equipment and leasehold
          improvements............................            253,812              92,583             312,756
        Amortization of servicing rights..........          2,208,095             951,026           3,062,096
        Provision for loan servicing losses.......                                                    968,828
        DUS loss settlement.......................            453,251             255,894                  --
        Amortization of goodwill..................            458,049             180,481             578,356
        Amortization of bond issuance costs.......                 --                  --                  --
        Losses from investments/advances..........                 --                  --                  --
        Additions to excess servicing fees........                 --                  --                  --
        Gain on sale of mortgage servicing
          rights..................................                 --                  --                  --
        Deferred tax benefit......................           (157,700)                 --                  --
        Change in assets and liabilities:
            (Increase) decrease in restricted cash
              equivalents.........................           (188,405)            (63,205)           (271,040)
            Decrease (increase) in principal,
              interest and other servicing
              advances............................           (265,409)           (977,131)          1,707,788
            Decrease (increase) in other assets...            314,664            (322,445)          1,210,079
            Decrease (increase) in due from
              affiliates..........................                 --             (15,001)            228,366
            Increase in due to affiliates.........            255,420                  --             872,000
            Increase (decrease) in accounts
              payable and accrued expenses........           (183,891)          1,124,316          (1,831,022)
            Increase (decrease) in deferred
              fees................................            485,316             340,419             909,171
            Increase (decrease) in warehouse lines
              of credit, net......................        (19,054,245)         21,113,456          17,263,762
            Increase (decrease) in other
              liabilities.........................           (646,121)           (680,283)          1,681,526
        Mortgage loans originated.................       (396,200,740)       (211,725,354)       (657,217,058)
        Mortgage loans sold.......................        414,817,644         188,961,700         640,070,572
                                                        -------------       -------------       -------------
            Net cash (used for) provided by
              operating activities................     $    3,001,146     $      (341,988)    $    10,701,345
                                                        -------------       -------------       -------------

                                                    FOR THE PERIOD
                                                      JANUARY 1,
                                                         1996                    YEARS ENDED
                                                     TO MARCH 31,     ----------------------------------
                                                         1996              1995               1994
                                                    --------------    ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss).............................  $      305,209     $      777,007     $     (161,840)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
        Depreciation and amortization of
          furniture, equipment and leasehold
          improvements............................          77,192            245,242            385,650
        Amortization of servicing rights..........         470,917          2,096,540          1,528,531
        Provision for loan servicing losses.......         285,343            856,462            640,412
        DUS loss settlement.......................              --           (336,148)                --
        Amortization of goodwill..................           2,933             11,732             11,732
        Amortization of bond issuance costs.......              --                 --            333,646
        Losses from investments/advances..........         600,125            691,549            857,733
        Additions to excess servicing fees........              --                 --            (93,702)
        Gain on sale of mortgage servicing
          rights..................................              --            (89,998)                --
        Deferred tax benefit......................              --                 --                 --
        Change in assets and liabilities:
            (Increase) decrease in restricted cash
              equivalents.........................         (59,509)         3,937,000         (4,800,000)
            Decrease (increase) in principal,
              interest and other servicing
              advances............................        (924,432)        (1,575,591)          (240,668)
            Decrease (increase) in other assets...        (805,023)           467,570           (133,765)
            Decrease (increase) in due from
              affiliates..........................         280,082           (633,609)            22,867
            Increase in due to affiliates.........              --                 --                 --
            Increase (decrease) in accounts
              payable and accrued expenses........       1,711,832            967,413           (793,337)
            Increase (decrease) in deferred
              fees................................      (1,157,316)         2,147,116         (1,184,415)
            Increase (decrease) in warehouse lines
              of credit, net......................      (9,169,894)        26,862,106        (38,644,467)
            Increase (decrease) in other
              liabilities.........................        (143,907)        (4,091,591)         3,888,771
        Mortgage loans originated.................    (176,724,231)      (804,891,535)      (526,651,388)
        Mortgage loans sold.......................     186,069,611        777,540,096        566,278,732
                                                     -------------      -------------      -------------
            Net cash (used for) provided by
              operating activities................  $      818,932     $    4,981,361     $    1,244,492
                                                     -------------      -------------      -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
             (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY
                AND FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)





                                               FOR THE PERIOD      FOR THE PERIOD      FOR THE PERIOD     FOR THE PERIOD
                                               JANUARY 1, 1997     APRIL 1, 1996      APRIL 1, 1996 TO    JANUARY 1, 1996
                                                 TO JUNE 30,        TO JUNE 30,         DECEMBER 31,       TO MARCH 31,
                                                    1997                1996                1996               1996
                                               ---------------    ----------------    ----------------    ---------------
                                                 (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of servicing rights............     $(1,533,778)       $ (2,469,251)       $ (3,727,581)       $  (332,569)
    Origination of servicing rights.........      (1,135,455)         (1,307,794)         (2,659,529)          (150,088)
    Purchase of ACR production system and
      pipeline..............................              --          (2,000,000)         (2,000,000)                --
    Sale of mortgage servicing rights.......              --                  --                  --                 --
    Investment property dispositions
      (additions)...........................              --                  --                  --                 --
    Sheffield mortgage pay-off..............              --                  --                  --                 --
    Purchase of furniture, equipment and
      leasehold improvements................        (384,939)           (467,714)           (910,033)           (71,065)
    Purchase of mortgage-backed
      securities............................              --                  --                  --                 --
    Principal from mortgage-backed
      securities............................          14,132               6,101              20,873              5,218
    Sale of short-term investments..........              --                  --                  --                 --
    Decrease (increase) of investment in
      affiliates............................              --                  --                  --                 --
                                                 -----------        ------------        ------------        -----------
        Net cash used for investing
          activities........................      (3,040,040)         (6,238,658)         (9,276,270)          (548,504)
                                                 -----------        ------------        ------------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Additions to servicing acquisition line
      of credit.............................              --           3,580,967           3,747,987                 --
    Repayment of servicing acquisition line
      of credit.............................        (250,000)                 --          (3,949,006)           (26,350)
    Repayment of servicing compensation
      rights payable........................              --                  --                  --                 --
    Payment on notes payable................              --                  --             (34,000)                --
    Payments on capital lease...............         (17,811)             (8,098)            (24,966)            (5,277)
                                                 -----------        ------------        ------------        -----------
    Net cash (used for) provided by
      financing activities..................        (267,811)          3,572,869            (259,985)           (31,627)
                                                 -----------        ------------        ------------        -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...............................        (306,705)         (3,007,777)          1,165,090            238,801
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................       6,601,044           5,435,954           5,435,954          5,197,153
                                                 -----------        ------------        ------------        -----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD....................................     $ 6,294,339        $  2,428,177        $  6,601,044        $ 5,435,954
                                                 ===========        ============        ============        ===========
SUPPLEMENTAL DISCLOSURES:
    Cash paid during the period for
      interest..............................     $   337,277        $    342,873        $    990,212        $   473,539
    Cash paid during the period for income
      taxes.................................              --                  --           1,008,000            935,070

                                                         YEARS ENDED
                                              ----------------------------------
                                                   1995               1994
                                              ---------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of servicing rights............    $  (2,470,149)     $  (2,411,982)
    Origination of servicing rights.........               --                 --
    Purchase of ACR production system and
      pipeline..............................               --                 --
    Sale of mortgage servicing rights.......           97,481                 --
    Investment property dispositions
      (additions)...........................        2,146,581           (173,954)
    Sheffield mortgage pay-off..............       (1,800,000)                --
    Purchase of furniture, equipment and
      leasehold improvements................         (389,605)          (252,872)
    Purchase of mortgage-backed
      securities............................               --         (1,981,789)
    Principal from mortgage-backed
      securities............................           22,978                 --
    Sale of short-term investments..........               --          1,997,604
    Decrease (increase) of investment in
      affiliates............................           50,000           (239,645)
                                                -------------      -------------
        Net cash used for investing
          activities........................       (2,342,714)        (3,062,638)
                                                -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Additions to servicing acquisition line
      of credit.............................          944,510          6,400,000
    Repayment of servicing acquisition line
      of credit.............................         (905,396)                --
    Repayment of servicing compensation
      rights payable........................               --         (4,136,301)
    Payment on notes payable................          (68,000)                --
    Payments on capital lease...............          (16,625)                --
                                                -------------      -------------
    Net cash (used for) provided by
      financing activities..................          (45,511)         2,263,699
                                                -------------      -------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...............................        2,593,136            445,553
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................        2,604,017          2,158,464
                                                -------------      -------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD....................................    $   5,197,153      $   2,604,017
                                                =============      =============
SUPPLEMENTAL DISCLOSURES:
    Cash paid during the period for
      interest..............................    $   1,579,655      $   1,933,000
    Cash paid during the period for income
      taxes.................................            9,275            622,819

  The accompanying notes are an integral part of these consolidated financial statements.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

1.  ORGANIZATION:

     On April 1, 1996, NHP Incorporated ("NHP"), a Delaware Corporation, acquired all the outstanding capital stock of WMF Holdings Ltd. ("Holdings"), a Delaware corporation, for consideration of approximately $21 million in the form of $16.8 million in cash and 210,000 shares of NHP's common stock. Holdings was subsequently renamed NHP Financial Services, Ltd. and NHP Financial Services, Ltd. has subsequently been renamed The WMF Group, Ltd. (the "Company"). The Company's principal business activities are mortgage loan origination, secondary marketing, and servicing.

     The Company has one wholly owned subsidiary, Washington Mortgage Financial Group, Ltd. ("Washington Mortgage Financial"), which is incorporated under the laws of Delaware. Washington Mortgage Financial's subsidiaries are WMF/Huntoon, Paige Associates Limited ("WMF/Huntoon"), Sheffield Acquisition Corp. ("SAC"), and Proctor & Associates of Michigan, Inc. ("Proctor") which are incorporated under the laws of the states of Delaware, Tennessee and Michigan, respectively. SAC discontinued operations in 1995 and was dissolved in 1996. The Company has offices in eight states.

As a result of the acquisition on April 1, 1996, the parent's acquisition cost was pushed down to the Company and all assets acquired were recorded at their estimated fair value which resulted in recording an asset of approximately $19.1 million related to acquired servicing rights. In addition, the Company also recorded approximately $5.1 million of goodwill related to the transaction and a deferred tax liability of approximately $3.2 million. The goodwill is being amortized over seven years. The acquired servicing rights are being amortized over periods up to seven years. Both are amortized based upon the estimated life of the servicing rights acquired. As a result of the acquisition, shareholder's equity as of March 31, 1996, was eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  UNAUDITED QUARTERLY DATA AS OF JUNE 30, 1997, AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position of the Company as of June 30, 1997, and the results of its operations for the six months ended June 30, 1997 and 1996 and its cash flows for the six months ended June 30, 1997 and 1996. These unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

  METHOD OF ACCOUNTING

     The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, particularly with respect to the provision for loan servicing losses (see Note 8). Actual results could differ from those estimates.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary or subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year presentation.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with initial maturities of 90 days or less to be cash equivalents. These include cash, demand deposits and overnight repurchase agreements.

  RESTRICTED CASH EQUIVALENTS

     Restricted cash equivalents are money market funds that are collateral on a Federal National Mortgage Association ("Fannie Mae") Delegated Underwriting and Servicing ("DUS") letter of credit.

  MORTGAGE-BACKED SECURITIES

     The Company classifies its mortgage-backed securities as held-to-maturity as it has the ability and the intent to hold the securities until maturity. Held-to-maturity securities are recorded at amortized cost. Premiums and discounts are amortized using the effective interest rate method over the term of the security.

  MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of aggregate cost or market as determined by outstanding commitments from investors or current investor yield requirements. Typically, loans are held for a period of no more than three months. At both June 30, 1997 and December 31, 1996, the principal amount of loans held for a period greater than three months was $300,000. At both March 31, 1996 and December 31, 1995, the Company held no such loans.

  FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements are stated at cost, net of accumulated amortization and depreciation. Depreciation of furniture and equipment is recognized using the straight-line method over the estimated useful life of the asset, approximately five years. Leasehold improvements are amortized over the estimated useful life of the asset or the lease term, whichever is less. Cost of maintenance and repairs are charged to expense as incurred.

  SERVICING RIGHTS

     The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," on January 1, 1996. The primary change resulting from SFAS No. 122 is that servicing rights retained by the Company after the origination and sale of the related loan are required to be capitalized by allocating the total cost incurred between the loan and the servicing rights based on their relative fair value if it is practicable to determine the mortgage servicing rights' fair value. If it is not practicable to determine the servicing rights' fair value then no value is allocated to the servicing rights. The Company has determined that it is only practicable to estimate the fair value of servicing rights related to

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

permanent Federal Housing Administration ("FHA") originated loans as other loan types have a limited secondary market. The capitalization of these originated mortgage servicing rights increases net income for the period by the amount capitalized less related amortization and impairment if any. Prior to 1996, no allocation was made to originated mortgage servicing rights. Purchased servicing rights continue to be accounted for at their purchase price. Servicing rights are amortized in proportion to and over the seven-year period of anticipated estimated net servicing income.

     Under SFAS No. 122, all capitalized mortgage servicing rights are evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their fair value. In measuring impairment, the servicing rights are stratified based on the interest rate and loan type of the underlying loan. The assumptions used in estimating the net cash flows are based on market conditions and actual experience. Impairment is recognized through a valuation allowance for each individual stratum. Prior to 1996, the impairment valuation required no level of disaggregation and any impairment was recorded directly against the asset.

  GOODWILL

The Company evaluates the impairment of goodwill whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is amortized on a straight-line basis primarily over seven to twenty years.

  ALLOWANCE FOR LOAN SERVICING PORTFOLIO LOSSES

     The Company bears a portion of the credit loss risk associated with the loans it services as a result of its participation in the Fannie Mae DUS multifamily loan program. The allowance for loan servicing portfolio losses represents management's estimate of the losses which may be incurred on recourse loans underwritten to date. Management believes the current reserve is adequate to provide for such future losses. Management regularly reviews the adequacy of this allowance, considering such items as economic conditions and collateral value, and makes adjustments to the allowance as considered necessary.

  SERVICING FEES

     Servicing fee income represents fees earned for servicing multi-family and commercial real estate mortgage loans owned by institutional investors, including subservicing fees, net of guarantee fees, pool insurance fees and trustee fees. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when collected. Late charge income is recognized as income when collected and is included in servicing fee income.

  GAINS ON SALE OF MORTGAGE LOANS

     Gains on sale of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold, net of the allocation to servicing rights for permanent FHA originated loans. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized at the time of sale in the gain or loss determination.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  PLACEMENT FEE INCOME

     Placement fee income represents revenue earned relating to the placement and utilization of escrow funds. Income is recognized during the period in which it is earned.

  INCOME TAXES

     Since acquisition, the Company files a consolidated tax return with NHP, its parent. However, the Company records income taxes as if it filed a return on a stand-alone basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Prior to the acquisition, the Company filed a consolidated tax return together with its subsidiaries.

  NET INCOME PER SHARE

     Net income per share is computed using the weighted average number of common shares outstanding during each period after giving effect to the stock split discussed in Note 15.

  NEW ACCOUNTING STATEMENTS

     SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair-value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. Adoption of this statement does not impact the Company since there are currently no stock options outstanding.

     During 1996 the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial components approach that focuses on control. This statement provides consistent standards for distinguishing transfers of financial assets that are sold from transfers that are secured borrowings. Adoption of this statement is required on a prospective basis in fiscal years beginning after December 31, 1996. Management adopted the statement for the fiscal year ending December 31, 1997, and does not believe that the impact of such adoption will be material to the financial statements.

     In February 1997, FASB issued SFAS No. 128 "Earnings per Share" ("FAS 128"). FAS 128 changes the requirements for calculation and disclosure of earnings per share. This statement eliminates the calculation of primary earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share. There will be no impact to the Company's earnings per share as a result of adoption.

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement states that all items that are required to be recognized under accounting standards as components of comprehensive

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

income are to be reported in a separate statement of comprehensive income. This statement is effective beginning January 1, 1998. Management does not expect the new standard to have a material effect on net income as already reported.

3.  ACQUISITIONS AND DISPOSITIONS:

     Washington Mortgage Financial was incorporated on October 3, 1990, and was capitalized on December 31, 1990. During 1993, all outstanding shares of preferred stock of Washington Mortgage Financial were exchanged for shares of common stock of Washington Mortgage Financial. In addition, the majority shareholder purchased the minority shareholder's interest in Washington Mortgage Financial and exchanged all outstanding shares of Washington Mortgage Financial for common stock in Holdings, thus making Washington Mortgage Financial a wholly owned subsidiary of Holdings.

     On October 1, 1991, Washington Mortgage Financial acquired 100 percent of the outstanding stock of WMF/Huntoon for $1,175,276 in cash and a note payable for $170,000 to the seller. The $170,000 acquisition note matured in 1996 and had an interest rate of 2 percent. Principal payments were made in equal installments of $34,000 a year. The principal balance of the note at December 31, 1996, March 31, 1996, and December 31, 1995, is $0, $34,000, and $34,000,
respectively.

     Holdings was incorporated on October 20, 1992, and was capitalized on December 3, 1992. Holdings was a wholly owned subsidiary of Commonwealth Overseas Trading Company Limited before it was acquired by NHP.

     SAC was incorporated in 1992 and its principal business activity was owning and managing a multifamily property located in Memphis, Tennessee. Washington Mortgage Financial entered into an agreement to sell the property in December 1994. The property was sold in February 1995 for $2,464,000. After adjusting the sales proceeds for selling expenses and a participation interest in the property, Washington Mortgage Financial realized a loss of $54,233. This loss was accrued at December 31, 1994. SAC discontinued operations in 1995 and was dissolved in 1996.

     In July 1994, Washington Mortgage Financial exchanged its stock in a wholly owned subsidiary, WMF Residential Mortgage Corporation ("Residential") for an ownership interest in Beverly Hills Securities Company, Ltd. ("Beverly"). Residential and Beverly specialize in the origination, purchase, sale, and servicing of single family residential loans. No gain or loss was recognized on the exchange. The Company owns approximately a 40 percent limited partnership interest in Beverly and is accounting for its investment under the equity method. As of March 31, 1996, the carrying value of the Company's investment in and advances to Beverly had been reduced to $0 as a result of operating losses and concerns about the recoverability of the investment and advances. The Company has no additional exposure related to Beverly.

     In May 1996, WMF/Huntoon purchased the loan production system and pipeline, as well as certain fixed assets of American Capital Resource ("ACR") for approximately $2.2 million cash. In connection with the purchase, WMF/Huntoon also acquired approximately $2.0 million of servicing rights. As a result, WMF/Huntoon recorded assets of approximately $4.2 million representing the fair value of the assets acquired. The servicing rights acquired are being amortized over seven years, which is the estimated life of the servicing rights acquired. The loan production system and pipeline acquired are being amortized in proportion to the loans originated from the acquired pipeline. These costs are expected to be fully amortized by

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

3.  ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)

August 1997. ACR specializes in the origination and servicing of multifamily mortgage loans guaranteed by the FHA.

     On December 31, 1996, the Company purchased 100 percent of Proctor for approximately $3.7 million. NHP paid cash for the purchase on January 2, 1997, on behalf of the Company. As such, the Company has accrued approximately $3.7 million as of December 31, 1996. The acquisition was accounted for as a purchase and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. As a result, tangible assets of approximately $600,000, current liabilities of $200,000, and goodwill of $3.1 million were recorded. The goodwill will be amortized on a straight-line basis over twenty years. The twenty year amortization period is the estimated life of the mortgage loan production operations acquired. Proctor specializes in the origination and servicing of commercial loans.

     On April 15, 1997, the Company purchased Askew Investment in Dallas, Texas for $5.6 million. In accordance with the purchase agreement, $4.6 million of the purchase price was paid upon closing with the remaining $1.0 million due in the future based upon the origination of specific amounts of mortgage loans. The acquisition has been accounted for as a purchase resulting in goodwill of $4.6 million. Such goodwill will be amortized on a straightline basis over twenty years which is the estimated life of the mortgage loan production operations acquired. ASKEW Investment is a multifamily and commercial mortgage bank with correspondent relationships with fourteen insurance companies, which originated $374 million of mortgages in 1996.

4.  MORTGAGE-BACKED SECURITIES:

     Mortgage-backed securities consist of Government National Mortgage Association ("Ginnie Mae") securities. The market value of the securities is $3,878,210, $3,898,019, $3,950,804, and $3,988,943 at June 30, 1997, December
31, 1996, March 31, 1996, and December 31, 1995, respectively. The securities held at June 30, 1997, mature in periods from 2028 to 2029 and are collateral for a letter of credit established on behalf of Fannie Mae for loans originated under the DUS program. These securities carry a AAA credit rating.

5.  FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS:

     Furniture, equipment and leasehold improvements consist of the following as of:



                                             JUNE 30,     DECEMBER 31,    MARCH 31,     DECEMBER 31,
                                               1997           1996           1996           1995
                                            ----------    ------------    ----------    ------------
                                            (UNAUDITED)
    Furniture and equipment..............   $1,846,118     $1,533,773     $1,543,643     $1,559,212
    Capital lease........................      125,091        125,091        150,109        150,109
    Leasehold improvements...............      211,099        138,505        122,177        122,177
                                            ----------     ----------     ----------     ----------
                                             2,182,308      1,797,369      1,815,929      1,831,498
    Less -- Accumulated depreciation and
      amortization.......................      566,568        312,756        928,593        938,035
                                            ----------     ----------     ----------     ----------
                                            $1,615,740     $1,484,613     $  887,336     $  893,463
                                            ==========     ==========     ==========     ==========

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

6.  DEBT FACILITIES:

     The Company has a warehouse line of credit which can be drawn for purposes of originating loans that had an $80 million credit limit in 1995 that was subsequently increased to $150 million in the third quarter of 1996. This credit limit has been temporarily increased at times to allow increased borrowings beyond the credit limit. The warehouse line of credit is secured by mortgage loans held for sale and is required to be repaid with interest upon sale of the mortgage loans. The interest rate on the warehouse line of credit was 3/4 percent for the period January 1, 1997, to June 30, 1997, 1 to 1 1/2 percent in 1996 and 1 1/2 to 2 percent in 1995 to the extent compensating balances are maintained or was equal to the London InterBank Offered Rate ("LIBOR") plus 3/4 percent for the period January 1, 1997 to June 30, 1997, 1 to 1 1/2 percent in 1996, and 1 1/2 to 2 percent in 1995 for amounts borrowed in excess of compensating balances.

     The Company had an additional warehouse agreement providing $15 million of revolving credit at 1 1/2 percent for the period January 1, 1997 to March 31, 1997 and in 1996 and at 1 5/8 percent in 1995 to the extent compensating balances are maintained and at prime for amounts borrowed in excess of compensating balances. This warehouse line of credit was secured by mortgage loans held for sale and was required to be repaid with interest upon the sale of the mortgage loans. This warehouse line of credit expired and was not renewed on April 1, 1997.

     As of March 31, 1996, the Company had two mortgage loans held for sale with an unpaid principal balance of $8,679,611 warehoused under a repurchase agreement. These two loans were subsequently sold in October and December of 1996 resulting in a net gain of $46,147.

     The Company has a separate $10 million line of credit which was used exclusively for servicing acquisitions. In October 1996, this facility was converted to a term loan. The debt is to be repaid in twenty equal quarterly installments based on a 10-year amortization schedule beginning on October 31, 1996, with the remaining balance due in June 2001. The interest rate on the servicing acquisition line of credit was 3 percent for the period January 1, 1997, to June 30, 1997, and 3 to 3 1/2 percent in 1996 and 3 1/2 percent in 1995 to the extent compensating balances are maintained or was equal to LIBOR plus 3 percent for the period January 1, 1997, to June 30, 1997, and 3 to 3 1/2 percent in 1996 and 3 1/2 percent in 1995 for amounts borrowed in excess of compensating balances. Interest is payable monthly. The servicing acquisition line is collateralized by servicing rights relating to loans with an approximate unpaid principal balance of $5.1 billion as of June 30, 1997. Because this facility was converted to a term loan, the Company cannot borrow any additional amounts under this line. This facility will mature as follows as of June 30, 1997: $500,000 for the period July 1, 1997 to December 31, 1997, $1 million in each year from 1998 through 2000 and $2,461,745 in 2001.

     The Company has a $10 million revolving credit agreement to be used for servicing acquisitions or working capital purposes. There have been no borrowings under this facility. The revolving credit agreement is renewable annually through June 2001 and requires monthly interest payments. Any principal balance outstanding in June 2001 would be converted to a term loan due in quarterly installments through June 2006. The interest rate on the term loan is 3 1/2 percent for amounts borrowed to the extent compensating balances are maintained or is equal to LIBOR plus 3 1/2 percent for amounts borrowed in excess of compensating balances. The term loan is collateralized by all nonrecourse servicing rights.

     Included in notes payable at March 31, 1996, and December 31, 1995, is a $2 million, 10 percent interest bearing note dated December 9, 1993, payable to a stockholder of Holding's parent. Also, included in notes payable at March 31, 1996, and December 31, 1995, is a $3 million, 12 percent interest bearing note dated April 1, 1995, which is payable to Holding's parent. This note was issued to repurchase 1,999,334 shares of

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

6.  DEBT FACILITIES -- (CONTINUED)

common stock. As part of NHP's acquisition of the Company on April 1, 1996, these notes were paid-off by NHP and both the Company's obligation and interest payable for the period January 1, 1996, to March 31, 1996, were forgiven.

     On May 1, 1997, the Company entered into a $35 million revolving line of credit which will be principally drawn for purposes of originating loans. The warehouse advances are secured by mortgage loans held for sale and are required to be repaid upon sale of the mortgage loans. The interest rate on the warehouse advances is 3/4 percent to the extent compensating balances are maintained or is equal to the Euro-Rate plus 3/4 percent for amounts borrowed in excess of the compensating balances. Interest is payable monthly. The facility can also be used for principal and interest advances and working capital purposes with credit limits of $2.5 million to $5.0 million respectively. The interest rate on the principal and interest advances and working capital portion of the facility are 1.5% and 2.0% to the extent compensating balances are maintained or the Euro-Rate plus 1.5% or 2% for amounts borrowed in excess of the compensating balances, respectively. Interest is payable monthly. The maximum principal amount that may be borrowed under the three different facilities is $35 million. There were no borrowings under this facility as of June 30, 1997.

     The Company has also established a letter of credit of $4,400,000, $4,200,000 and $3,800,000 on behalf of Fannie Mae for the DUS program as of June 30, 1997, December 31, 1996 and 1995, respectively. This letter of credit is secured by cash equivalents and mortgage-backed securities with a market value of $5,260,164, $5,091,568 and $4,911,452 as of June 30, 1997, December 31, 1996,
and 1995, respectively.

     The Company's debt agreements require the maintenance of certain financial ratios relating to liquidity, leverage, working capital, and net worth among other restrictions, all of which were met at June 30, 1997.

     Following is certain information relating to the Company's various credit agreements for the period January 1, 1997 to June 30, 1997, April 1, 1996, to December 31, 1996, January 1, 1996, to March 31, 1996, and for the year ended December 31, 1995.




                                                      AVERAGE        MAXIMUM      INTEREST       AVERAGE
                                     BALANCE AT       BALANCE        BALANCE       RATE AT      INTEREST
                                      JUNE 30,      OUTSTANDING    OUTSTANDING    JUNE 30,     RATE DURING
                                        1997        FOR PERIOD     FOR PERIOD       1997         PERIOD
                                    ------------    -----------    -----------   -----------   -----------
                                    (UNAUDITED)     (UNAUDITED)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
$150 million warehouse line......   $ 20,870,491    $43,268,564    $55,667,089       .75%          .75%
$10 million servicing loan.......      5,961,745      6,086,745      6,211,745       3.0%          3.0%

                                                                                  INTEREST
                                                      AVERAGE        MAXIMUM       RATE AT       AVERAGE
                                     BALANCE AT       BALANCE        BALANCE      DECEMBER      INTEREST
                                    DECEMBER 31,    OUTSTANDING    OUTSTANDING       31,       RATE DURING
                                        1996        FOR PERIOD     FOR PERIOD       1996         PERIOD
                                    ------------    -----------    -----------   -----------   -----------
$150 million warehouse line......   $ 39,924,736    $43,326,846    $52,885,171       1.0%          1.2%
$15 million warehouse line.......             --      3,764,825      7,100,000       1.5%          1.5%
$10 million servicing loan.......      6,211,745      8,884,286      9,959,731       3.0%          3.2%

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

6.  DEBT FACILITIES -- (CONTINUED)

                                                      AVERAGE        MAXIMUM      INTEREST       AVERAGE
                                     BALANCE AT       BALANCE        BALANCE       RATE AT      INTEREST
                                     MARCH 31,      OUTSTANDING    OUTSTANDING    MARCH 31,    RATE DURING
                                        1996        FOR PERIOD     FOR PERIOD       1996         PERIOD
                                    ------------    -----------    -----------   -----------   -----------
$80 million warehouse line.......   $ 12,054,363    $33,669,834    $50,944,777       1.5%          1.5%
$15 million warehouse line.......      1,927,000      2,929,086     10,965,000       1.5%          1.5%
$10 million servicing acquisition
  line...........................      6,412,764      6,440,414      6,439,114       3.5%          3.5%

                                                                                  INTEREST
                                                      AVERAGE        MAXIMUM       RATE AT       AVERAGE
                                     BALANCE AT       BALANCE        BALANCE      DECEMBER      INTEREST
                                    DECEMBER 31,    OUTSTANDING    OUTSTANDING       31,       RATE DURING
                                        1995        FOR PERIOD     FOR PERIOD       1995         PERIOD
                                    ------------    -----------    -----------   -----------   -----------
$80 million warehouse line.......   $ 31,830,868    $26,194,661    $96,766,452       2.0%          2.0%
$15 million warehouse line.......             --      2,393,356      9,105,000       1.6%          1.6%
$10 million servicing acquisition
  line...........................      6,439,114      6,663,245      7,061,301       3.5%          3.5%

7.  SERVICING RIGHTS:

     The activity for servicing rights consists of the following:




                                   FOR THE PERIOD       FOR THE PERIOD        FOR THE PERIOD
                                 JANUARY 1, 1997 TO    APRIL 1, 1996 TO     JANUARY 1, 1996 TO       YEAR ENDED
                                   JUNE 30, 1997       DECEMBER 31, 1996      MARCH 31, 1996      DECEMBER 31, 1995
                                 ------------------    -----------------    ------------------    -----------------
                                 (UNAUDITED)
Beginning balance, net........      $ 22,460,014          $ 8,477,403           $8,465,663           $ 8,099,539
     Increase due to
       acquisition............                --           10,657,597                   --                    --
     Purchases................         1,533,778            3,727,581              332,569             2,470,149
     Originations.............         1,135,455            2,659,529              150,088                    --
     Sale.....................                --                   --                   --                (7,485)
     Amortization.............        (2,208,095)          (3,062,096)            (470,917)           (2,096,540)
     Impairment loss..........                --                   --                   --                    --
                                    ------------          -----------           ----------           -----------
Ending balance, net...........      $ 22,921,152          $22,460,014           $8,477,403           $ 8,465,663
                                    ============          ===========           ==========           ===========

     The fair value of the mortgage servicing rights was approximately $43.2 million at June 30, 1997. This estimated fair value presented herein is not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions, valuation methodologies or both may have a material effect on the estimates of fair value. The fair value estimate presented herein is based on pertinent information available as of June 30, 1997. During 1995, Washington Mortgage Financial received capitalized servicing from WMF/Huntoon with a book value of $137,545. Washington Mortgage Financial reduced the investment in WMF/Huntoon by this amount and recognized no gain or loss on the transfer.

8.  LOAN ADMINISTRATION:

     The Company's portfolio of mortgage loans serviced for institutional investors aggregated approximately $7.5 billion, $6.2 billion, $4.5 billion, and $4.4 billion at June 30, 1997, December 31, 1996, March 31, 1996, and December 31, 1995, respectively. Included in the Company's portfolio are approximately $7.0 billion, $5.8 billion, $4.1 billion, and $3.9 billion of multifamily and commercial loans, and $511 million, $396 million, $413 million, and $515 million in construction loans at June 30, 1997, December 31, 1996, March 31, 1996, and December 31, 1995, respectively.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

8.  LOAN ADMINISTRATION -- (CONTINUED)

     The principal balances of mortgage loans serviced for others are summarized by investor as follows:

                          JUNE 30, 1997             DECEMBER 31, 1996            MARCH 31, 1996             DECEMBER 31, 1995
                    -------------------------   -------------------------   -------------------------   -------------------------
                                   UNPAID                      UNPAID                      UNPAID                      UNPAID
                     NUMBER      PRINCIPAL       NUMBER      PRINCIPAL       NUMBER      PRINCIPAL       NUMBER      PRINCIPAL
                    OF LOANS      BALANCE       OF LOANS      BALANCE       OF LOANS      BALANCE       OF LOANS      BALANCE
                    --------   --------------   --------   --------------   --------   --------------   --------   --------------
                           (UNAUDITED)
Investor:
 Federal National
   Mortgage
   Association....      326    $1,424,383,978       299    $1,305,976,298       283    $1,146,884,992       240    $  956,431,808
 Government
   National
   Mortgage
   Association....      360     1,460,499,243       318     1,275,179,590       250       837,769,000       246       816,996,796
 Federal Home Loan
   Mortgage
   Corporation....      220       211,056,933       248       245,697,852       306       277,964,249       323       287,110,622
 Other
   investors......    1,749     4,415,424,245     1,271     3,374,584,096       977     2,257,563,518     1,008     2,352,289,428
                     ------    --------------     -----    --------------     -----    --------------     -----    --------------
Total loans
 serviced for
 others...........   $2,655     7,511,364,399     2,136    $6,201,437,836     1,816    $4,520,181,759     1,817    $4,412,828,654
                     ======    ==============     =====    ==============     =====    ==============     =====    ==============

     The Company's mortgage servicing portfolio has the following geographic and interest rate concentrations based on the book value of the servicing rights as of December 31, 1996:

                                                                           DECEMBER 31,
                                                                               1996
                                                                           ------------
        STATE:
             New York...................................................       11.2%
             Texas......................................................       11.9%
             Other......................................................       76.9%
                                                                               ----
                                                                                100%
                                                                               ====
        INTEREST RATE:
             Less than 7.5%.............................................       23.2%
             7.5% to 9.49%..............................................       71.4%
             greater than 9.49%.........................................        5.4%
                                                                               ----
                                                                                100%
                                                                               ====

     In connection with the construction loan portfolio, the Company makes certain advances. On FHA insured construction loans, the Company advances construction funds pending security holder purchases. Such advances amounted to $3,945,592, $4,240,193, $2,629,879, and $2,456,826 at June 30, 1997, December
31, 1996, March 31, 1996, and December 31, 1995, respectively. The Company is obligated to advance approximately another $249 million, $258 million and $212 million on construction loans administered at June 30, 1997, December 31, 1996, and December 31, 1995, respectively. These construction advances are subsequently funded by the respective investors.

     In addition, the Company makes voluntary advances under certain of its servicing agreements pending receipt from the mortgagors. Such advances amounted to $2,277,849, $2,012,440, $3,720,228 and $2,795,796 at June 30, 1997, December
31, 1996, March 31, 1996, and December 31, 1995, respectively.

     Related escrow funds of approximately $270 million, $228 million, $203 million and $207 million at June 30, 1997, December 31, 1996, March 31, 1996, and December 31, 1995, respectively, are on deposit in

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

8.  LOAN ADMINISTRATION -- (CONTINUED)

escrow bank accounts and are not included in the accompanying consolidated balance sheet. As of June 30, 1997, the Company carried blanket bond insurance coverage of $7.5 million and errors and omissions insurance coverage in the amount of $12.5 million.

     The Company bears the Level I risk of loss associated with the loans it services under the Fannie Mae DUS program. The Level I risk of loss imposes a lender deductible of 5 percent of the unpaid principal balance and limits the maximum loss to 20 percent of the original mortgage. The unpaid principal balance of the Fannie Mae DUS loan servicing portfolio was approximately $815 million, $776 million, $647 million, and $648 million at June 30, 1997, December 31, 1996, March 31, 1996, and December 31, 1995, respectively. The DUS loans are secured by first liens on the underlying multifamily properties. The Company's portfolio includes one state (Texas) comprising over 10 percent of the total portfolio. No other state comprises over 10 percent of the portfolio. One Fannie Mae DUS loan with an unpaid principal balance of approximately $2.5 million was foreclosed upon in 1995. The Company satisfied its servicing responsibilities and the loan was assigned to Fannie Mae. No Fannie Mae DUS loans were delinquent as of June 30, 1997, December 31, 1996, March 31, 1996 and December 31, 1995. The Company has provided a reserve for losses of $4,849,000, $4,395,749, $3,426,921, and $3,141,578 as of June 30, 1997, December 31, 1996, March 31,
1996, and December 31, 1995, respectively. This reserve represents management's estimate of losses which may be incurred on loans underwritten to date that are currently being serviced. This reserve is assessed monthly and is based on current market conditions.

     Activity in the allowance for losses is summarized as follows:





                                        FOR THE PERIOD        FOR THE PERIOD        FOR THE PERIOD
                                      JANUARY 1, 1997 TO     APRIL 1, 1996, TO    JANUARY 1, 1996 TO      YEAR ENDED
                                           JUNE 30,            DECEMBER 31,            MARCH 31,         DECEMBER 31,
                                             1997                  1996                  1996                1995
                                      -------------------    -----------------    -------------------    ------------
                                          (UNAUDITED)
Balance, beginning of period.......       $ 4,395,749           $ 3,426,921           $ 3,141,578         $2,621,264
     Provisions for possible loan
       servicing losses............           453,251               968,828               285,343            856,462
     Charge-off on Level I Risk for
       foreclosed loans............                --                    --                    --           (336,148)
                                          -----------           -----------           -----------         ----------
Balance, end of period.............       $ 4,849,000           $ 4,395,749           $ 3,426,921         $3,141,578
                                          ===========           ===========           ===========         ==========

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

9.  INCOME TAXES:

     Income tax expense for the period January 1, 1997 to June 30, 1997, April 1, 1996, to December 31, 1996, January 1, 1996 to March 31, 1996, and the year ended December 31, 1995, was $606,293, $1,144,122, $840,431, and $799,871,
respectively, which consisted of $72,755, $143,015, $226,748, and $259,871 in state taxes and $533,538, $1,001,107, $613,683, and $540,000 in Federal taxes, respectively. The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.



                                               JUNE 30,      DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                                 1997            1996            1996            1995
                                              -----------    ------------    ------------    ------------
                                              (UNAUDITED)
Deferred tax assets:
     Book reserve for loan servicing
       portfolio losses....................   $ 1,939,600    $  1,758,300    $  1,370,768     $1,068,000
     Losses on investment in Beverly.......            --              --         351,000        111,000
                                              -----------    ------------    ------------     ----------
          Total gross deferred tax
            assets.........................     1,939,600       1,758,300       1,721,768      1,179,000
Less -- Valuation allowance................            --              --      (1,037,751)      (581,000)
                                              -----------    ------------    ------------     ----------
          Net deferred tax assets..........     1,939,600       1,758,300         684,017        598,000
Deferred tax liabilities:
     Furniture and equipment, principally
       due to differences in
       depreciation........................       (26,719)        (16,465)        (13,452)       (12,000)
     Originated mortgage servicing
       rights..............................    (1,413,329)     (1,053,125)        (41,684)            --
     Purchased servicing rights,
       principally due to purchase price
       adjustments.........................    (3,525,737)     (3,830,239)       (628,881)      (586,000)
     Other.................................            --         (42,356)             --             --
                                              -----------    ------------    ------------     ----------
          Total gross deferred tax
            liabilities....................    (4,965,785)     (4,942,185)       (684,017)      (598,000)
                                              -----------    ------------    ------------     ----------
          Net deferred tax liabilities.....   $(3,026,185)   $ (3,183,885)   $         --     $       --
                                              ===========    ============    ============     ==========

     The differences between the effective income tax rates and the Federal statutory income tax rates are as follows:




                                      FOR THE PERIOD        FOR THE PERIOD        FOR THE PERIOD        YEAR ENDED
                                    JANUARY 1, 1997 TO     APRIL 1, 1996 TO     JANUARY 1, 1996 TO     DECEMBER 31,
                                      MARCH 31, 1997       DECEMBER 31, 1996      MARCH 31, 1996           1995
                                    -------------------    -----------------    -------------------    ------------
                                        (UNAUDITED)
Federal income tax rate..........            35%                   35%                   35%                34%
State income tax rate............             5                     5                     5                  5
Valuation allowance..............            --                    --                    25                 12
Goodwill amortization............            17                    10                     8                 --
                                             --                    --                    --                 --
Effective income tax rate........            57%                   50%                   73%                51%
                                             ==                    ==                    ==                 ==

     Prior to April 1, 1996, a valuation allowance equal to the deferred tax asset was established due to the uncertainty surrounding the Company's ability to generate sufficient taxable income in future years to realize such assets. As a result of the acquisition of the Company by NHP, management believes that the valuation

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

9.  INCOME TAXES -- (CONTINUED)

allowance is no longer necessary because of the deferred tax liabilities generated and the projected economies of scale from the Company's acquisitions.

     The Company had no net operating loss carryforwards available to offset future income as of June 30, 1997, December 31, 1996, March 31, 1996, and December 31, 1995.

10.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company is obligated under noncancelable leases for office space, furniture and equipment. Minimum future lease payments are as follows as of June 30, 1997.

                                      YEAR
        ----------------------------------------------------------------
        1997 (remaining six months).....................................   $  659,132
        1998............................................................    1,139,104
        1999............................................................    1,135,468
        2000............................................................    1,055,866
        2001............................................................      351,146
        Thereafter......................................................    1,091,283
                                                                           ----------
             Total......................................................   $5,431,999
                                                                            =========

     Rent expense was approximately $798,000, $975,000, $230,000, and $922,000 in the period January 1, 1997 to June 30, 1997, April 1, 1996, to December 31, 1996, January 1, 1996, to March 31, 1996, and the year ended December 31, 1995.

  LOAN COMMITMENTS

     At June 30, 1997, December 31, 1996, and December 31, 1995, the Company had floating rate commitments outstanding to originate approximately $49,325,000, $8,048,000 and $53,190,000, respectively, in multifamily and commercial mortgage loans and mandatory delivery commitments in the amount of approximately $12,385,300, $48,210,000 and $32,462,000, respectively, to cover the Company's origination commitments and loans held for sale.

  LITIGATION

     The Company is involved in litigation related to the normal course of business. Management is of the opinion that the litigation will not have a material adverse impact on the Company's financial position or operating results. No amounts have been accrued because the loss, if any, cannot be reasonably estimated.

     One of the Company's previous subsidiaries, Vienna Mortgage Corporation ("VMC"), was involved in a dispute with the FDIC over a terminated servicing agreement in 1991. The Company settled a judgment for the FDIC by paying $550,000 on behalf of VMC in 1995. The Company has no further liability in this matter.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

10.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

  EMPLOYEE BENEFIT PLANS

     The Company has initiated a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees may contribute to the plan up to 15 percent of their salary up to the maximum allowable by the Internal Revenue Code. The Company will match employee contributions at 50 percent for an amount up to 5 percent of each employee's salary. Company contributions vest 20 percent after the first year of employment and an additional 20 percent in each subsequent year until fully vested in the fifth year. Contributions by the Company were approximately $96,797, $75,360, $18,840, and $97,000 for the period January 1, 1997 to June 30, 1997, April 1, 1996, to December 31, 1996, January 1, 1996, to March 31, 1996, and the year ended December 31, 1995, respectively.

11.  DUE FROM (TO) AFFILIATES:

     As of December 31, 1995, the Company had advanced funds of $1,085,795 to Beverly. The Company collected $485,670 in 1996, and wrote the remainder of the receivable off resulting in a $600,125 loss in 1996.

     As of December 31, 1996, the Company has accrued in other liabilities, approximately $3.4 million payable to NHP as NHP funded the purchase of Proctor on January 2, 1997. The $872,000 of due to affiliate as of December 31, 1996, represents a payable to NHP for taxes paid on behalf of the Company. As of June 30, 1997 the $3.4 million payable to NHP has been reclassified into due to affiliate as NHP funded the purchase of Proctor on January 2, 1997. Also in due to affiliate as of June 30, 1997 is $4.6 million which is due to NHP as NHP funded the purchase of Askew (See Note 15) in April 1997 on behalf of the Company. The remaining $1.1 million in due to affiliate as of June 30, 1997 represents a payable to NHP for taxes paid on behalf of the Company in addition to interest incurred and payable to NHP related to these fundings by NHP.

12.  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS:

     SFAS No. 107 requires that the Company disclose estimated fair values for its financial instruments. The basic assumptions used and the estimates disclosed in the fair value balance sheets represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

12.  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

     Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Company would realize in a market transaction. The following fair value balance sheet does not represent an estimate of the overall market value of the Company as a going concern, which would take into account future business opportunities.

                          JUNE 30, 1997             DECEMBER 31, 1996            MARCH 31, 1996             DECEMBER 31, 1995
                    -------------------------   -------------------------   -------------------------   -------------------------
                     CARRYING        FAIR        CARRYING        FAIR        CARRYING        FAIR        CARRYING        FAIR
                       VALUE         VALUE         VALUE         VALUE         VALUE         VALUE         VALUE         VALUE
                    -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                           (UNAUDITED)
Assets:
   Cash, cash
     equivalents,
     and restricted
     cash
     equivalents... $ 7,676,293   $ 7,676,293   $ 7,794,593   $ 7,794,593   $ 6,358,463   $ 6,358,463   $ 6,060,153   $ 6,060,153
   Mortgage-backed
     securities....   3,880,149     3,878,210     3,909,863     3,898,019     3,888,488     3,950,804     3,892,805     3,988,943
   Mortgage loans
     held for
     sale..........  21,645,878    21,645,878    40,262,782    40,262,782    23,116,296    23,116,296    32,461,676    32,461,676
   Servicing
     rights........  22,921,152    43,189,982    22,460,014    28,549,292     8,477,403    19,135,431     8,465,663    15,400,381
Liabilities:
   Warehouse line
     of credit.....  20,870,491    20,870,491    39,924,736    39,924,736    22,660,974    22,660,974    31,830,868    31,830,868
   Servicing
     acquisition
     line of
     credit........   5,961,745     5,961,745     6,211,745     6,211,745     6,412,764     6,412,764     6,439,114     6,439,114
   Notes payable...          --            --            --            --     5,034,000     5,034,000     5,034,000     5,034,000
Off-balance sheet
 instruments:
   Commitments to
     extend
     credit........          --            --            --            --            --            --            --            --

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

  CASH, CASH EQUIVALENTS, AND RESTRICTED CASH EQUIVALENTS

     For cash, cash equivalents, and restricted cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instruments and their expected realization.

  MORTGAGE-BACKED SECURITIES

     The fair value of the mortgage-backed securities is estimated based on bid quotations received from securities dealers.

  MORTGAGE LOANS HELD FOR SALE

     For mortgage loans held for sale, fair value was estimated based on outstanding commitments from investors or current inventory yield requirements calculated on an aggregate basis.

  SERVICING RIGHTS

     The estimated fair value was determined using a discounted cash flow valuation model incorporating prepayment, default, cost to service, and interest rate assumptions of the underlying loans.

  WAREHOUSE LINE OF CREDIT AND SERVICING ACQUISITION LINE OF CREDIT

     The estimated fair value of the warehouse line of credit and servicing acquisition line of credit, both of which are short-term liabilities, approximates their carrying values.

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

12.  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

  NOTES PAYABLE

     The estimated fair value of the notes payable approximates their carrying values as the notes were paid off on April 1, 1996, at carrying value.

  COMMITMENTS TO EXTEND CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

13.  BALANCE SHEET CLASSIFICATION:

     The Company prepares its consolidated balance sheet using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified presentation would have aggregated current assets, current liabilities, and net working capital as follows:



                                          JUNE 30,      DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                            1997            1996            1996            1995
                                         -----------    ------------    ------------    ------------
                                         (UNAUDITED)
    Current assets....................   $32,074,093    $ 51,343,755    $ 34,361,555    $ 41,740,490
    Current liabilities...............    34,967,647      52,762,432      30,214,856      38,907,624
                                         -----------    ------------    ------------    ------------
    Net working capital...............   $(2,893,554)   $ (1,418,677)   $  4,146,699    $  2,832,866
                                         ===========    ============    ============    ============

14.  PRO FORMA PRESENTATION (UNAUDITED):

     The unaudited pro forma income statement has been presented to reflect results of operations for the twelve months ended December 31, 1996 as if the acquisition of Holdings by NHP had occurred on January 1, 1996. The adjustments to the period April 1, 1996, to December 31, 1996, include (1) income from January 1, 1996, through March 31, 1996, of the acquired entity, and (2) an additional three months of amortization of the purchase accounting adjustments for the period January 1, 1996, through March 31, 1996. The following table summarizes these pro forma adjustments:

                                                      HISTORICAL
                                              --------------------------
                                                FOR THE        FOR THE                       PRO FORMA
                                                 PERIOD         PERIOD                          FOR
                                                APRIL 1,      JANUARY 1,                      THE YEAR
                                                1996 TO        1996 TO      THREE MONTHS       ENDED
                                              DECEMBER 31,    MARCH 31,      ADDITIONAL     DECEMBER 31,
                                                  1996           1996       AMORTIZATION        1996
                                              ------------    ----------    ------------    ------------
Revenue....................................   $ 23,473,169    $6,827,942     $       --     $ 30,301,111
                                              ------------    ----------    ------------    ------------
Amortization/Depreciation..................      3,981,704       551,495        575,647        5,108,846
Other expenses.............................     18,336,300     5,971,238             --       24,307,538
                                              ------------    ----------    ------------    ------------
     Total expenses........................     22,318,004     6,522,733        575,647       29,416,384
                                              ------------    ----------    ------------    ------------
     Net income............................   $  1,155,165    $  305,209     $ (575,647)    $    884,727
                                              ============    ==========     ==========     ============

                       THE WMF GROUP, LTD. AND SUBSIDIARY
           (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
 AS OF JUNE 30, 1997 (UNAUDITED), DECEMBER 31, 1996, JUNE 30, 1996 (UNAUDITED),
                     MARCH 31, 1996, AND DECEMBER 31, 1995

15. SUBSEQUENT EVENTS ON APRIL 21, 1997, MAY 5, 1997, MAY 9, 1997 AND RETROACTIVE APPLICATION OF STOCK SPLIT (OCTOBER 3, 1997):

     Apartment Investment and Management Company ("AIMCO"), a wholly-owned subsidiary of AIMCO and NHP have entered into an Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement") pursuant to which the AIMCO subsidiary will, subject to the terms and conditions provided in the Merger Agreement, merge with and into NHP (the "Merger"), thereby making NHP, as the surviving corporation, a wholly-owned subsidiary of AIMCO (the "Surviving Corporation"). In addition, AIMCO purchased 51 percent of the shares of NHP Common Stock on May 5, 1997 pursuant to a stock purchase agreement among AIMCO, Demeter Holdings Corporation and Capricorn Investors, L.P. ("Capricorn"). AIMCO required that a rights distribution occur as a condition to the Merger. On May 9, 1997, NHP distributed to each holder of record of NHP Common Stock at the close of business on May 2, 1997, one right (a "Right") for each outstanding share of NHP Common Stock (the "Rights Distribution"). Each Right entitles the holder to receive from the Company, or any successor thereof, a distribution (the "Share Distribution" and, with the Rights Distribution, the "Distribution") of one-third of a share of Company Common Stock, subject to the terms of a Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement") between NHP, the Company and The First National Bank of Boston, as Rights Agent. The Rights distributed on May 9, 1997 are evidenced by the certificates of NHP Common Stock then outstanding. NHP Common Stock issued after May 9, 1997 and prior to the Maturity Time (as defined below) will have a legend and reference to the Rights Agreement. Subject to certain conditions, the Rights will mature at the earlier of (I) the effective time of the Merger (as defined below) and
(ii) December 1, 1997 (such time being referred to as the "Maturity Time"). Capricorn Investors II, L.P., whose general partner is managed by the person who controls the general partner of Capricorn, has entered into a commitment pursuant to which it would, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, purchase 546,448 shares of Company common stock at the time of the Share Distribution for a price of $9.15 per share. The Merger Agreement requires NHP to contribute to the Company an amount equal to NHP's Free Cash Flow (as defined) since February 1, 1997 to the extent such amount exceeds Merger transaction costs.

     Pursuant to the Rights Agreement, NHP will distribute all of the issued and outstanding shares of the Company's Common Stock held by NHP to holders of Rights as governed by the Rights Agreement ("Share Distribution"). NHP Stockholders will receive cash in respect of fractional shares of Company Common Stock that would otherwise be distributed at the rate of $9.15 per sharer of Company Common Stock. The NHP stockholders will not be required to pay any consideration for the shares of Company Common Stock they receive in the Share Distribution. The Company's Board of Directors has approved a stock split of approximately 789.94 per share. In addition, the Company's Board of Directors has approved the issuance of additional shares to NHP immediately prior to the Share Distribution so that the number of shares of the Company Common Stock held by NHP at the time of the Share Distribution is equal to exactly one-third of the issued and outstanding shares of NHP Common Stock at such time. The split has been applied retroactively to all periods presented.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

     The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

        Securities and Exchange Commission registration fee...............  $  6,964
        Nasdaq Fees.......................................................  $ 32,745
        Printing Expense*.................................................  $185,000
        Accounting Fees and Expenses*.....................................  $223,000
        Legal Fees and Expenses*..........................................  $200,000
        Miscellaneous*....................................................  $ 27,290
                                                                            --------
                  Total*..................................................  $675,000
                                                                            ========

        -----------------------
        * Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

     Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Article Seventh of the Company's Restated Certificate of Incorporation and
Article VI, Section 1 of the Company's By-laws, each of which has been filed as an exhibit to this Information Statement/Prospectus and each of which is incorporated herein by reference, provide in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.  EXHIBITS

     See index to exhibits at E-1.

ITEM 17.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF VIENNA, COMMONWEALTH OF VIRGINIA, ON THE 30TH DAY OF OCTOBER, 1997.


                                         THE WMF GROUP, LTD.

                                          By:    /s/ MICHAEL D. KETCHAM

                                            ------------------------------------
                                            Name: Michael D. Ketcham
                                            Title: Senior Vice President and
                                              Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



               SIGNATURE                               TITLE                      DATE
----------------------------------------   ----------------------------------------------------
                   *                           Chairman of the Board           October 30, 1997
----------------------------------------
        J. RODERICK HELLER, III

                   *                       Director, President and Chief       October 30, 1997
----------------------------------------         Executive Officer
           SHEKAR NARASIMHAN

                   *                                  Director                 October 30, 1997
----------------------------------------
        MOHAMMED A. AL-TUWAIJRI

                   *                                  Director                 October 30, 1997
----------------------------------------
             TIM R. PALMER

                   *                                  Director                 October 30, 1997
----------------------------------------
             JOHN D. REILLY

                   *                           Senior Vice President           October 30, 1997
----------------------------------------           and Treasurer
           MICHAEL D. KETCHAM              (principal financial officer)

                   *                                 Controller                October 30, 1997
----------------------------------------   (principal accounting officer)
         MATHEW J. WHELAN, III

      *By: /s/ MICHAEL D. KETCHAM
----------------------------------------
           MICHAEL D. KETCHAM
            ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                          DESCRIPTION
-----------   ------------------------------------------------------------------------------------
  2.1         --   Rights Agreement dated as of April 21, 1997 by and between NHP Incorporated,
                   NHP Financial Services, Ltd. and The First National Bank of Boston (1).
  3.1*        --   Restated Certificate of Incorporation of The WMF Group, Ltd.
  3.2*        --   By-laws of The WMF Group, Ltd.
  3.3         --   Amendment to the Company's Restated Certificate of Incorporation.
  4.1         --   Form of certificate representing shares of Common Stock of The WMF Group, Ltd.
  5           --   Opinion of Wilmer, Cutler & Pickering regarding legality of securities being offered dated October 30, 1997.
  8           --   Tax Opinion of Wilmer, Cutler & Pickering, dated October 30, 1997.
 10.1*        --   Mortgage Selling and Servicing Contract between Fannie Mae and the Company, dated December 21, 1990.
 10.2*        --   Delegated Underwriting and Servicing Addendum to Mortgage Selling and Servicing
                   Contract between Fannie Mae and the Company, dated as of March 1, 1994.
 10.3*        --   Delegated Underwriting and Servicing Master Loss Sharing Agreement between
                   Fannie Mae and the Company, dated as of March 1, 1994.
 10.4*        --   Delegated Underwriting and Servicing Reserve Agreement among Fannie Mae, State
                   Street Bank and Trust Company and the Company, dated as of June 4, 1996.
 10.5*        --   Credit and Security Agreement between the Company, WMF/Huntoon and Residential
                   Funding Corporation, dated as of June 14, 1996.
 10.6*        --   First Amendment to Credit and Security Agreement between the Company,
                   WMF/Huntoon, Page Associates Limited and Residential Funding Corporation, dated as of August 8, 1996.
 10.7*        --   Second Amendment to Credit and Security Agreement between the Company,
                   WMF/Huntoon, Page Associates Limited and Residential Funding Corporation, dated as of December 20, 1996.
 10.8*        --   Third Amendment to Credit and Security Agreement between the Company,
                   WMF/Huntoon, Page Associates Limited and Residential Funding Corporation, dated as of May 12, 1997.
 10.9*        --   Warehouse Promissory Note between the Company, WMF/Huntoon, Page Associates
                   Limited and Residential Funding Corporation, dated June 14, 1996.
 10.10*       --   Term Loan Promissory Note between the Company, WMF/Huntoon, Page Associates
                   Limited and Residential Funding Corporation, dated June 14, 1996.
 10.11*       --   Servicing Facility Promissory Note between the Company, WMF/Huntoon, Page
                   Associates Limited and Residential Funding Corporation, dated June 14, 1996.
 10.12*       --   Waiver of Section 2.1(b)(5) of the Warehousing Credit and Security Agreement by
                   Residential Funding Corporation, dated February 27, 1997.
 10.13*       --   Letter Agreement dated October 25, 1996 between Washington Mortgage Financing
                   Group and Michael D. Ketcham.
 10.14        --   Key Employee Incentive Plan.
 10.15        --   Key Employee Incentive Award Agreement.
 10.16        --   Key Employee Referral Compensation Plan.
 10.17        --   Employee Stock Purchase Plan.
 11*          --   Statement re computation of per share earnings.
 16*          --   Letter re change in certifying accountant.
 21*          --   Subsidiaries of the registrant.
 23.1         --   Consent of Wilmer, Cutler & Pickering contained in Exhibits 5 and 8 hereto.
 23.2         --   Consent of Arthur Andersen LLP, independent certified public accountants.
 23.3         --   Consent of KPMG Peat Marwick LLP, independent certified public accountants.
 23.4**       --   Consent of Michael R. Eisenson to be named as a director.
 23.5**       --   Consent of Herbert S. Winokur, Jr. to be named as a director.
 24**         --   Power of attorney for the Company (included in signature page of registration statement).
27*           --   Financial data schedule.


---------------
(1) Incorporated by reference to Exhibit 2.2 to Current Report on Form 8-K of NHP Incorporated filed April 24, 1997.

 * Incorporated by reference to the registration statement on Form 10 previously filed by the registrant on August 4, 1997.


**  Previously filed.


                                       E-1